UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

Beckman Coulter, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 13, 2009

Dear Stockholder:

I am pleased to invite you to join us at our Annual Meeting of Stockholders to be held on Thursday, April 23, 2009, at 10:00 a.m. Eastern Time at our offices located at 11800 S.W. 147th Avenue, Miami, Florida 33196.

At this year’s meeting, in addition to the election of four directors nominated by the Board of Directors, you will be asked to ratify the appointment of KPMG LLP as Beckman Coulter’s independent auditor for fiscal year 2009 and to amend our 2007 Long-Term Performance Plan. Attached are a Notice of Meeting and Proxy Statement that contains further information about these items, as well as specific details of the meeting. We also have enclosed a copy of our Annual Report on Form 10-K for fiscal year 2008.

This year, we are pleased to be using the new Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders a notice instead of a paper copy of our Proxy Statement and 2008 Annual Report. The notice contains instructions on how to access these documents over the Internet. The notice also contains instructions on how stockholders can receive a paper copy of our proxy materials, including this proxy statement, our 2008 Annual Report and a form of proxy card. We believe this new process will conserve natural resources and reduce the costs to print and distribute our proxy materials. All stockholders who do not receive a notice will receive a paper copy of the proxy materials by mail.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote by proxy over the Internet, by telephone or by mail, which will ensure your representation at the Annual Meeting regardless of whether you attend in person.

Your Board of Directors and management are committed to the continued success of Beckman Coulter and the enhancement of your investment. We appreciate your confidence and support and look forward to seeing you at the Annual Meeting.

Sincerely,

Scott Garrett
Chairman of the Board, President and Chief Executive Officer

Fullerton, California

BECKMAN COULTER, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	10:00 a.m. Eastern Time on Thursday, April 23, 2009

Place:	11800 S.W. 147th Avenue, Miami, Florida 33196

Items of Business:	1. Elect Peter B. Dervan, Scott Garrett, Susan R. Nowakowski and Glenn S. Schafer as directors to hold office for three-year terms (Proposal 1).

2. Ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s independent auditor for fiscal year 2009 (Proposal 2).

3. Amend the 2007 Long-Term Incentive Plan (Proposal 3).

4. Conduct such other business as may properly come before the meeting.

Adjournments and Postponements:	Any action on the items of business described above may be considered at the Annual Meeting at the time and date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote only if you were a Beckman Coulter stockholder at the close of business on February 23, 2009.

Meeting Admission:

Only persons with evidence of stock ownership or who are guests of the Company may attend the Annual Meeting. If shares are registered in your name, you must bring the admission ticket attached to your proxy card or provide other satisfactory proof of ownership before you will be admitted to the meeting. If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or other nominee or your most recent brokerage account statement that confirms you are the beneficial owner of those shares.

If you plan to attend, please be sure to mark the box provided on the proxy card or indicate your attendance when prompted during your Internet or telephone submission. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Recommendation:	The Board of Directors recommends that you vote FOR Proposals 1, 2 and 3.

Voting:	You may vote your proxy by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed return envelope. Or, you can vote over the telephone or the Internet as described on the enclosed proxy card.

The Proxy Statement and Annual Report on Form 10-K are available at www.envisionreports.com/bec.

Your vote is important. Whether or not you expect to attend the meeting, we urge you to submit your proxy promptly to assure that a quorum is present. Thank you for your attention to this important matter.

By Order of the Board of Directors,

Arnold A. Pinkston

Senior Vice President, General Counsel and Secretary

March 13, 2009

Fullerton, California

i

BECKMAN COULTER, INC.

4300 N. Harbor Blvd., Box 3100

Fullerton, California 92834-3100

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 23, 2009

SOLICITATION

This Proxy Statement is sent to you in connection with the solicitation of proxies by the Board of Directors of Beckman Coulter, Inc., a Delaware corporation (“Company,” “Beckman Coulter,” “we,” “us” and “our”), to be voted at our 2009 Annual Meeting of Stockholders. The Annual Meeting will be held on Thursday, April 23, 2009 at 10:00 a.m. Eastern Time at our offices at 11800 S.W. 147th Avenue, Miami, Florida 33196. You are invited to attend the Annual Meeting, and we request that you vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or vote via internet or telephone. A live audio webcast of the meeting will be available at www.beckmancoulter.com. The meeting webcast also will be archived and available for replay.

The Company intends to mail this Proxy Statement, the accompanying proxy card and the Annual Report on Form 10-K on or about March 13, 2009 to stockholders of record entitled to vote at the Annual Meeting.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. Our Board of Directors has designated Robert G. Funari and Glenn S. Schafer as the Company’s proxy holders. By completing and returning the enclosed proxy card, you are authorizing Mr. Funari and Mr. Schafer to vote your shares in the manner you indicate on your proxy card. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxies. If you do not give a contrary direction, your shares will be voted as recommended by the Board of Directors.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials this year instead of a paper copy of the proxy materials?

This year, we are pleased to be using the new Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders a notice about the Internet availability of the proxy materials instead of a paper copy. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and request a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice. In addition, the notice contains instructions on how stockholders request proxy materials in printed form by mail or electronically on an ongoing basis.

BEC 2009 NOTICE & PROXY STATEMENT	1

How can I access the proxy materials over the Internet?

Your notice about the Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by email.

Our proxy materials also are available at www.envisionreports.com/bec.

How may I obtain a paper copy of the proxy materials?

If you receive a notice about the Internet availability of the proxy materials, you will find instructions about how to obtain a paper copy of the proxy materials on your notice. If you did not receive the notice, you will receive a paper copy of the proxy materials by mail.

What does it mean if I receive more than one proxy card or notice?

If you receive more than one proxy card or notice, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Who is paying for this proxy solicitation?

The Company will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may, without extra compensation, solicit proxies by telephone, by facsimile, or in person. The Company has engaged D. F. King & Co., Inc. to assist in soliciting proxies from stockholders of the Company for a fee of approximately $13,500 plus reimbursement of reasonable out-of-pocket expenses. We also may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

VOTING INFORMATION

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the February 23, 2009 record date will be entitled to vote at the Annual Meeting.

How many shares of Common Stock may vote at the Annual Meeting?

The securities of the Company entitled to be voted at the Annual Meeting are shares of Beckman Coulter’s Common Stock, par value $.10 per share (“Common Stock”), of which 63,203,545 shares were issued and outstanding at the close of business on February 23, 2009. Each share of Common Stock is entitled to one vote on each matter presented.

The Company’s Benefit Equity Trust, established to assist the Company in meeting its stock-related obligations for benefit programs, held 2,901,212 of the shares outstanding for voting purposes as of February 23, 2009. These shares are voted by the trustee in the same proportion as instructions received from employees recently participating in the Company’s Employees’ Stock Purchase Plan.

2	BEC 2009 NOTICE & PROXY STATEMENT

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if at least a majority of the outstanding shares are represented by proxy or by stockholders present and entitled to vote at the Annual Meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker or bank) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirements.

What if I don’t vote or abstain? How are broker non-votes counted?

Under Delaware law, abstentions are treated as present and entitled to vote and, thus, will be counted in determining whether a quorum is present and will have the effect of a vote against a matter, except for the election of directors in which case an abstention will have no effect. Shares held by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and for which the broker or nominee does not have discretionary power to vote on a particular matter (called “broker non-votes”) will be considered present for quorum purposes but not considered entitled to vote on that matter.

If my shares are held in street name by my broker, will my broker vote my shares for me?

Under the rules of the New York Stock Exchange, if you hold your shares through a broker, your broker is permitted to vote your shares on routine matters, which includes electing directors and ratifying the appointment of independent auditors, even if the broker does not receive instructions from you.

What am I voting on?

There are three matters scheduled to be voted on at our Annual Meeting:

•	Elect Peter B. Dervan, Scott Garrett, Susan R. Nowakowski and Glenn S. Schafer as directors to hold office for three-year terms,

•	Ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s independent auditor for fiscal year 2009, and

•	Amend our 2007 Long-Term Performance Plan.

We also will consider any other business that properly comes before the Annual Meeting.

What happens if additional matters are presented at the meeting?

As of the date of this Proxy Statement, other than the items of business described herein, we are not aware of any other business that may properly come before the stockholders for a vote at the Annual Meeting.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares FOR election of each nominee to the Board, FOR ratification of the appointment of KPMG LLP as the Company’s independent auditor and FOR amendment of our 2007 Long-Term Performance Plan.

How do I vote?

You may choose one of three ways to submit your proxy:

•	Internet: To vote online, have the enclosed proxy card in hand, go to the website listed on the card and follow the instructions.

BEC 2009 NOTICE & PROXY STATEMENT	3

•	Telephone: To vote by telephone, have the enclosed proxy card in hand, call the toll-free telephone number on the card and follow the instructions.

•	Mail: To vote by mail, mark, sign, date and mail the enclosed proxy card to Computershare Trust Company, N.A. in the enclosed U.S. postage-paid envelope.

If you vote via the Internet or by telephone, please do not return the enclosed proxy card by mail.

The shares represented by duly executed and returned proxies in the accompanying form or by proxies properly submitted by use of the Internet and telephone procedures that are received in time for the Annual Meeting will be voted.

Can I change my vote after submitting my proxy?

Yes, you can revoke your proxy at any time before the final vote at the annual meeting. You may revoke your proxy by filing a written notice of revocation with our Corporate Secretary at Beckman Coulter, Inc., 4300 N. Harbor Boulevard, Fullerton, California 92835, by submitting a later dated and properly executed proxy or by voting in person at the Annual Meeting. If you are a beneficial stockholder, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Who will count the votes?

Computershare, our inspector of elections, will be present at the meeting and will count the votes.

How can I find voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and publish final results in our quarterly report on Form 10-Q for the first quarter of fiscal year 2009.

How do I communicate with the Company’s Board of Directors?

The Board of Directors provides a process for stockholders and interested parties to communicate directly with any individual director, including the Chairman of the Board, the Board as a whole, or with the non-employee directors as a group. Stockholders and interested parties may send written communications to our Corporate Secretary at Beckman Coulter, Inc., 4300 N. Harbor Boulevard, Fullerton, California 92835. Any communications directed to the Board of Directors, the non-employee directors as a group or any individual director from stockholders, employees or other interested parties that concern complaints regarding accounting, internal accounting controls or auditing matters will be handled in accordance with procedures adopted by our Audit and Finance Committee. Employees may communicate concerns regarding accounting, internal accounting controls and auditing matters to the Audit and Finance Committee or other matters to the Board of Directors on a confidential and anonymous basis through the Company’s Do the Right Thing compliance communication line. Our Board of Directors has instructed our Corporate Secretary to review all communications so received, and to exercise his discretion not to forward to the Board correspondence that is inappropriate, such as business solicitations, frivolous communications and advertising, routine business matters (i.e., business inquiries, complaints or suggestions) and personal grievances. Any director may, however, at any time request our Corporate Secretary to forward any and all communications received by the Corporate Secretary.

Whom should I call with other questions?

If you have additional questions about this Proxy Statement or the Annual Meeting or would like additional copies of this document or our Annual Report on Form 10-K, please contact us at Beckman Coulter, Inc., 4300 N. Harbor Boulevard, Fullerton, California 92835, Attention: Investor Relations, telephone (714) 773-7620.

4	BEC 2009 NOTICE & PROXY STATEMENT

PROPOSAL 1: ELECT DIRECTORS

Four members of our Board of Directors are proposed to be elected for three year terms expiring at the 2012 Annual Meeting and until their successors are duly elected and qualified. The Board currently consists of ten persons and is divided into three classes, with overlapping three-year terms. One class of directors is elected each year with a term extending to the third succeeding annual meeting after election.

The Nominating and Corporate Governance Committee has recommended each of the nominees. Each of the nominees has consented to serve as director for the three-year term if elected. If any of them should decline or be unable to act as a director, the persons named in the proxy will vote for such substitute nominee as the Board may designate, unless the Board reduces the number of directors accordingly. At this time, we are not aware of any reason why a nominee might be unable to serve if elected. Except as disclosed in this Proxy Statement, there are no arrangements or understandings between any nominee and any other person pursuant to which a nominee was selected.

Term Expiring 2012

PETER B. DERVAN, Ph.D., 63, has been a member of the faculty at the California Institute of Technology since 1973 where he is currently Bren Professor of Chemistry in the Division of Chemistry and Chemical Engineering. He serves on the Scientific Advisory Board of Gilead Sciences and the Robert A. Welch Foundation. Dr. Dervan is a member of the National Academy of Sciences, the American Academy of Arts and Sciences, the American Philosophical Society, and the Institute of Medicine. He received the National Medal of Science in 2007. Dr. Dervan has been a director of Beckman Coulter since 1997.

SCOTT GARRETT, 59, serves as Beckman Coulter’s Chairman of the Board, President and Chief Executive Officer. He was named Chairman of the Board in April 2008, Chief Executive Officer effective February 2005 and served as President and Chief Operating Officer since December 2003. He joined the Company in 2002 as President, Clinical Diagnostics. Prior to joining Beckman Coulter, he served as chief executive officer of Garrett Capital Advisors, L.L.C., a private equity firm focused on medical device companies, and as chief executive officer for Kendro Laboratory Products, L.P., a life sciences company. Mr. Garrett also spent over 20 years of his career with Baxter International/American Hospital Supply Corporation and a Baxter spin-off company. He began his career with Baxter in product development. Through a series of promotions Mr. Garrett became Group Vice President of Baxter and President of the Diagnostics subsidiary. Baxter’s Diagnostics subsidiary subsequently became Dade International and then Dade Behring, Inc., where Mr. Garrett served as Chairman and Chief Executive Officer. Mr. Garrett has been a director of Beckman Coulter since January 2005.

SUSAN R. NOWAKOWSKI, 44, is currently Chief Executive Officer, President and a director of AMN Healthcare, Inc., a temporary healthcare staffing business. She serves as a member of AMN Healthcare’s Executive Committee and has been AMN Healthcare’s President since May 2003, a director since September 2003 and Chief Executive Officer since May 2005. Ms. Nowakowski has been employed at AMN Healthcare in a variety of leadership roles, including Chief Financial Officer and Chief Operating Officer, since 1990. Ms. Nowakowski serves on the board of the University of California San Diego Sulpizio Family Cardiovascular Center, BIOCOM and San Diego State University College of Business Administration. Ms. Nowakowski has been a director of Beckman Coulter since 2007.

BEC 2009 NOTICE & PROXY STATEMENT	5

GLENN S. SCHAFER, CPA, 59, served as Vice Chairman of Pacific Life Insurance Company, a provider of life insurance products, annuities, and mutual funds, until his retirement on December 31, 2005. He was appointed Vice Chairman of Pacific Life in April 2005. Prior to being named Vice Chairman, Mr. Schafer had been President and a board member of Pacific Life since 1995. In that capacity, he oversaw Pacific Life’s securities, real estate, institutional products, annuities and mutual funds divisions, and the broker dealer network, as well as the treasury, finance and administrative areas of the company. Mr. Schafer joined Pacific Life as Vice President, Corporate Finance, in 1986, was elected Senior Vice President and Chief Financial Officer in 1987, and in 1991, Executive Vice President and Chief Financial Officer. Mr. Schafer is a member of the board of directors of Skilled Healthcare Group, Inc. and was elected to the Janus Capital Group board of directors in December 2007. Mr. Schafer has been a director of Beckman Coulter since 2002.

The Board of Directors recommends a vote “FOR” election to the Board for the above nominees.

The persons named in the accompanying proxy intend to vote the shares represented by the proxy for the election of the director nominees listed above, unless authority to vote for one or more of such nominees is withheld in the proxy. The proxies cannot be voted for a greater number of persons than the number of nominees named. A plurality of the votes cast at the meeting in person or by proxy by the holders of shares entitled to vote is required to elect directors.

ADDITIONAL INFORMATION ABOUT THE BOARD OF DIRECTORS

Continuing Directors

In addition to the four directors to be elected at the Annual Meeting, six directors will continue in office with terms expiring in 2010 and 2011. The following directors compose the remainder of the Board with terms expiring as shown:

Term Expiring 2010

ROBERT G. FUNARI, 62, is Chairman and Chief Executive Officer of Crescent Healthcare, Inc., a private equity-backed provider of infusion therapy services where he has served since 2004. He previously served as President and Chief Executive Officer of Syncor International, a provider of specialized pharmacy services. He was Executive Vice President and General Manager of the drug company for McKesson, Inc. and spent more than 18 years in a broad range of leadership positions at Baxter International. Mr. Funari is a member of the RAND Health Board of Advisers, and is Chairman of Bay Cities National Bank. Mr. Funari has been a director of Beckman Coulter since December 2005.

CHARLES A. HAGGERTY, 67, is currently Chief Executive Officer of Le Conte Associates, LLC, a consulting and investment company in Laguna Niguel, California. Previously, he was Chairman, President and Chief Executive Officer of Western Digital Corporation, a manufacturer of hard disk drives, from 1993 until his retirement in 2000. Prior thereto, he served IBM Corporation in various positions for 28 years, holding the posts of Vice President of IBM’s Worldwide OEM Storage Marketing from 1991 to May 1992 and of Vice President/General Manager, Low-End Mass-Storage Products from 1989 to 1991. Mr. Haggerty also serves as a director of LSI Corp., Pentair, Inc., Deluxe Corporation and Imation Corp. Mr. Haggerty has been a director of Beckman Coulter since 1996.

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WILLIAM N. KELLEY, M.D., 69, is a Professor of Medicine and Professor of Biochemistry and Biophysics at the University of Pennsylvania School of Medicine. He served as Chief Executive Officer of the University of Pennsylvania Medical Center and Health System, Dean of the School of Medicine and Executive Vice President of the University from 1989 to 2000. He was the John G. Searle Professor and Chairman of the Department of Internal Medicine and Professor of Biological Chemistry at the University of Michigan in Ann Arbor from 1975 to 1989. He currently serves on the Board of Trustees of Emory University. He is a member of the Institute of Medicine of the National Academy of Sciences. He is a fellow of the American Academy of Arts and Sciences, a member of the Association of American Physicians and the

American Philosophical Society, and a Master of the American College of Physicians and a Master of the American College of Rheumatology. Dr. Kelley also serves as a director of Merck & Co., Inc., GenVec, Inc., Advanced Biosurfaces, and PolyMedix. Dr. Kelley has been a director of Beckman Coulter since 1994.

Director Nominees for Term Expiring 2011

KEVIN M. FARR, CPA, 51, has been Chief Financial Officer for Mattel, Inc. since 2000. He previously served as Senior Vice President and Corporate Controller from 1996, and held various other positions since he joined Mattel in 1991. Mr. Farr currently is responsible for Mattel’s worldwide financial functions, as well as information technology, strategic planning, mergers and acquisitions, investor relations, and corporate services. He is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. Mr. Farr serves on the Marshall School Corporate Advisory Board of the Marshall School of Business at the University of Southern California and the Board of Directors, Special Olympics International, and is Chairman of the Board for the Mattel Children’s Foundation. Mr. Farr has been a director of Beckman Coulter since October 2004.

VAN B. HONEYCUTT, 64, was Chairman and Chief Executive Officer of Computer Sciences Corporation (CSC), a leading provider of consulting, system integration and information technology services to industries and governments worldwide. He was named chief executive officer at CSC in 1995 and then chairman in 1997. He retired from CSC on July 30, 2007. He now consults to CSC. He has been a director of Beckman Coulter since 1998.

BETTY WOODS, 70, served as President and Chief Executive Officer of Premera Blue Cross, formerly Blue Cross of Washington and Alaska, one of that area’s largest health care contractors, and also served as Chief Executive Officer of PREMERA, holding company of Premera Blue Cross from 1992 until her retirement in July 2000. She joined Premera Blue Cross in 1976. She is on the Board of Trustees of Seattle University and Ambia, a privately held architecture firm, and is a founding member of the National Institute for Health Care Management. Ms. Woods has been a director of Beckman Coulter since 1994. She served as Chairman of the Board from April 2005 to April 2008. She became Beckman Coulter’s Lead Independent Director in April 2008.

BEC 2009 NOTICE & PROXY STATEMENT	7

2008 DIRECTOR COMPENSATION

The following table presents information regarding the 2008 compensation paid to individuals who were members of the Board at any time during 2008 and who were not also one of our employees (our “non-employee directors”). The compensation paid to any director who also was our employee is presented below in the “Summary Compensation Table” and the related explanatory tables.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)(3)(4)	Option Awards (2) (3) (4)	All Other Compensation (5)	Total
(a)	(b)	(c)	(d)	(e)	(f)
Betty Woods	$114,437	$92,081	$159,556	$44,331	$410,405
Peter B. Dervan	75,875	70,708	112,340	32,513	291,436
Kevin M. Farr	63,500	70,708	112,340	19,050	265,598
Robert G. Funari	70,500	70,708	112,340	31,150	284,698
Charles A. Haggerty	68,000	70,708	112,340	30,400	281,448
Van B. Honeycutt	63,500	70,708	112,340	19,050	265,598
William N. Kelley	72,500	70,708	112,340	21,750	277,298
James V. Mazzo(6)	59,000	57,121	89,302	14,970	220,393
Susan R. Nowakowski	63,500	43,856	65,560	4,763	177,679
Glenn S. Schafer	78,500	70,708	112,340	33,550	295,098

(1)	This column reports the amount of cash compensation received or fees earned for 2008 Board and Committee services.

(2)	The amounts reported in columns (c) and (d) above reflect the aggregate dollar amounts recognized for stock awards and option awards, respectively, for financial statement reporting purposes with respect to 2008 (disregarding any estimate of forfeitures related to service-based vesting conditions) in accordance with FAS 123R. No stock awards or option awards were forfeited by any of our non-employee directors during 2008. For a discussion of the assumptions and methodologies used to calculate the amounts reported in these columns, please see the discussion of stock and option awards contained in Note 15 (Employee Benefits) to the Company’s Consolidated Financial Statements in its 2008 Annual Report to Stockholders filed on Form 10-K, which is incorporated herein by reference, as filed with the Securities Exchange Commission.

(3)	As described below, we granted each of our non-employee directors an award of 2,980 stock options and 610 restricted stock units in January 2008. Each of these stock option awards had a fair value of $66,102 on the grant date, and each of these restricted stock unit awards had a fair value of $44,219 on the grant date. In addition to the January 2008 grants, Ms. Woods was granted a special award of 1,310 stock options and 270 restricted stock units in July 2008 at the time of her appointment as Lead Independent Director. This award had a value of $45,570. See footnote 2 above for the assumptions used to value these awards.

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(4)	The following table presents the number of shares subject to outstanding and unexercised option awards and the number of unvested stock awards (which term includes restricted stock units for purposes of this Proxy Statement) held by each of our non-employee directors as of December 31, 2008.

Director	Number of Shares Subject to Outstanding Option Awards (Vested and Unvested)	Number of Unvested Shares or Units
Betty Woods	21,290	1,815
Peter B. Dervan	40,980	1,311
Kevin M. Farr	17,159	1,311
Robert G. Funari	11,480	1,311
Charles A. Haggerty	25,980	1,311
Van B. Honeycutt	35,980	1,311
William N. Kelley	44,980	1,311
James V. Mazzo	6,498	1,021
Susan R. Nowakowski	2,980	610
Glenn S. Schafer	29,680	1,311

(5)	This column includes the value of premium stock units (as described below) credited by the Company on behalf of non-employee directors (based on the fair market value of a share of Common Stock on the crediting date) under the Company’s Deferred Directors’ Fees Program and the amount of charitable matching contributions made by the Beckman Coulter Foundation on behalf of non-employee directors under its matching program, as indicated in the table below. Stock units credited to the Deferred Directors’ Fees Program are credited with dividend equivalents as the Company pays ordinary dividends on the Common Stock; however, the value of the dividend equivalents has not been included in the table above pursuant to Securities and Exchange Commission rules. The material terms of the Company’s Deferred Directors’ Fees Program and the Beckman Coulter Foundation’s charitable matching program are summarized below under “Deferred Directors Fee Program” and “Matching Program.”

Director	Deferred Directors’ Fees Program Contributions	Matching Contributions Under Charitable Matching Program
Betty Woods	$34,331	$10,000
Peter B. Dervan	22,763	9,750
Kevin M. Farr	19,050	—
Robert G. Funari	21,150	10,000
Charles A. Haggerty	20,400	10,000
Van B. Honeycutt	19,050	—
William N. Kelley	21,750	—
James V. Mazzo	14,970	—
Susan R. Nowakowski	4,763	—
Glenn S. Schafer	23,550	10,000

(6)	James V. Mazzo resigned as a member of the Board effective January 16, 2009.

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Description of Director Compensation Program

Board Compensation during 2008 of non-employee directors consisted generally of an annual retainer, fees for attending meetings and an annual equity award. Non-employee directors also are offered the opportunity to participate in the Company’s Deferred Directors’ Fee Program and to have the Beckman Coulter Foundation match certain of their charitable contributions under the matching program. The material terms of both programs are described below.

Annual Retainer and Meeting Fees

The following table sets forth the 2008 schedule of annual retainers and meeting fees for non-employee directors:

Type of Fee	Dollar Amount
Annual retainer to non-employee Chairman of the Board, paid in quarterly installments (1)	$175,000
Annual retainer to Lead Independent Director, paid in quarterly installments	$66,000
Annual retainer other than to Chairman of the Board, paid in quarterly installments	$40,000
Additional annual retainer to Chairman of the Audit and Finance Committee, paid in quarterly installments	$15,000
Additional annual retainer to Chairman of the Organization and Compensation Committee and Chairman of the Nominating and Corporate Governance Committee, paid in quarterly installments	$7,500
Fee for each Board meeting attended by each director other than the Chairman of the Board	$2,000
Fee for each Committee meeting attended by each director other than the Chairman of the Board	$1,500
Fee for each non-Board related meeting (such as symposium or site visit) attended by each director other than the Chairman of the Board	$2,000
Fee for travel over three hours to or from a meeting attended by a Director other than the Chairman of the Board	$1,000

(1)	Betty Woods served as Chairman of the Board until April 2008, when Scott Garrett became Chairman of the Board and Betty Woods became Lead Independent Director.

All non-employee directors also are reimbursed for any out-of-pocket expenses they incur in attending board meetings.

Annual Equity Awards

Non-employee directors are eligible to receive equity award grants under the Company’s 2007 Long-Term Performance Plan (the “2007 Plan”). Under the Company’s current director grant program, each non-employee director who has not been employed by the Company in the preceding 12 months receives, on the first Thursday in January of each year, an annual award with an equity value of $110,000. The equity grants have a weighting of 60% stock options and 40% restricted stock units with shares rounded to the nearest ten. In January 2008, each non-employee director received an annual award of 2,980 stock options and 610 restricted stock units under the 2007 Plan.

Initial and Annual Stock Option Grants. Each initial and annual stock option award under the 2007 Plan is granted with a per-share exercise price equal to the fair market value of a share of Common Stock on the grant date and has a maximum term of seven years. Subject to the non-employee director’s continued service as a

10	BEC 2009 NOTICE & PROXY STATEMENT

director, each initial and annual stock option award vests as to 100% of the total number of shares subject to the option on the first anniversary of the grant date. Pursuant to the terms of the 2007 Plan, stock options granted to our non-employee directors may vest on an accelerated basis in connection with a change in control of the Company. Once vested, stock options will generally remain exercisable until their normal expiration date. However, vested stock options may terminate earlier in connection with a change in control transaction. In addition, unvested stock options will immediately terminate upon a termination of a non-employee director’s services as a director.

Initial and annual stock option awards granted to non-employee directors do not include any dividend or dividend equivalent rights.

Initial and Annual Restricted Stock Units. Each restricted stock unit awarded to our non-employee directors represents a contractual right to receive one share of Common Stock if the time-based vesting requirements described below are satisfied. Restricted stock units are credited to a bookkeeping account established by the Company on behalf of each non-employee director.

Subject to the non-employee director’s continued service, the initial and annual restricted stock unit awards vest in one installment on the first anniversary of the grant date. Pursuant to the terms of the 2007 Plan, restricted stock units may vest on an accelerated basis in connection with a change in control of the Company. Upon the cessation of the non-employee director’s services, any then-unvested restricted stock units will terminate. Restricted stock units will generally be paid in a lump sum upon the termination of the director’s service as a Board member, although directors may elect payment in annual installments of up to 15 years following their termination.

Initial and annual restricted stock unit awards granted to non-employee directors do not include any dividend or dividend equivalent rights.

Lead Independent Director Award. In light of Ms. Woods’ appointment as Lead Independent Director, she was granted an additional award of 1,310 stock options and 270 restricted stock units on July 7, 2008.

Deferred Directors’ Fee Program

Non-employee directors are eligible to defer all or a portion of their annual retainer and meeting fees under the Company’s Deferred Directors’ Fee Program. Each participating non-employee director may elect to have deferred compensation credited to one or both of the following accounts:

•	a cash account wherein deferrals are credited with interest at a rate equal to the prime rate established by the Bank of America in effect as of July 31 of the preceding year; and

•

a stock unit account wherein deferrals are credited in the form of stock units (a bookkeeping entry deemed to be equivalent to one share of Common Stock) by dividing the amount of the deferrals by the fair market value of a share of Common Stock on the crediting date.

No non-employee director has elected to defer compensation to a cash account. For each deferral to a stock unit account, the non-employee director’s stock unit account will be increased by a percentage of the amount deferred to the account based on the percentage of total fees the director has elected to defer into the stock unit account. The additional contribution ranges from 15% of the amount deferred to the account (for deferring between 40% and 60% of fees to the stock unit account) to 30% of the amount deferred to the account (for deferring at least 80% of fees to the stock unit account). The additional Company contribution will be credited in the form of additional stock units (referred to as “premium stock units”).

Non-employee directors are entitled to the following dividend equivalent rights with respect to stock units credited to their stock unit account. If the Company pays a cash dividend on its Common Stock, then the

BEC 2009 NOTICE & PROXY STATEMENT	11

non-employee director’s stock unit account will be credited with an additional number of stock units equal to (i) the per-share cash dividend paid by the Company on its Common Stock, multiplied by (ii) the total number of stock units credited to the non-employee director’s account as of the dividend record date, divided by (iii) the fair market value of a share of Common Stock on the dividend payment date.

Amounts deferred under the program are payable upon a non-employee director’s termination of services as a director. At the non-employee director’s election, deferrals will be paid (i) in a single sum upon termination; (ii) 50% upon termination and the remaining 50% on or about January 1 following the year in which the termination occurs; or (iii) in substantially equal annual installments of between five and 15 years following termination. Notwithstanding the foregoing, distributions will be made in a single sum if the termination of the director’s services is on account of his or her death. Amounts credited to the cash account will be paid in cash. Stock units credited to the stock unit account will be paid in an equivalent number of shares of Common Stock, except that premium stock units credited on or after April 1, 2004 (and dividend equivalents with respect thereto) will be paid in cash.

Matching Program

Non-employee directors may participate in the Beckman Coulter Foundation’s matching program available generally to employees of the Company. Under the program, the Beckman Coulter Foundation matches, dollar-for-dollar, gifts by directors to qualifying tax-exempt educational institutions up to $10,000 annually.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Code of Ethics

The Company has adopted corporate governance guidelines entitled “Corporate Governance Guidelines,” which conform to the New York Stock Exchange corporate governance listing standards and Securities and Exchange Commission rules. The Board adopted these principles to best ensure that the Board is independent from management, that the Board adequately performs its function as the overseer of management and to help ensure that the interests of the Board and management align with stockholders’ interests. The Board also has adopted a Code of Ethics applicable to all officers, directors and employees of the Company, including its principal executive officer, principal financial officer and other senior financial officers. These documents are available at www.beckmancoulter.com under “Investor Relations” at “Corporate Governance” and also are available in print to any stockholder without charge by writing to Beckman Coulter, Inc., 4300 N. Harbor Boulevard, Fullerton, California 92835, Attention: Investor Relations.

Certain Relationships and Related Transactions

The Board of Directors of the Company has established a policy and certain procedures that must be followed prior to any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, with a related party. Under this policy, the Nominating and Corporate Governance Committee monitors and reviews issues involving potential conflicts of interest involving officers and directors of the Company, including reviewing all related party transactions. When a director or officer becomes aware of a potential conflict of interest or related party transaction, he or she is required to promptly disclose the potential conflict or transaction to the General Counsel of the Company, who then shall promptly notify the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee reviews the material facts of any potential conflict or related party transaction and takes any actions it deems appropriate. The Nominating and Corporate Governance Committee reports its findings and recommended actions to the Board at the next regularly scheduled meeting of the Board of Directors. During 2008, based on written representations from the executive officers and directors of the Company, there were no related party transactions.

12	BEC 2009 NOTICE & PROXY STATEMENT

Director Independence

In accordance with the New York Stock Exchange rules, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which include all elements of independence set forth in the New York Stock Exchange listing standards. The Company’s director independence standards are set forth in the Corporate Governance Guidelines described above. Based on these standards, the Board affirmatively determined that with the exception of Mr. Garrett, all of the Company’s directors are independent. Mr. Garrett is not independent, because he is President and Chief Executive Officer of the Company.

In determining independence, the Board of Directors has determined that each of the non-employee members of the Board of Directors has no material relationship with the Company or any of its subsidiaries (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company or any of its subsidiaries). In determining whether a director has had a material relationship with the Company, our Corporate Governance Guidelines established the following categorical standard: A relationship or transaction of the nature or type described in Securities and Exchange Commission Regulation S-K Item 404(a), 404(b) or 404(c) shall not be deemed a material relationship or transaction that would cause a director not to be independent so long as the relationship or transaction does not exceed the applicable thresholds included in Item 404(a), 404(b) or 404(c) or is otherwise covered by an exclusion or exemption contained in Item 404(a), 404(b) or 404(c). So long as a director has no relationships with the Company or any of its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company or any of its subsidiaries) other than those that would be permitted under the categorical standard, a director will be considered not to have a material relationship with the Company or any of its subsidiaries. In the event of a relationship that is not addressed by the categorical standard or that does not satisfy the categorical standard, the Board of Directors may, in its judgment, taking into account all relevant facts and circumstances, deem that relationship not to be material. The Corporate Governance Guidelines are available on the Company’s website at www.beckmancoulter.com under “Investor Relations” at “Corporate Governance.”

Board Chairman and Lead Independent Director

On February 6, 2008, the Board of Directors appointed Mr. Garrett to the position of Chairman of the Board, and the appointment became effective at the Annual Meeting of Stockholders on April 24, 2008. Ms. Woods assumed the role of Lead Independent Director at that time.

Board Committees

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities: the Nominating and Corporate Governance Committee, the Audit and Finance Committee and the Organization and Compensation Committee. All three committees are comprised of independent directors in accordance with the New York Stock Exchange listing standards. The Board also has determined that all members of the Audit and Finance Committee are “audit committee financial experts” as defined by applicable Securities and Exchange commission rules and that they meet the financial literacy requirements of the New York Stock Exchange. The charters for the Audit and Finance Committee, the Organization and Compensation Committee and the Nominating and Corporate Governance Committee are available on the Company’s website at www.beckmancoulter.com under “Investor Relations” at “Corporate Governance.” The charters also are available in print to any stockholder who requests a copy.

Board and Committee Meetings

The Board highly encourages its members to attend all board, committee and annual meetings of stockholders absent unforeseen or exigent circumstances that prevent attendance. In 2008, all directors attended the annual stockholders meeting, and each director attended all board and applicable committee meetings. The Board met five times during 2008.

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The Board’s Audit and Finance Committee held nine meetings; the Organization and Compensation Committee held seven meetings; and the Nominating and Corporate Governance Committee held six meetings in 2008. In addition to the board and committee meetings, the Board also holds regularly scheduled executive sessions of the non-employee directors. Ms. Woods, as Chairman of the Board until April 2008 and then as Lead Independent Director, was the presiding director for all executive sessions.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Members of the Nominating and Corporate Governance Committee are Peter B. Dervan (Chair), Van B. Honeycutt and William N. Kelley. Pursuant to its charter, this committee’s general responsibilities include:

•	Developing criteria to determine the qualifications and appropriate tenure of directors;

•	Reviewing such qualifications and makes recommendations to the Board regarding director nominees to fill vacancies;

•	Considering stockholder recommendations for Board nominees, as described below;

•	Periodically reviewing stockholder enhancement provisions in the Company’s certificate of incorporation, amended and restated bylaws and other corporate documents; and

•	Considering social, ethical and environmental responsibility and matters of significance in areas related to corporate public affairs.

Director Nominations

Identifying Candidates. The Nominating and Corporate Governance Committee is responsible for screening potential director candidates and recommending qualified candidates to the Board for nomination. The committee considers recommendations of potential candidates from current directors, management and stockholders. Our Corporate Governance Guidelines provide that nominees recommended by stockholders are given appropriate consideration in the same manner as other nominees. As discussed under the below section “Deadline for Stockholder Proposals,” stockholders who wish to submit nominees for director for consideration by the Nominating and Corporate Governance Committee may do so by submitting such nominees’ names, in compliance with the procedures and along with other information required by our amended and restated bylaws, to the Corporate Secretary at Beckman Coulter, Inc., 4300 N. Harbor Boulevard, Fullerton, California 92835.

Qualifications. The Nominating and Corporate Governance Committee expects that nominees to the Board as minimum qualifications will not have a conflict of interest, will have high ethical standards and, with respect to new members of the Board, a willingness to serve at least six years. The Nominating and Corporate Governance Committee evaluates each nominee on his or her individual merits taking into account the needs of the Company, the composition of the Board of Directors and the criteria set forth in the Company’s Corporate Governance Guidelines or otherwise established by the Board of Directors. For each search to fill a Board vacancy, the Company engages a director search firm to identify, evaluate and recruit potential nominees. The Board and the Nominating and Corporate Governance Committee develop specifications and criteria based on the Board’s specific needs. Typically, the search firm, through its objective screening process, develops an initial list of approximately 25 or more prospective director candidates. Based on discussions with the Nominating and Corporate Governance Committee, the list is winnowed down to approximately ten candidates and the search firm makes an initial contact with the potential candidates to assess, among other things, their availability, fit and major strengths. Following further analysis by the search firm, the Nominating and Corporate Governance Committee has typically chosen two or three candidates with whom to have further meetings. As part of this process, the Company has from time to time asked significant stockholders for candidate recommendations to be placed in the search firm’s process. The Nominating and Corporate Governance Committee has evaluated and recommended each of the directors currently standing for re-election at the Annual Meeting.

14	BEC 2009 NOTICE & PROXY STATEMENT

Majority Voting Policy. Currently, directors are elected by a plurality vote. Under a plurality voting standard, a nominee for director receiving the most “for” votes is elected. Votes not cast and votes withheld would not count against a candidate.

The Board of Directors has established a policy wherein the Nominating and Corporate Governance Committee reviews any election in which a nominee for director in an uncontested election fails to receive a majority of the votes cast for his or her election (“Majority Withheld Vote”) to attempt to determine the circumstances that lead to such withholding of votes. If the Committee determines that the Majority Withheld Vote occurred because of the director’s performance or other factors personal to the director, the committee makes a recommendation to the Board regarding the status of the director. The Board considers the committee’s report and recommendations at its next regularly scheduled meeting and takes any actions it deems appropriate. Those actions may include requesting the Nominating and Corporate Governance Committee to conduct further review. If the Board concludes that the factors leading to the Majority Withheld Vote were due to the director’s performance or other factors personal to the director that can not be resolved within a reasonable period of time, the Board may accept the director’s previously submitted resignation. Pursuant to our amended and restated bylaws, in case of a vacancy on the Board of Directors, a majority of the remaining directors will appoint a successor, and the director so appointed will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified.

BEC 2009 NOTICE & PROXY STATEMENT	15

ORGANIZATION AND COMPENSATION COMMITTEE

The members of the Organization and Compensation Committee include Charles A. Haggerty (Chair), Robert G. Funari and Betty Woods. The Organization and Compensation Committee of the Board of Directors is responsible primarily for discharging the Board’s responsibilities relating to the design of compensation systems for the Company’s executives and directors. The Organization and Compensation Committee establishes the general compensation policies of the Company, reviews and approves compensation of the executive officers of the Company and oversees all of the Company’s employee benefit plans. The Organization and Compensation Committee Charter requires the Organization and Compensation Committee to consist of no fewer than three Board members who satisfy the independence requirements of the New York Stock Exchange and applicable law. In addition, the Charter requires the Organization and Compensation Committee to meet at least three times per year. At all times during 2008, the Organization and Compensation Committee consisted of at least three Board members, each of whom the Board affirmatively determined satisfies these independence requirements.

Pursuant to its charter, the Organization and Compensation Committee’s responsibilities include:

•	Establishing and reviewing periodically the Company’s executive compensation philosophy;

•	Reviewing and recommending changes to director compensation plans;

•	Reviewing and administering the Company’s compensation policies and plans, including those applicable to executive officers;

•	Making recommendations to the Board with respect to the Company’s equity and non-equity incentive plans;

•	Approving any new equity incentive plan or any material change to an existing equity incentive plan;

•	Evaluating the performance of the Chief Executive Officer in light of the corporate goals and objectives established by the Organization and Compensation Committee and reviewed by the Board;

•	Overseeing regulatory compliance with respect to compensation matters in consultation with management;

•	Preparing and issuing an annual report to be included in the Company’s annual proxy statement and an annual performance evaluation of the Organization and Compensation Committee to the Board; and

•	Performing any other activities consistent with the charter.

The Organization and Compensation Committee retains the power to appoint subcommittees, but no subcommittee has been appointed. Our Chief Executive Officer recommends to the Organization and Compensation Committee salary, annual incentive and long-term incentive compensation levels for less senior officers, including the other named executive officers. In addition, the Organization and Compensation Committee has delegated to the Chief Executive Officer authority to grant equity-based awards under the Company’s stock incentive plans to recipients other than to the Company’s directors, executive officers and other persons covered under Section 16 of the Securities Exchange Act of 1934, for select use with new hires, promotions and similar personnel actions.

Pursuant to its charter, the Organization and Compensation Committee is authorized to retain and terminate any compensation consultant engaged to assist in the evaluation of the compensation of our senior executive officers (including all of the named executive officers). The Organization and Compensation Committee has retained Watson Wyatt as an external compensation consultant to assist it in reviewing and identifying our peer group companies, obtaining and evaluating current executive compensation data for these peer group companies and making recommendations to the committee regarding the design and implementation of compensation programs in light of the compensation data for our peer group companies.

16	BEC 2009 NOTICE & PROXY STATEMENT

ORGANIZATION AND COMPENSATION COMMITTEE REPORT(1)

The Organization and Compensation Committee has certain duties and powers as described in its Charter. The Organization and Compensation Committee is currently composed of the three non-employee directors named at the end of this report, each of whom is independent as defined by New York Stock Exchange listing standards.

The Organization and Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and our discussions, the Organization and Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement and incorporated by reference in the Company’s 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

ORGANIZATION AND COMPENSATION COMMITTEE

Charles A. Haggerty, Chair

Robert G. Funari

Betty Woods

(1)	Securities and Exchange Commission filings sometimes “incorporate information by reference.” This means the Company is referring you to information that has previously been filed with the Securities and Exchange Commission, and that this information should be considered as part of the filing you are reading. Unless the Company specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act of the Securities Exchange Act.

ORGANIZATION AND COMPENSATION COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

The Organization and Compensation Committee members during 2008 were Charles A. Haggerty (Chair), Robert G. Funari and William N. Kelley, M.D. The current members of the Organizational Compensation Committee are Charles A. Haggerty (Chair), Robert G. Funari and Betty Woods. No current member of the Organization and Compensation Committee is a current or former executive officer or employee of the Company or had any relationships requiring disclosure by the Company under the Securities and Exchange Commission’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Organization and Compensation Committee during 2008.

BEC 2009 NOTICE & PROXY STATEMENT	17

AUDIT AND FINANCE COMMITTEE

Member of the Audit and Finance Committee include Glenn S. Schafer (Chair), Kevin M. Farr, Susan R. Nowakowski and Betty Woods. Pursuant to its charter, the Audit and Finance Committee’s general responsibilities include:

•	Making recommendations to the Board with respect to the Company’s equity and non-equity incentive plans;

•	Overseeing financial and compliance functions as assigned by the Board;

•	Reviewing areas of potential significant financial risk to the Company;

•	Monitoring the independence and performance of the independent registered public accounting firm; and

•	Providing an avenue of communication among the independent auditors, management, our internal audit department and the Board of Directors.

AUDIT AND FINANCE COMMITTEE REPORT

Among its duties, the Audit and Finance Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The Committee has established a policy wherein it pre-approves all of the audit and permissible non-audit services provided to the Company by the independent auditors and actively monitors these services (both spending level and work content) to maintain the appropriate objectivity and independence in KPMG LLP’s core work, which is the audit of the Company’s consolidated financial statements and internal control over financial reporting. All services and fees are pre-approved for up to one year, which approval includes the appropriate detail with regard to each particular service and its related fees.

During the fiscal year ended December 31, 2008, all of the fees and services described as “audit fees,” “audit-related fees,” and “tax fees” under “Audit Fees, Audit Related Fees, Tax Fees, and Other Fees” below were approved under such pre-approval policy and pursuant to Section 202 of the Sarbanes-Oxley Act of 2002.

The Audit and Finance Committee of the Board of Directors is responsible for assisting the Board of Directors with its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements in conjunction with the Nominating and Corporate Governance Committee, the independent auditors’ qualifications and independence and the performance of the independent auditors and the Company’s internal audit function, and the corporate finance matters of the Company. The Audit and Finance Committee operates under a written charter approved by the Board of Directors. The charter was last amended and restated by the Board of Directors on February 4, 2009. A copy of the charter is available on our website at www.beckmancoulter.com under “Investor Relations” at “Corporate Governance.”

Management is responsible for the preparation, presentation and integrity of our financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) of the United States and to issue a report thereon, as well as expressing an opinion on the effectiveness of our internal control over financial reporting. The Audit and Finance Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit and Finance Committee met with management and KPMG LLP to review and discuss the consolidated financial statements, the effectiveness of our internal control over financial reporting and KPMG LLP’s audit of the consolidated financial statements and our internal control over financial reporting.

18	BEC 2009 NOTICE & PROXY STATEMENT

The Audit and Finance Committee also discussed with KPMG LLP the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and received a letter covering these matters. The Audit and Finance Committee also received written disclosures and the letter from KPMG LLP required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence), and has discussed with KPMG LLP such firm’s independence from the Company and its management.

Based upon the discussions and reviews referred to above, and subject to the limitations on the role and responsibilities of the Committee and in the Audit and Finance Committee Charter, the Audit and Finance Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

AUDIT AND FINANCE COMMITTEE

Glenn S. Schafer, Chair

Kevin M. Farr

Susan R. Nowakowski

Betty Woods

Audit Fees, Audit Related Fees, Tax Fees, and Other Fees

Pursuant to the rules of the Securities and Exchange Commission, the fees paid for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements and the effectiveness of internal control over financial reporting for the years ended December 31, 2008 and December 31, 2007, respectively, and fees billed for other services rendered by KPMG LLP during those periods were:

	2008	2007
Audit Fees(1)	$4,477,000	$4,379,000
Audit-Related Fees(2)	105,000	424,000
Tax Fees(3)	2,689,000	1,792,000
All Other Fees(4)	—	—
Total	$7,271,000	$6,595,000

(1)	Audit fees consisted principally of fees billed to the Company for professional services performed for the audit of consolidated financial statements included in the Form 10-K, for review of financial statements included in the Forms 10-Q, for the audit of the Company’s internal control over financial reporting, and for services generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory and regulatory filings or engagements.

(2)	Audit-related fees consisted principally of fees billed to the Company for assurance and related services performed that are reasonably related to the performance of the audit or review of the Company’s financial statements, including due diligence related to mergers and acquisitions, audits of employee benefit and compensation plans, audits of carve-out entities, and other agreed upon procedures to meet various statutory and regulatory requirements.

(3)	Tax fees consisted principally of fees billed to the Company for professional services performed with respect to U.S. federal, state and local and international tax planning, advice and compliance, assistance with tax audits and appeals and review of original and amended tax returns for the Company and its consolidated subsidiaries.

(4)	All other fees are fees for any permissible services performed that do not meet the above category descriptions, however, the Company generally does not engage KPMG LLP for “other” services.

The Audit and Finance Committee has considered whether the provision of audit and non-audit services by KPMG LLP to the Company in fiscal 2008 is compatible with maintaining the auditor’s independence. The Company has been advised by KPMG LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

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PROPOSAL 2: RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITOR

At the Annual Meeting, stockholders will be asked to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2009. The Audit and Finance Committee of the Board of Directors has recommended the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009. KPMG LLP has served as the Company’s independent auditor since it was engaged to serve as the Company’s independent accountants for the fiscal year ended December 31, 1990. KPMG LLP representatives are expected to be present at the Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The affirmative vote of a majority of the shares of the Beckman Common Stock present, or represented, and entitled to vote at the Annual Meeting is required for the ratification of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2009. Although the Board is not required to seek stockholder ratification of the appointment, it has elected to present this question to the stockholders in order to obtain their input on the selection of the firm who will fill this important role. If KPMG LLP fails to obtain a majority of the votes cast, the Board will attempt to determine the reasons for the withheld support and, based on the results of that review, determine whether to attempt to engage other firms for future fiscal years.

The Board of Directors recommends a vote “FOR” ratification of the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s independent auditor for fiscal year 2009.

PROPOSAL 3: AMEND THE 2007 LONG-TERM PERFORMANCE PLAN

At the Annual Meeting, stockholders will be asked to approve the following amendments to the Company’s 2007 Long-Term Performance Plan (the “2007 Plan”), which the Board adopted, subject to stockholder approval, on February 5, 2009.

Increase in Aggregate Share Limit

The 2007 Plan currently limits the aggregate number of shares of Common Stock that may be delivered pursuant to all awards granted under the 2007 Plan to 2,350,000 shares plus certain shares that may become available as awards granted under the 2004 Long-Term Performance Plan (the “2004 Plan”) terminate without having been paid or exercised (the “carry-over shares”). The proposed amendments would increase this limit by an additional 1,375,000 shares so that the new aggregate share limit for the 2007 Plan would be 3,725,000 shares plus the carry-over shares and are consistent with our existing approach to “full-value awards” granted under the 2007 Plan.

Increase in Other Share Limits

The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the 2007 Plan is equal to the aggregate share limit for the plan described above. Accordingly, if stockholders approve this 2007 Plan proposal this limit would be increased by an additional 1,375,000 shares. For purposes of clarity, any shares that are delivered pursuant to incentive stock options also count against (and are not in addition to) the aggregate 2007 Plan share limit described above.

The 2007 Plan also currently provides that the maximum number of shares that may be delivered pursuant to full-value awards (which generally include awards other than stock option grants and stock appreciation rights) is 1,410,000 shares. If stockholders approve this 2007 Plan proposal, the sub-limit on full-value awards would be increased by an additional 825,000 shares so that the new sub-limit on full-value awards under the 2007 Plan would be 2,235,000 shares.

Extension of Performance-Based Award Feature

One element of the 2007 Plan is the flexibility to grant certain performance-based awards designed to satisfy the requirements for deductibility of compensation under Section 162(m) of the U.S. Internal Revenue Code.

20	BEC 2009 NOTICE & PROXY STATEMENT

These awards are referred to as “Performance-Based Awards” and are in addition to other awards, such as stock options and stock appreciation rights, expressly authorized under the 2007 Plan which may also qualify as performance-based compensation for Section 162(m) purposes. If stockholders approve this 2007 Plan proposal, the Performance-Based Award feature of the 2007 Plan will be extended through the first annual meeting of our stockholders that occurs in 2014 (this expiration time is earlier than the general expiration date of the 2007 Plan and is required under applicable tax rules). See “Summary Description of the 2007 Long-Term Performance Plan-Performance-Based Awards” below.

As of February 23, 2009, a total of 1,686,725 shares of Common Stock were subject to outstanding awards under the 2007 Plan, and 632,433 additional shares of Common Stock were then available for new award grants under the 2007 Plan.

The Board and the Organization and Compensation Committee believe attracting and retaining executives and other key employees of high quality has been and will continue to be essential to the Company’s growth and success. The 2007 Plan helps to enable the Company to implement a compensation program with different types of incentives for motivating employees and encouraging them to give the Company long-term, excellent service. In particular, the Board believes that stock options, restricted stock and stock-related awards of the type authorized under the 2007 Plan are an important element of compensation for executives and key employees, because such awards enable them to acquire or increase their proprietary interest in the Company, thereby promoting a closer identity of interests between the employees and the Company’s stockholders. Annual incentive awards and other performance-based awards provide rewards for achieving specific performance objectives, such as profitability and growth.

The Board believes the ability to grant equity-based awards under the 2007 Plan helps the Company to remain competitive with other firms engaged in the biomedical industry. The Board believes each employee who receives an award will have an increased incentive to expend his or her maximum efforts for the success of the Company’s business. The Board and the Organization and Compensation Committee therefore view the 2007 Plan as a key part of the Company’s compensation program and believe these amendments would give the Company greater flexibility to structure future incentives and better attract, retain and award key employees.

If the Company’s stockholders do not approve this 2007 Plan proposal, the current share limits under, and other terms and conditions of, the 2007 Plan will continue in effect.

Summary Description of the 2007 Plan

The following summary of the principal terms of the 2007 Plan is qualified in its entirety by the full text of such 2007 Plan, which has been filed as an exhibit to this Proxy Statement that was filed electronically with the Securities and Exchange Commission and can be reviewed on the Securities and Exchange Commission’s website at www.sec.gov. You may also obtain, free of charge, a copy of the 2007 Plan by writing to our Corporate Secretary at Beckman Coulter, Inc., 4300 N. Harbor Boulevard, Fullerton, California 92835. Capitalized terms used in the summary are used as defined in the 2007 Plan.

Purpose. The purpose of the 2007 Plan is to provide incentives and stock-based awards to promote the success of the Company and the interests of its stockholders and to further align the interests of the Company’s stockholders, employees, and non-employee directors.

Administration. The Board of Directors or one or more committees appointed by the Board of Directors will administer the 2007 Plan. The Board of Directors has delegated general administrative authority for the 2007 Plan to the Organization and Compensation Committee. A committee may delegate some or all of its authority with respect to the 2007 Plan to another committee of directors and may delegate certain limited award grant authority to one or more officers of the company. (The appropriate acting body, be it the Board of Directors, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to in this summary as the “Administrator.”)

BEC 2009 NOTICE & PROXY STATEMENT	21

The Administrator determines the number of shares that are to be subject to awards and the terms and conditions of such awards, including the price (if any) to be paid for the shares or the award. Subject to the other provisions of the 2007 Plan, the Administrator has the authority (i) to permit the recipient of any award to pay the purchase price of Common Shares or the award in cash, or by the delivery of previously owned Common Shares, a reduction in the number of Common Shares or other property otherwise issuable to the participant, a cashless exercise, or the cancellation of indebtedness or conversion of other securities; (ii) to accelerate the receipt or vesting of benefits pursuant to an award; and (iii) to make certain adjustments to an outstanding award and authorize the conversion, succession or substitution of an award pursuant to Sections 4.3(d) and (e) or Section 7.2 of the 2007 Plan.

No Repricing. The Administrator may not cancel or amend an outstanding option or stock appreciation right for the purpose of replacing or re-granting the award with a lower exercise price or base price, as applicable. Adjustments to reflect stock splits and similar events will not be considered amendments for this purpose.

Eligibility. Persons eligible to receive awards under the 2007 Plan include officers or employees of the Company or any of its subsidiaries. Non-employee members of the Board also are eligible to receive awards under the 2007 Plan. Currently, approximately 8,100 officers and employees of the Company and its subsidiaries (including all of the Company’s named executive officers) and each of the Company’s nine non-employee directors are considered eligible under the 2007 Plan. The Administrator determines from time to time the participants to whom awards will be granted.

Authorized Shares; Limits on Awards. The maximum number of Common Shares that may be issued or transferred pursuant to awards under the 2007 Plan currently equals the sum of: (i) 2,350,000 shares, plus (ii) the number of any shares subject to stock options granted under the 2004 Plan and outstanding as of April 27, 2007 which expire, or for any reason are cancelled or terminated, after April 27, 2007 without being exercised, plus (iii) the number of any restricted shares or restricted stock units granted under the 2004 Plan and outstanding as of April 27, 2007 which are forfeited, terminated or otherwise cancelled or reacquired by the Company after April 27, 2007 without having become vested.

As of December 31, 2008, approximately 3,761,576 shares were subject to awards then outstanding under the 2004 Plan. No additional awards may be granted under the 2004 Plan.

If stockholders approve this 2007 Plan proposal, the aggregate share limit for the 2007 Plan would be increased by 1,375,000 additional shares.

The following other limits also are contained in the 2007 Plan:

•

The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the 2007 Plan currently is equal to the aggregate share limit for the 2007 Plan described above. If stockholders approve this 2007 Plan proposal this limit also would be increased by 1,375,000 additional shares. For purposes of clarity, any shares that are delivered pursuant to incentive stock options also count against (and are not in addition to) the aggregate 2007 Plan share limit described above.

•	The maximum number of shares subject to those options and stock appreciation rights that are granted during any calendar year to any individual under the 2007 Plan is 500,000 shares.

•

The 2007 Plan currently provides that maximum number of shares that may be delivered pursuant to “full-value awards” granted under the plan is 1,410,000 shares. For these purposes, “full-value awards” generally include all awards granted under the 2007 Plan other than grants of stock options and stock appreciation rights. If stockholders approve this 2007 Plan proposal, this sub-limit on full-value awards would be increased by an additional 825,000 shares so that the new sub-limit under the 2007 Plan would be 2,235,000 shares.

•

The maximum number of shares that may be delivered pursuant to awards granted to non-employee directors under the 2007 Plan is 250,000 shares. This limit does not apply, however, to shares delivered in respect of compensation earned but deferred.

22	BEC 2009 NOTICE & PROXY STATEMENT

•	“Performance-Based Awards” under Section 5.2 of the 2007 Plan that are share-based and granted to a participant in any one year may not relate to more than 500,000 shares.

•

“Performance-Based Awards” under Section 5.2 of the 2007 Plan payable only in cash and not related to shares and granted to any participant in any one calendar year may not provide for payment of more than $3,500,000 per person.

To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2007 Plan. In the event that shares are delivered in respect of a dividend equivalent, only the actual number of shares delivered with respect to the award will be counted against the share limits of the 2007 Plan. To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits with respect to such exercise.) Shares that are subject to or underlie awards that expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2007 Plan will again be available for subsequent awards under the 2007 Plan. Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award under the 2007 Plan, as well as any shares exchanged by a participant or withheld by the Company to satisfy the tax withholding obligations related to any award under the 2007 Plan, will not be available for subsequent awards under the 2007 Plan. The Company may not increase the applicable share limits of the 2007 Plan by repurchasing shares on the market (by using cash received through the exercise of stock options or otherwise).

As is customary in incentive plans of this nature, the number and kind of shares available under the 2007 Plan and the then outstanding stock-based awards, as well as exercise or purchase prices, performance targets under certain performance-based awards and share limits, are subject to adjustment in the event of certain reorganizations, mergers, combinations, consolidations, recapitalizations, reclassifications, stock splits, stock dividends, asset sales or other similar events, or extraordinary dividends or distributions of property to the stockholders.

The 2007 Plan will not limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Shares, under any other plan or authority.

Incentive Awards. The 2007 Plan authorizes stock options, stock units, restricted stock, stock bonuses, stock appreciation rights (“SARs”), performance shares, and dividend equivalent rights (“DERs”), as well as other awards (described in Section 5 of the 2007 Plan) responsive to changing developments in management compensation. The 2007 Plan retains the flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash. An option or SAR will expire, or other award will vest, not more than seven years after the date of grant.

A stock option is the right to purchase Common Shares at a future date at a specified price per share which may be greater than or equal, but no less, than the fair market value of a share on the date of grant. An option may either be an Incentive Stock Option (“ISO”) or a non-qualified stock option (“NQSO”). ISO benefits are taxed differently from NQSOs, as described under “Federal Income Tax Treatment of Awards under the 2007 Plan” below. ISOs also are subject to more restrictive terms and are limited in amount by the Code and the 2007 Plan. Full payment for shares purchased on the exercise of any option must be made at the time of such exercise in a manner approved by the Administrator.

A SAR is the right to receive payment of an amount equal to the excess of the fair market value of a Common Share on the date of exercise of the SAR over the base price of the SAR. The base price will be established by the Administrator at the time of grant of the SAR but will not be less than the fair market value of a share on the date of grant. SARs may be granted in connection with other awards or independently.

BEC 2009 NOTICE & PROXY STATEMENT	23

A restricted stock award is typically for a fixed number of Common Shares subject to restrictions. The Administrator specifies the price, if any, the participant must pay for such shares and the restrictions (which may include, for example, continued service and/or performance standards) imposed on such shares. Generally speaking, with respect to restricted stock awards with time-based vesting restrictions, the vesting period may not be materially shorter than a pro-rata vesting schedule over three years and, with respect to restricted stock awards with vesting subject to the attainment of performance goals in addition to time-based vesting, the vesting period may not be shorter than a one-year time-based vesting schedule.

A stock bonus may be granted by the Administrator to any eligible person to reward exceptional or special services, contributions or achievements in the manner and on such terms and conditions (including any restrictions on such shares) as determined from time to time by the Administrator. The number of shares so awarded shall be determined by the Administrator and may be granted independently or in lieu of a cash bonus.

Performance-Based Awards designed to satisfy the requirements for deductibility under Section 162(m) of the Code (in addition to other awards expressly authorized under the 2007 Plan which may also qualify as performance-based) may be based on the performance of the Company and/or one or more of its subsidiaries, divisions, segments, or units. The business criteria from which performance goals will be established are listed and defined in Appendix A to the 2007 Plan. These awards are earned and payable only if performance reaches specific, pre-established performance goals approved by the Administrator in advance of applicable deadlines under the Code and while the performance relating to the goals remains substantially uncertain. Performance goals may be adjusted to reflect certain changes, including reorganizations, liquidations and capitalization and accounting changes, to the extent permitted by Section 162(m). Performance-Based Awards may be stock-based (payable in stock only or in cash or stock) or may be cash-only awards (in either case, subject to the limits described under the heading “Authorized Shares; Limits on Awards” above). Before any Performance-Based Award is paid, the Administrator must certify that the performance goals have been satisfied. The Administrator has discretion to determine the performance goals and restrictions or other limitations of the individual awards and reserves discretion to reduce payments below maximum award limits.

The Administrator may grant stock unit awards and permit deferred payment of awards, and may determine the form and timing of payment, vesting, and other terms applicable to stock units or deferrals.

DERs which may be awarded under the 2007 Plan are amounts payable in cash or stock (or additional stock units that may be paid in stock or cash) equal to the amount of dividends that would have been paid on shares had the shares been outstanding from the date the stock-based award was granted. DERs may not be granted in connection with the grant of stock options or SARs and, as to any DERs granted in connection with a restricted stock or stock unit award that is subject to performance-based vesting requirements, may not be paid unless the related performance requirements are satisfied.

Acceleration of Awards; Possible Early Termination of Awards. Unless prior to a Change in Control Event the Administrator determines that, upon its occurrence, benefits will not be accelerated, then generally upon the Change in Control Event each option and stock appreciation right will become immediately exercisable, restricted stock will vest, and cash and performance-based awards and stock units will become payable. A Change in Control Event under the 2007 Plan generally includes (subject to certain exceptions) a 15% or more change in ownership, certain changes in a majority of the Board, the consummation of certain mergers or consolidations, or a liquidation of the Company or sale of substantially all of the Company’s assets. The Administrator may deem an acceleration to occur immediately prior to the triggering event and reinstate the original terms if the triggering event does not occur.

Transfer Restrictions. Subject to certain exceptions contained in Section 5.6 of the 2007 Plan, awards under the 2007 Plan are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by him or her; any amounts payable or shares issuable pursuant to an award will be paid only to the recipient or the recipient’s beneficiary or representative.

24	BEC 2009 NOTICE & PROXY STATEMENT

Termination of or Changes to the 2007 Plan. The Board may amend or terminate the 2007 Plan at any time and in any manner. Unless required by applicable law or listing agency rule, stockholder approval for any amendment will not be required. Unless previously terminated by the Board, the 2007 Plan will terminate on February 15, 2017. Generally speaking, outstanding awards may be amended, subject, however, to the consent of the holder if the amendment materially and adversely affects the holder.

Securities Underlying Awards. The market value of a Common Share as of February 23, 2009 was $48.62 per share. Upon receipt of stockholder approval of the 2007 Plan proposal, the Company plans to register under the Securities Act of 1933 the additional Common Shares available under the 2007 Plan.

Federal Income Tax Treatment of Awards under the 2007 Plan

Federal income tax consequences (subject to change) relating to awards under the 2007 Plan are summarized in the following discussion. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

For NQSOs, the Company is generally entitled to deduct (and the optionee recognizes taxable income in) an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. For ISOs, the Company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise. The current federal income tax consequences of other awards authorized under the 2007 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NQSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, performance share awards, and DERs are generally subject to tax at the time of payment; cash-based awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2007 Plan in connection with a change in control (as this term is used under the Code), the Company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards which are not “performance-based” within the meaning of Section 162(m) of the Code may not be permitted to be deducted by the Company in certain circumstances.

Specific Benefits

The Company has not approved any awards under the 2007 Plan that are conditioned upon stockholder approval of the proposed amendments, and the Company is not currently considering any specific award grants under the 2007 Plan.

In general, the Company considers award grants to employees on an annual basis. The Company’s grants with respect to fiscal 2008 generally were awarded in January 2008, and the Company’s grants with respect to fiscal 2009 generally were awarded in January 2009. If the additional shares that will be available under the 2007 Plan if stockholders approve the proposed amendments had been available for award purposes during fiscal 2008, the Company expects that its award grants would not have been substantially different from those actually made under the 2007 Plan. For information regarding awards granted to our executive officers and directors in fiscal 2008, see the material under the heading” Summary Compensation Table” below and at “Director Compensation” above.

BEC 2009 NOTICE & PROXY STATEMENT	25

Aggregate Past Grants under the 2007 Plan

As of February 23, 2009, awards covering 1,735,655 shares of Common Stock had been granted under the 2007 Plan. The following table shows information regarding the distribution of those awards among the persons and groups identified below, option exercises and restricted stock vesting prior to and option and unvested restricted stock holdings as of that date.

	STOCK OPTIONS				RESTRICTED STOCK
Name and Position	Number of Shares Subject to Past Option Grants	Number of Shares Acquired On Exercise	Number of Shares Underlying Options as of 2/23/09 Exercisable Unexercisable		Number of Shares Subject to Past Restricted Stock Grants	Number of Shares Vested as of 2/23/09	Number of Shares Outstanding and Unvested as of 2/23/09
Executive Group:
Scott Garrett
Chairman, President and Chief Executive Officer	197,480	—	18,000	179,480	67,370	4,500	62,870
Charles P. Slacik
Senior Vice President and Chief Financial Officer	29,500	—	2,700	26,800	10,080	675	9,405
Arnold A. Pinkston
Senior Vice President, General Counsel and Secretary	22,950	—	2,100	20,850	7,840	525	7,315
James R. Hurley
Senior Vice President, Human Resources	27,250	—	2,500	24,750	9,310	625	8,685
Robert W. Kleinert
Executive Vice President, Worldwide Commercial Operations	29,500	—	2,700	26,800	10,080	675	9,405
Total for Executive Group:	306,680		28,000	278,680	104,680	7,000	97,680
Non-Executive Director Group:
Betty Woods	12,930	—	2,980	9,950	2,510	610	1,900
Peter B. Dervan	8,380	—	2,980	5,400	1,630	610	1,020
Kevin M. Farr	8,380	—	2,980	5,400	1,630	610	1,020
Robert G. Funari	8,380	—	2,980	5,400	1,630	610	1,020
Charles A. Haggerty	8,380	—	2,980	5,400	1,630	610	1,020
Van B. Honeycutt	8,380		2,980	5,400	1,630	610	1,020
William N. Kelley	8,380	—	2,980	5,400	1,630	610	1,020
Susan R. Nowakowski	8,380	—	2,980	5,400	1,630	610	1,020
Glenn S. Schafer	8,380	—	2,980	5,400	1,630	610	1,020
Total for Non-Executive Director Group:	79,970	—	26,820	53,150	15,550	5,490	10,060
Each other person who has received 5% or more of the options, warrants or rights under the 2007 Plan	—	—	—	—	—	—	—
All employees, including all current officers who are not executive officers or directors, as a group	902,650	—	90,995	804,975	316,115	23,357	287,770
Total	1,289,300	—	145,815	1,136,805	436,345	35,847	395,510

26	BEC 2009 NOTICE & PROXY STATEMENT

Messrs. Dervan, Garrett and Schafer and Ms. Nowakowski are each nominees for re-election as directors at the 2009 Annual Meeting.

The Board of Directors recommends a vote “FOR” approval of the amendments to the 2007 Long-Term Performance Plan.

The affirmative vote of a majority of the shares of the Beckman Common Stock present, or represented, and entitled to vote at the Annual Meeting is required for approval of the amendments to the 2007 Plan. Broker non-votes and abstentions on this proposal have the effect described in the information under “Voting Information” above. All members of the Board are eligible for awards under the 2007 Plan.

EQUITY COMPENSATION PLANS

Equity Compensation Plans Approved by Stockholders

Beckman Coulter currently maintains six equity-based compensation plans that stockholders have approved:

•	2007 Long-Term Performance Plan or “2007 Plan,” which stockholders approved in 2007;

•	2004 Long-Term Performance Plan or “2004 Plan,” which stockholders approved in 2004;

•	1998 Incentive Compensation Plan or “1998 Plan,” which stockholders approved in 1998;

•	Employees’ Stock Purchase Plan or “ESPP,” which stockholders most recently approved in 2001;

•	Incentive Compensation Plan of 1990 or “1990 Plan,” which stockholders most recently approved in 1992; and

•	Stock Option Plan for Non-Employee Directors or “Directors Plan,” which stockholders most recently approved in 1992.

ESPP. Subject to limits, all of our officers and employees are eligible to participate in the ESPP. The ESPP generally operates in successive six-month purchase periods. Participants in the ESPP may purchase common stock at the end of each purchase period at a purchase price equal to 85% or 90%, as determined by the Board in advance of each purchase period, of the lower of the fair market value of the stock at the beginning or the end of the period. The administrator of the ESPP may allow participants to contribute up to 15% of their eligible compensation to purchase stock under the plan. The current contribution limit is 10% of each participant’s eligible compensation. The ESPP plan is administered by the Board of Directors or a committee of the Board.

2007 Plan, 2004 Plan, 1998 Plan, 1990 Plan and Directors Plan. Certain stock option grants remain outstanding to our officers, employees and directors under these plans and certain restricted stock and restricted stock units also remain outstanding under the 1998 Plan, the 2004 Plan and the 2007 Plan. However, the authority to grant new awards under the 2004 Plan terminated in April 2007, the 1998 Plan terminated in December 2003 and the 1990 Plan and the Directors Plan terminated in 1998. The Board or a committee of the Board continues to administer these plans as to the options, restricted stock units and restricted stock awards that remain outstanding.

Equity Compensation Plans Not Approved by Stockholders

Beckman Coulter currently maintains five equity-based compensation plans that stockholders have not approved, because stockholder approval of these plans has not been required:

•	Deferred Directors’ Fee Program or “Deferred Fee Program”;

•	Executive Deferred Compensation Plan or “Deferred Compensation Plan”;

BEC 2009 NOTICE & PROXY STATEMENT	27

•	Executive Restoration Plan or “Restoration Plan”;

•	Beckman Coulter Ireland Inc. Share Participation Scheme or “Ireland Program;” and

•	Stock Purchase Plan for employees in Japan or “Japan Program.”

Deferred Fee Program, Deferred Compensation Plan and Restoration Plan. Under the Deferred Fee Program, a non-employee member of the Board may elect to defer a percentage of the fees that would otherwise become payable to the director for his or her services on the Board. Under the Deferred Compensation Plan and the Restoration Plan, a select group of officers and certain other employees may elect to defer compensation that would otherwise become payable to them. Each participant in the Deferred Fee Program or the Deferred Compensation Plan may elect that his or her deferrals be credited in the form of cash or stock units. Beckman Coulter provides Company contributions under the Restoration Plan in the form of additional credits of stock units, generally based on the Company contributions that a participant would have been entitled to under the Company’s qualified retirement plans had certain limits of those plans not applied to the participant. A director may earn up to a 30% premium for deferring his or her fees in the form of stock units under the Deferred Fee Program. A participant in the Deferred Compensation Plan may earn up to a 30% premium for deferring his or her bonus in the form of stock units.

Any premium stock units credited under the Deferred Compensation Plan are subject to a vesting schedule. Stock units accrue dividend equivalents, credited in the form of additional stock units, as dividends are paid by Beckman Coulter on its issued and outstanding common stock. Stock units are bookkeeping entries that, when payable, will be paid in the form of an equivalent number of shares of Beckman Coulter common stock, except that premium units credited under the Deferred Fee Program on and after April 1, 2004 and dividends attributable thereto are paid in cash. Each participant elects the time and manner of payment (lump sum or installments) of his or her stock units credited under the Deferred Fee Program or the Deferred Compensation Plan. Stock units credited under the Restoration Plan are paid at termination of employment. The Beckman Coulter shares used to satisfy Beckman Coulter’s stock obligations under these programs are shares that have been purchased on the open market.

Ireland Program. The Ireland Program provides a means for employees of Beckman Coulter’s Ireland subsidiary to purchase Beckman Coulter stock. Participants in the Ireland Program are not otherwise eligible to participate in the ESPP. Subject to limits, participants in the Ireland Program decide how much of their bonus and salary they wish to forego to use for the purchase of shares under the program. The purchase price for the shares under the program generally equals the fair market value of the shares at the time of purchase — no discounted purchase price is offered under the program. The program offers certain tax advantages under Ireland tax rules to participants in the program. Shares purchased under the program generally cannot be sold for two years following the purchase of the shares under the program and additional tax benefits may be obtained if the shares are not sold until three years after their acquisition. The Ireland Share Purchase Program is administered by the Board of Directors of Beckman Coulter’s Ireland subsidiary. The Beckman Coulter shares used to satisfy Beckman Coulter’s stock obligations under the Ireland Program are shares that have been purchased on the open market.

Japan Program. The Japan Program provides a stock purchase opportunity to employees of Beckman Coulter’s Japan subsidiary to purchase Beckman Coulter stock. Participants in the Japan Program are not otherwise eligible to participate in the ESPP. Participants in the Japan Program may contribute up to 10% of their salary for the purchase of stock and may also contribute a portion of their bonus (up to three times the dollar amount of salary contributed by the employee) to purchase Beckman Coulter stock. The Company matches 5% of what the participant contributes. The contributions are accumulated and used to purchase Beckman Coulter stock on a monthly basis at the fair market value of the stock at the time of purchase. The Japan Program is administered by the Company’s Japan subsidiary. The Beckman Coulter shares used to satisfy Beckman Coulter’s stock obligations under the Japan Program are shares that have been purchased on the open market.

28	BEC 2009 NOTICE & PROXY STATEMENT

Summary Table

The following table sets forth, for each of Beckman Coulter’s equity-based compensation plans, the number of shares of Beckman Coulter common stock subject to outstanding options and rights, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2008.

Equity Compensation Plan Table

Plan category	Number of shares of Common Stock to be issued upon exercise of outstanding options and rights (a)		Weighted- average exercise price of outstanding options (b)		Number of shares of Common Stock remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders	7,175,257	(1)	$53.7448	(2)	3,359,027	(3)
Equity compensation plans not approved by stockholders	403,151	(4)	N/A		N/A	(5)
Total	7,578,408		$53.7448		3,359,027

(1)	Of these shares, 517,550 were subject to options then outstanding under the 2007 Plan, 3,346,545 were subject to options then outstanding under the 2004 Plan, 2,560,925 were subject to options then outstanding under the 1998 Plan, 14,000 were subject to options then outstanding under the Director Plan, 20,743 were subject to stock units credited as Company contributions under deferred compensation arrangements, 234,275 were subject to stock unit awards then outstanding under the 2007 Plan, 415,031 were subject to stock units and stock awards then outstanding under the 2004 Plan, and 66,188 will be issued upon the payment of stock units credited under the terminated Beckman Coulter Option Gain Deferral Program adopted under the 1998 Plan. This table does not reflect 1,375,000 additional shares that will be available under the 2007 Plan if stockholders approve the 2007 Plan proposal or 411,000 shares associated with SARs awarded to certain international employees. The SARs have a weighted average exercise price of $60.07 and an average weighted exercise term of 1.82 years.

(2)	This number does not reflect the shares referenced in footnote 1 that will be issued with respect to stock units credited as Company contributions under deferred compensation arrangements that are charged against the share limits of the 2007 Plan, that will be issued upon the payment of stock units credited under the Option Gain Deferral Program, or that were subject to outstanding stock unit awards granted under the 2004 Plan or the 2007 Plan.

(3)	This number of shares is presented after giving effect to purchases under the ESPP for the purchase period that ended December 31, 2008. Of the aggregate number of shares that remained available for future issuance, 1,780,951 were available under the ESPP and 1,578,076 were available under the 2007 Plan. Shares available for issuance under the 2007 Plan generally may, subject to the applicable plan limits, be used for any type of award authorized under the 2007 Plan including, without limitation, stock options, restricted stock or restricted stock unit awards, stock bonuses, and other awards authorized under the 2007 Plan.

(4)	Reflects an aggregate of 392,777 stock units then credited under the Deferred Fee Program, the Deferred Compensation Plan (including premium stock units), and the Restoration Plan, and an additional 10,374 shares previously purchased under the Ireland Program and held in trust for delivery to the participants who purchased such shares following the satisfaction of the required two-year holding period under the program.

BEC 2009 NOTICE & PROXY STATEMENT	29

(5)	There is no explicit share limit under the Deferred Fee Program, the Deferred Compensation Plan, the Restoration Plan, the Ireland Program, or the Japan Program. The number of shares to be delivered with respect to these programs in the future depends on the levels of fees and compensation that participants elect to defer under the Deferred Fee Program, the Deferred Compensation Plan, and the Restoration Plan and the amounts of compensation that participants in the Ireland Program and Japan Program elect to contribute to that program. The Beckman Coulter shares used to satisfy Beckman Coulter’s stock obligations under these programs are, except for any shares related to Company contributions, shares that have been purchased on the open market. Any shares related to Company contributions are charged against the share limits of a stockholder-approved equity compensation plan and are included in footnote 1 above.

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion and analysis of the key elements of compensation for the Company’s chief executive officer, chief financial officer, and the three other most highly compensated executive officers as of December 31, 2008. These individuals are referred to as the “named executive officers” in this Proxy Statement. For 2008, the named executive officers are Scott Garrett, Chairman of the Board, President and Chief Executive Officer, Charles P. Slacik, Senior Vice President and Chief Financial Officer, Arnold A. Pinkston, Senior Vice President, General Counsel and Secretary, James R. Hurley, Senior Vice President Human Resources and Robert W. Kleinert, Executive Vice President, Worldwide Commercial Operations. Although this discussion focuses on the compensation of named executive officers, many aspects apply to all executives.

Executive Compensation Program Overview

The Company’s executive compensation program is determined by the Board of Directors’ Organization and Compensation Committee. None of the named executive officers are members of the Organization and Compensation Committee. The membership and responsibilities of the Organization and Compensation Committee are described in a preceding section entitled “Organization and Compensation Committee.”

The objectives of the program are to:

•	provide total compensation that attracts and retains an outstanding, diverse executive team;

•	motivate each executive to achieve the Company’s strategic business plan;

•	align executive and stockholder interests by placing emphasis on long-term compensation;

•	reward superior performance with above-market rewards;

•	reinforce a pay-for-performance culture; and

•	limit fixed compensation expenses.

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Compensation Philosophy

A key consideration in determining executive compensation levels is competitive benchmark data. The Organization and Compensation Committee sets target levels for executives’ total compensation (base pay, annual incentive, long-term incentive, benefits, retirement, and perquisites) relative to this data. The current targets are:

Compensation Component	Target
Base Salary	50th% tile
Annual Incentive	50th% tile
Long-Term Incentive	60th% tile
Benefits/Retirement	50th% tile
Perquisites	50th% tile
Total Compensation	50th to 60th% tile

The Organization and Compensation Committee reviews the targets listed above each year to ensure they are aligned with the executive compensation program objectives. The committee will reward superior performance with upper quartile compensation for performance-based incentives and deliver below median compensation for performance-based incentives where achievement is below goal. Other factors that influence executive compensation levels are identified under “Decision-Making Process” below.

In structuring the executive compensation program, the Organization and Compensation Committee considers how each component promotes the attraction, performance, and retention of executives. The allocation of compensation components is reviewed regularly to help ensure alignment with strategic and operating goals, competitive market practices, and legislative changes. There is no specific formula applied by the Organization and Compensation Committee in determining the allocation between cash and non-cash forms of compensation.

Certain compensation components, such as base salaries, benefits, and perquisites, are primarily intended to attract and retain qualified executives. Other compensation elements, such as annual and long-term incentive opportunities, are designed to motivate and reward performance. The annual incentive motivates named executive officers to achieve specific operating objectives for the fiscal year. Long-term incentives are intended to reward long-term Company performance and achievement of specific financial goals and to strongly align named executive officers’ interests with those of stockholders.

Because performance-based compensation plays a significant role in aligning executives’ interests with those of the Company’s stockholders, annual incentives and long-term incentives constitute a substantial portion of each of the named executive officers’ compensation. For 2008, about 84% of the Chief Executive Officer’s total direct compensation (base salary, annual incentive, and long-term incentives based on the grant date fair value of the awards) was in the form of incentive compensation and therefore at-risk; base salary constitutes the balance; this compares to competitive market data where typically 80% of a chief executive officer’s pay is incentive compensation. The corresponding percentages for Messrs. Slacik, Pinkston, Hurley and Kleinert were 66%, 63%, 68% and 68%, respectively. This compares to competitive market data where typically 70%, 65%, 59% and 70% of pay is delivered through incentive compensation. Refer to the “Summary Compensation Table” below for detailed information on the compensation paid to each of the named executive officers for 2008.

The Organization and Compensation Committee believes the elements of the Company’s executive compensation program effectively link performance-based compensation to financial goals and stockholder interests without encouraging executives to take unnecessary risks in the pursuit of those objectives. In particular, the program fosters significant, long-term equity ownership by Company executives.

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Named executive officers can participate in deferred compensation and retirement plans. The Company provides severance benefits if a named executive officer’s employment terminates under certain circumstances. These provisions are described later in this section.

Role of the Compensation Consultant. For 2008, the Organization and Compensation Committee retained Watson Wyatt as its external executive compensation consultant to assist the committee in assessing salary, incentive, and other compensation levels, preparing a summary of the value of all compensation elements provided to executives during the year, and reviewing target bonus levels, recoupment policies, and change in control agreements. On occasion, the Company engages Watson Wyatt for human resources consulting services in areas other than executive compensation. Any such engagements are limited and authorized in advance by the Organization and Compensation Committee. In 2008, the Company paid Watson Wyatt less than $35,000 for human resources consulting in areas other than executive compensation. The compensation consultant derives no benefit from other work done by Watson Wyatt for the Company.

Benchmarking. In late 2008, using information obtained and analyzed by Watson Wyatt, the Organization and Compensation Committee reviewed total direct compensation (base salary, target annual incentives and long-term incentive award opportunities) for the Chief Executive Officer, Chief Financial Officer and Chief Legal Officer, as reported in the proxies filed by the Company’s peer group (as described below). Using data from nationally recognized surveys, the Organization and Compensation Committee also reviewed for the Company’s top eight executive officers the combined value of all components of compensation, including base pay, target annual incentives, long-term incentives, perquisites and the dollar cost to the Company of benefits (including health care, retirement and deferred compensation). These values included both the realized and unrealized value of stock options and stock awards. The Organization and Compensation Committee also reviewed total compensation survey data for the top 22 executive positions, using data from nationally recognized surveys as identified below.

Peer Group. The Organization and Compensation Committee uses a peer group of laboratory instrument, diagnostic and biomedical research products companies, which consists currently of 15 firms. A list of potential peer companies was first screened by Watson Wyatt using the Company’s Standard Industrial Classification and four-digit Global Industry Classification Standards codes. Companies were further filtered on the basis of similar market capitalization, revenue size and business segments. The revenue size parameters range from about one-half to two and one-half times that of the Company. The number of companies included in the peer group was reviewed to help ensure it provided a representative sample of market practices. The peer group companies selected by the Organization and Compensation Committee for 2008 were:

•     Agilent Technologies
•     Applera Corporation/Applied Biosystems
•     C.R. Bard, Inc.
•     Becton, Dickinson & Company
•     Bio-Rad Laboratories
•     Dentsply International, Inc.
•     Invacare Corporation
• Millipore Corporation	• PerkinElmer, Inc. • Sigma-Aldrich Corporation • St. Jude Medical, Inc. • Stryker Corporation • Varian Medical Systems, Inc. • Waters Corporation • Zimmer Holdings, Inc.

The Organization and Compensation Committee believes these peer group companies provide a broad, but reasonable, range of companies for comparison. Some of these companies are in the line of business index shown on the performance graph included in the Company’s 2008 Annual Report on Form 10-K. The Company’s 2008 revenues were $3.1 billion with a year-end market capitalization of $2.77 billion. The peer group had a median revenue of $2.0 billion, (ranging from $1.5 to $6.4 billion), and median market capitalization of $7.1 billion (ranging from $780 million to $30.7 billion). Due to industry consolidation and changes in annual revenue, five companies were removed from the peer group used for 2006 and 2007: Biomet, Inc., Dade Behring Holdings,

32	BEC 2009 NOTICE & PROXY STATEMENT

Inc., Fisher Scientific International, Inc., Steris Corporation, and Thermo Electron Corporation. One company—Millipore Corporation—was added to the peer group for 2008. The data derived from the proxy analysis for the revised peer group did not change significantly from the larger group used the prior year.

Peer group data is a key source of information reviewed by the Organization and Compensation Committee. The Organization and Compensation Committee also reviews general survey data provided by Watson Wyatt. In 2008, Watson Wyatt provided data from five nationally recognized published surveys in the life sciences, medical products and general industry segments to help benchmark base salary, annual incentives and long term incentives. These surveys included Mercer Executive Compensation Survey, Towers Perrin Medical Device Survey, Towers Perrin Executive Compensation Database, SIRS Executive Life Sciences Survey and the Watson Wyatt Top Management Western Europe Survey. These surveys represent between 143 and 2,579 companies, depending on the survey. The surveys were selected because they are conducted by large survey companies with robust participation. The consultant uses survey data subsets appropriate to the size of the company unit and responsibility scope of the position. To benchmark executive benefits, the Organization and Compensation Committee reviewed data from Watson Wyatt’s proprietary survey database, which incorporates information from over 1,100 companies, including 13 of the Company’s 15 peer companies.

Decision-Making Process. The Organization and Compensation Committee has the discretion to set compensation for executives at levels that differ from target compensation levels identified above. The Organization and Compensation Committee believes the proxy and survey data analyses described above provide meaningful data to determine competitive compensation levels for each executive officer. When making compensation decisions, the Organization and Compensation Committee considers a number of factors, including its compensation philosophy, the annual review of competitive data, the estimated value of the total compensation program for top executives, analysis provided by Watson Wyatt, Company performance, internal equity assessments, economic conditions, individual performance and, where applicable, the Chief Executive Officer’s recommendations. The Organization and Compensation Committee also weighs the effect of changes to one component on other components.

A key component of compensation decisions for individual executives is an assessment of each executive’s performance, and potential, as well as retention considerations. More specifically, those individual assessments consider: scope of job responsibilities, individual accomplishments, unique expertise, demonstrated leadership, long-term potential, and the importance of retaining the executive. The starting point for individual decisions is the executive’s current compensation arrangement, and decisions are made within the parameters of internal compensation expense budgets.

The independent Directors of the Board conduct a formal performance review of the Chief Executive Officer, which includes an assessment of strategic, financial, operational, and individual accomplishments. These factors are not specifically weighted. The results of this assessment are used by the independent Directors to determine compensation awards for the Chief Executive Officer.

The Chief Executive Officer makes compensation recommendations for named executive officers (other than himself) and other senior executives. He actively participates in the annual executive compensation assessment of the other named executive officers. The Chief Executive Officer does not meet separately with the executive compensation consultant, nor does he attend executive sessions of the Board where his own compensation is being determined.

Current Executive Compensation Program Elements

Base Salary. The primary purpose of base salary is to compensate the executive for the estimated market value of his or her position, and the responsibilities of that position in comparison with other positions in the Company. The Organization and Compensation Committee targets base salary levels for executive positions at the 50th percentile for comparable positions within the benchmarking studies and exercises judgment in

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determining actual base salary levels. Consistent with the Organization and Compensation Committee’s emphasis on incentive-based compensation, base salary generally represents a one-third or less of the target total compensation for a named executive officer.

The named executive officers do not have employment agreements or other contractual rights to a fixed base salary. Instead, base salary levels for each position are established by the Organization and Compensation Committee (and, for the Chief Executive Officer, by the independent Directors of the Board). The Organization and Compensation Committee considers several factors when establishing base salary levels, including the scope of the executive’s responsibility, the value of the position to the Company, the current base salary level as compared to the benchmark study results, the executive’s contributions, and internal pay relationships. The Organization and Compensation Committee considers these factors generally and does not assign any particular weight to any one factor. Executive base salary is reviewed annually, as well as at the time of a promotion or other material change in responsibilities, and increases may be awarded based on an evaluation of the factors listed above.

Analysis. Analysis by Watson Wyatt in 2007 of the Company’s top 22 executive positions showed base salary levels for named executive officers at the 50th percentile overall. Subsequently, all named executive officers received performance-based salary increases effective March 1, 2008 as part of the regular annual salary review. The Organization and Compensation Committee determined and approved pay increases for the named executive officers other than the Chief Executive Officer. The Chief Executive Officer’s base salary increase of 8% (including a 4% market adjustment) was approved by the independent Directors. Messrs. Slacik, Pinkston, Hurley and Kleinert received increases of 5%, 4%, 5% and 9% respectively.

The November 2008 total compensation benchmarking study, conducted by the Organization and Compensation Committee’s external compensation consultant, reported base salary levels for the 22 executive positions studied at about the 50th percentile of the benchmark data. The base salaries for Messrs. Garrett, Slacik, Pinkston, Hurley and Kleinert were -7%, -4%, +4%, +15% and -12% relative to the estimated market medians, respectively. The Organization and Compensation Committee views the current base salary levels of the named executive officers and the other executive officers as reasonable in view of competitive practices, the Company’s performance and the officers’ contributions. The base salary that was paid to each named executive officer for 2008 is reported in column (c) of the “Summary Compensation Table” below.

2009 Base Salaries. In December 2008, the Company announced several cost-saving measures in light of the uncertain economic conditions and to better position the Company to meet stockholders’ expectations. The measures included a Company-wide base salary freeze for 2009. Unless economic circumstances change significantly, we expect that no named executive officer or other executive will receive a base salary increase in 2009 and that annual base salary reviews will resume in 2010.

Annual Incentive Compensation. The Organization and Compensation Committee targets annual incentive compensation for named executive officers at the 50th percentile for comparable executives within the benchmark studies. Actual incentive awards paid to named executive officers in any given year may differ substantially from those paid to comparable officers at the peer group companies. When the Company achieves superior performance against its operating plans and peer group companies, annual incentive awards should reflect upper quartile pay. If Company performance is below target, awards should be below benchmark median levels.

The Company’s ongoing practice is to make named executive officers eligible for an annual incentive award under the Company’s Management Incentive Plan. None of the named executive officers has an employment agreement or other contractual right to a fixed or target bonus for any given year. A target award opportunity, expressed as a percentage of base salary, is established for each named executive officer under the plan based on the executive’s position, scope of responsibilities and the bonus opportunities awarded to comparable executives as determined by analysis of the peer group companies. Awards under the plan may be paid in cash or equity, at the Company’s discretion. Awards have historically been paid in cash, as they were in 2008.

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In early 2008, the Organization and Compensation Committee increased the target bonuses for certain executive positions over their 2007 levels to provide more competitive annual incentive opportunities to Company executives. These changes improve alignment with the Company’s compensation philosophy and were based on findings from the 2007 total compensation benchmarking study, which estimated base salary and annual incentive levels at about the 40th percentile of comparable positions. The Organization and Compensation Committee approved the following target bonus opportunities for 2008; Company performance and individual accomplishments relative to objectives continue as primary determinants of each executive’s annual incentive award:

Position	2007 Target Bonus	2008 Target Bonus
CEO	100%	100%
CFO	55%	70%
Executive VP	55%	70%
Group VP	45% to 50%	60%
Senior VP	55%	55%

The 2008 threshold, target, and maximum bonus amounts for the named executive officers are found in the “Grants of Plan-Based Awards” table below.

Annual incentive compensation awarded under the Management Incentive Plan is directly tied to key financial and non-financial performance measures. These goals align with the Company’s strategic and financial plans, which are reviewed and approved by the Board of Directors. In setting the goals for the plan each year, the Organization and Compensation Committee considers, among other factors, returns to stockholders, investor expectations, business climate, competitor performance, historical performance of the Company, the unique business of each operating unit and capital requirements.

Performance measures and goals are established and communicated to participants early in the annual performance period. Goals are not adjusted during the year, except, in the Organization and Compensation Committee’s discretion, in the event of certain extraordinary, non-recurring transactions affecting the Company, such as a merger or divestiture. No changes were made to the 2008 performance goals after they were established.

For 2008, the Organization and Compensation Committee approved the following financial performance measures, weightings and goals:

2008 Annual Incentive – Financial Performance Measures
Performance Measure	Weighting	2008 Goal vs. 2007 Actual
Operating income	50%	+16.8%
Total revenue	30%	+9.0%
Inventory	20%	-5.5%

The Organization and Compensation Committee believes these three measures were key indicators of company performance for 2008. The weightings indicate the relative importance of achieving each goal. Operating income is an important indicator that the Company is delivering a reasonable return to stockholders and a measure of the company’s overall health. Total revenue is a measure of the Company’s ability to sustain customer demand for its products and services and to grow the business in the future. Management of inventory levels provides uninterrupted production, sales and customer-service levels with the lowest investment possible. The Company’s 2008 performance goals were intended to be challenging, but achievable with significant effort. The 2008 performance goals for all three measures were set higher than the Company’s historical achievement levels.

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Two changes were made by the Organization and Compensation Committee in performance measures for 2008 as compared with the measures used for 2007. First, inventory replaced consumables revenue to focus attention on the management of inventory levels. Second, the weighting for total revenue increased from 20% to 30%, reflecting the importance of top-line growth; consumables revenue continues as an area of importance and is still captured as a key component of total revenue.

Under the Management Incentive Plan, threshold, target and maximum performance levels are established for each performance measure. Achievement below threshold on a performance measure results in 0% funding for that measure; performance at maximum can result in 200% funding. Given the importance of Company earnings, operating income must meet or exceed target in order for above-goal performance in either total revenue or inventory to fund the annual incentive plan in excess of the target level. The goals set forth in the table above represent the target levels of performance established for the plan for 2008.

As in prior years, individual objectives were also established for 2008 by the Organization and Compensation Committee for each named executive officer in the general areas of strategic planning, financial performance, operational performance, product development and talent management. Progress against these goals was reviewed twice a year by the Chief Executive Officer with the other named executive officers. The Chief Executive Officer reviewed his goals quarterly with the Board of Directors. The Organization and Compensation Committee reviewed each executive’s performance and potential as part of a formal talent review and adjusted the amount of that executive’s annual incentive based on its assessment of the executive’s achievement of individual objectives.

Analysis. The Company delivered strong financial results in 2008, achieving most of its key financial goals. Important factors contributing to those results were solid revenue growth, a robust flow of new products and significant improvement in both cash flow and earnings. The Company faced challenges from increased commodity prices, unprecedented capital markets turmoil and significant changes in currency exchanges rates. Operating income results (adjusted to exclude certain items) were good, but fell short of target. The Company achieved 95% of its operating income goal, 103% of its total revenue goal and over 99% of its inventory goal. Based on these results, and because the operating income target was not reached, the Management Incentive Plan was funded initially at 82% of target for 2008. That funding level then was reduced to an average of 75% by redistributing funds from the Management Incentive Plan to the Performance Sharing Plan that non-management employees participate in.

The awards to the named executive officers for 2008 range from 75% to 80% of target; the median award is 79%. The Chief Executive Officer’s award level (75% of target) aligns with the Company’s overall performance, whereas the award levels for the other named executive officers take into account the Organization and Compensation Committee’s assessment of the relative contribution of their respective organizations to 2008 Company results. Each named executive officer’s bonus earned for 2008 is listed in column (g) of the “Summary Compensation Table.”

Mr. Garrett led the Company to strong results in 2008. Adjusted earnings per share increased 11.7%, revenue increased 12.2% and operating cash flow improved more than $75 million. The Company successfully launched five major new products and continued to make substantial progress in our Lean Six Sigma and operating excellence initiatives. Mr. Garrett’s 2008 bonus was 75% of target compared to 97% for 2007.

Mr. Slacik played a substantial role in the Company’s 2008 financial results. He personally led the Company’s zero overhead growth initiative and played a key role in focusing company management toward achievement of our inventory target. In addition, Mr. Slacik is leading the information technology function, which is significantly improving the global operating capability of the company. Mr. Slacik’s 2008 bonus was 79% of target compared to 97% for 2007.

Mr. Pinkston continues to play a vital role in the Company’s management. He led a worldwide effort to ensure the company’s continued compliance with laws and regulations that involved every region, business and

36	BEC 2009 NOTICE & PROXY STATEMENT

function of the Company. The Legal Department plays an important role in protecting the Company’s intellectual property. In addition, Mr. Pinkston initiated and developed a strategy in the area of corporate social responsibility. Mr. Pinkston’s 2008 bonus was 79% of target compared to 90% for 2007.

Mr. Hurley continues to focus on improving the Company’s talent, with a focus on senior executive succession. In 2008, a company-wide succession planning and talent management program was implemented, and the number of employee development programs was increased significantly. The Company successfully outsourced its benefit administration and implemented a new learning management system. Mr. Hurley’s 2008 bonus was 80% of target compared to 100% for 2007.

Mr. Kleinert continues to make important contributions to the Company leading our worldwide commercial operations. Mr. Kleinert led the worldwide commercial organization, and was pivotal in the over achievement of the Company’s revenue targets for 2008. Major reorganizations in the European and Emerging Markets regions were followed by greater success in those regions than in prior years. International revenue growth and earnings were above both target and market rates. In addition, Mr. Kleinert proactively managed expenses to increase the profitability of commercial operations. Mr. Kleinert’s 2008 bonus was 75% of target, compared to 97% for 2007.

The Organization and Compensation Committee views these annual incentive awards as appropriate given the Company’s 2008 performance and consistent with the Organization and Compensation Committee’s intent to vary annual incentive awards to correlate with short-term performance levels.

Over the past five years, the Company’s overall annual incentive compensation payout percentage has ranged from 51% to 97%, with an average of 78%. When each factor is weighted and results are summarized, the Company’s overall performance and annual payout percentages have been as follows:

Performance Period	Overall Performance Level	Overall Payout Level
2008	Below Target	75%
2007	Near Target	97%
2006	Near Target	90%
2005	Below Target	77%
2004	Below Target	51%

For 2009, the Organization and Compensation Committee has determined that the performance gate for funding the Management Incentive Plan will be earnings per share (EPS). If an absolute EPS number is not achieved, the plan will not be funded. If the EPS number is met or exceeded, then the plan may be funded based the results relative to goals for two, equally weighted performance measures: recurring revenue and operating income. These measures are consistent with the Company’s strategic direction and are highly correlated to increases in total shareholder return.

Long-Term Incentives

Long-term incentives in the form of stock-based awards encourage long-term decision-making and strongly align the interests of executives and stockholders. The Organization and Compensation Committee believes the majority of executives’ total compensation should consist of stock-based awards, and it targets long-term equity compensation for named executive officers at the 60th percentile for comparable executive positions based on the benchmark data. (The value actually realized with respect to stock-based awards will depend on the Company’s achievement of goals and stock price performance -based return).

The Organization and Compensation Committee makes equity grants with a weighting of 40% stock options, 30% restricted stock units, and 30% performance shares. The Organization and Compensation Committee uses stock options to focus executives’ attention on increasing stock price. Restricted stock units encourage stock ownership, and through forfeiture provisions, strengthen retention. Performance shares focus

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executives’ efforts on multi-year goals tied to the Company’s long-term growth strategy. The Organization and Compensation Committee reviews the mix of equity awards annually. Newly hired executive officers are generally granted a mix of long-term incentive awards in the form of stock options and restricted stock units.

The Organization and Compensation Committee exercises judgment in determining the levels of annual equity grants, giving consideration to the competitiveness of grants relative to comparable positions within the benchmark data, relative job responsibilities, and assessment of each executive’s performance and potential, as well as retention considerations.

Additional factors considered by the Organization and Compensation Committee to determine the size, frequency and type of long-term incentive grants include accounting impact, tax consequences, potential dilutive effects and potential future stock values. The Organization and Compensation Committee determines and recommends to the independent Directors of the Board the size of awards to be granted to the Chief Executive Officer. The Organization and Compensation Committee, based on recommendations from the Chief Executive Officer, determines the size of awards for the other named executive officers.

Analysis. In 2008, the Organization and Compensation Committee examined the Company’s granting practices against the benchmark market data to determine the competitiveness of executives’ long-term incentives. Annualized long-term incentive award values from the proxy statements of the peer group companies and two general industry surveys were used to determine the benchmark data. All awards were valued using Statement of Financial Accounting Standards (“SFAS”) 123(R) “Share-Based Payment (“SFAS 123(R)”) assumptions as reported in the most recent 10-K filings. The analysis showed the Company at the 55h percentile of competitive practice, near the Company’s target for long-term incentive awards.

The long-term incentive awards granted to named executive officers on January 8, 2009 were comparable to levels for the prior year based on grant-date values. Based on estimated value at time of grant, the 2008 awards compare to the 2007 awards as follows: Mr. Garrett -2%, Mr. Pinkston -1%, Mr. Hurley -6% and Mr. Kleinert +9%. Mr. Slacik did not receive a long-term incentive award in early 2007, as he was hired in October 2006 and received a new hire grant at that time. Additional details of 2008 awards are found in the “Grants of Plan-Based Awards” table and the narrative that accompanies that table.

Stock Options. Options are granted with an exercise price equal to the fair market value of Company Common Stock based on the closing price on the grant date. Named executive officers will only realize value on their options if the stock price rises. Stock options also function as a retention incentive, as they vest 25% per year over four years and expire seven years after the date of grant. The basic terms of these options are described below under “Grants of Plan-Based Awards - Equity Incentive Awards.”

Restricted Stock Units. A restricted stock unit represents a right to receive one share of Common Stock if the applicable vesting requirements are satisfied. The restricted stock units granted to named executive officers during 2008 vest 25% per year over four years. As such, they also serve as a long-term retention tool. The basic terms of these restricted stock unit grants are described below under “Grants of Plan-Based Awards - Equity Incentive Awards.”

Performance Shares. Since 2006, the Organization and Compensation Committee has granted long-term incentive awards to named executive officers in the form of performance shares denominated in restricted stock units. Performance shares were introduced to increase executives’ focus on the Company’s long-term performance. A performance share represents a contractual right to receive one share of Common Stock if the applicable performance requirements established by the Organization and Compensation Committee are satisfied. Performance shares are granted early in the calendar year, and become eligible to vest on the third anniversary of the grant date, provided the Company achieves the specified multi-year performance goal. If the target is not met or exceeded, performance shares will not vest and will be immediately forfeited. If a named executive officer’s employment terminates prior to the third anniversary of the grant date for any reason other than retirement or total disability, the performance shares will be immediately forfeited. The basic terms of these performance share grants are described below under “Grants of Plan-Based Awards - Equity Incentive Awards.”

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The performance shares granted in 2006 have a cumulative free cash flow target of $225 million for the three-year period 2006 through 2008. A sound business needs to generate cash to fund operation and investments. The Organization and compensation Committee believes cash flow is a good indicator of the Company’s general health and executives’ overall performance. As the 2006 to 2008 goal was exceeded as of year-end 2008, the 2006 performance shares will vest on the third anniversary of their grant in April 2009.

For performance shares granted in 2008, the objective is to achieve a specific cumulative free cash flow target of $350 million for the three-year period of 2008 through 2010.

The Organization and Compensation Committee has added a second long-term performance measure for 2009: performance relative to three-year goals for return on invested capital (ROIC) along with operating cash flow will determine vesting of performance shares.

Recoupment Policy

Effective December 3, 2008, the Organization and Compensation Committee formally adopted a Policy on Recoupment of Compensation. The purpose of this policy is to help ensure executives act in the best interests of the Company and its stockholders. The policy requires the named executive officers, other Section 16 reporting individuals, and corporate vice presidents to repay or return cash bonuses and/or long term incentives granted after the policy’s effective date in the event the Company issues a material restatement of its financial statements and where the restatement was caused by the individual’s intentional misconduct. The Organization and Compensation Committee will take all relevant factors into account and exercise business judgment to determine any appropriate amounts to recoup, and has the discretion to determine the timing and form of recoupment.

Adjustments for Performance-Based Compensation

Under the terms of the Long-Term Performance Plan, the Management Incentive Plan and the long-term incentive awards subject to performance-based vesting requirements, the Organization and Compensation Committee may make adjustments to applicable performance measures, goals and results if it determines that the adjustment is necessary or advisable to preserve the integrity of the award. For example, adjustments may be made to reflect the impact of acquisitions or divestitures on the Company’s operating income or increases in pension plan funding requirements on its free cash flow. The Organization and Compensation Committee believes it is appropriate to have the flexibility to make such adjustments so that management may make strategic decisions that it believes are in the best interests of the Company and shareholders without undue concern about the impact of those decisions on their compensation arrangements. As is typically the case, the adjustments approved by the Organization and Compensation Committee in 2008 with respect to bonuses and performance share awards were the same adjustments approved by the Audit and Finance Committee and reflected and discussed in the Company’s earnings release for the corresponding year so that the performance data used for compensation purposes is the same as that reflected in the financial statements earnings release.

Retirement and Deferred Compensation Plans; Perquisites and Other Personal Benefits

Retirement Plans. The Company’s retirement plans provide post-employment retirement income to executives and other employees, assisting them to meet their future financial needs. The retirement plans for the Company’s executives are designed in combination to attract and retain executives as key components of a competitive total compensation package. Benefits under the qualified and nonqualified retirement plans are not directly tied to specific Company performance, although the value of benefits under the plans denominated in stock units will depend on the Company’s performance.

Retirement plans provided by the Company include a tax-qualified defined contribution plan, the Savings Plan (the “401(k) Plan”). Named executive officers employed prior to 2006 participate in a tax-qualified defined benefit pension plan (the “Pension Plan”). However, benefit accruals in the Pension Plan were frozen as of December 31, 2006 for all participating named executive officers.

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Employees (including named executive officers) hired in 2006 and after do not participate in the Pension Plan. Instead, they, and participants whose accruals under the Pension Plan were frozen, participate in and are credited with Company contributions under a second defined contribution plan, called the Retirement Account Plan. The Company’s objectives in introducing the Retirement Account Plan were to achieve greater predictability in retirement costs, to attract and retain qualified employees, and to help achieve business objectives.

Named executive officers may elect to participate in the Company’s Executive Restoration Plan, a non-qualified plan. The Executive Restoration Plan provides retirement benefits that otherwise would have been provided under the 401(k) Plan and the Retirement Account Plan, except for the contribution and benefits limits imposed by the Internal Revenue Code.

The “Pension Benefits” table and related narrative section “Pension and Other Retirement Plans” below describe the Company’s Pension Plan and Supplemental Pension Plan benefits. The “Nonqualified Deferred Compensation” table and related narrative section “Nonqualified Deferred Compensation Plans” below describe the Company’s Executive Restoration Plan.

Deferred Compensation Plan. Named executive officers and other key employees of the Company may participate in the Company’s Executive Deferred Compensation Plan. The Executive Deferred Compensation Plan allows a participant to voluntarily defer until a future date between 10% and 70% of base salary earned and/or between 5% and 80% of bonuses earned in the form of cash and/or stock units The “Nonqualified Deferred Compensation” table and related narrative section “Nonqualified Deferred Compensation Plans” below describe the Company’s Executive Deferred Compensation Plan.

Perquisites and Other Personal Benefits. The Company provides limited executive perquisites and personal benefits that are at or below market levels. The Organization and Compensation Committee reviews these benefits on a regular basis. These benefits primarily consist of annual financial planning/tax preparation services and one-time reimbursement of legal costs associated with estate planning. Beginning in 2009, the company will no longer provide executives a tax allowance to offset the taxes incurred for financial planning services provided by the company. The Company does not provide loans to executives; it does not own or lease corporate aircraft; executives are not provided company cars or car allowances; executives are not reimbursed for club memberships. The perquisites and other personal benefits provided to named executive officers in 2008 are reported in Column (i) of the “Summary Compensation Table” and are further described in footnote (4) to that table.

Benchmarking of Benefits. While the Company’s executive compensation philosophy is to target benefits at the 50th percentile for the Company’s peer group, the estimated value of Company benefits in 2008 for named executive officers approximated the 55th percentile.

Severance and Other Benefits upon Termination of Employment or Change in Control

The Organization and Compensation Committee believes that severance protections are an important part of an executive’s total compensation package, and play a valuable role in attracting and retaining key executive officers. In the event of a change in control, these protections are particularly important to ensure a smooth transition of management and to protect stockholders’ interests during the transition period. The Company provides these severance protections for named executive officers through its Separation Pay Plan and through change in control agreements.

Termination of Employment. The Organization and Compensation Committee’s position is that severance protections are only appropriate in the event a named executive officer’s employment is involuntarily terminated by the Company as a result of a layoff. The Organization and Compensation Committee has determined that providing named executive officers severance protections in such circumstances is appropriate in light of their

40	BEC 2009 NOTICE & PROXY STATEMENT

positions within the Company and as part of their overall compensation package. These severance benefits reflect the fact that it may be difficult for named executive officers to find comparable employment for a period of time following termination. Severance protections outside of a change in control context are provided to named executive officers and other employees of the Company through its Separation Pay Plan. Specifically, the plan provides for certain severance benefits in the event a named executive officer’s employment is terminated by the Company at the request of the Board of Directors, or, with the support of the Board, the Chief Executive Officer. The plan does not provide for severance benefits if the named executive officer’s employment is terminated under any other circumstances, including by the Company for cause.

In the event of a qualifying termination of employment, named executive officers (other than the Chief Executive Officer) are entitled to a benefit under the Separation Pay Plan equal to two times their monthly base rate of compensation for each full year of service with the Company. Without regard to length of service, the minimum and maximum amounts of this benefit are six and eighteen months, respectively, of an eligible named executive officer’s base pay. The Chief Executive Officer’s benefit is equal to three times his monthly base rate of compensation for each full year of service, with minimum and maximum amounts of nine and twenty-four months, respectively, of his base pay. Any separation payments to executives are contingent upon execution of a general release of claims and non-compete/solicit agreement. Benefits will be paid in the form of salary continuation payments following a named executive officer’s termination of employment. See “Potential Payments on Termination or Change in Control” for more information specific to the named executive officers.

The Organization and Compensation Committee considers the inter-relationship of the potential payouts and terms and conditions under this program in combination with decisions it makes regarding incentive awards and other aspects of the executives’ total compensation package.

Change in Control. The Organization and Compensation Committee believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of the named executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage named executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain, the Organization and Compensation Committee provides named executive officers with appropriate severance benefits through change in control agreements if their employment is terminated by the Company without cause, or by the executive for a “good reason” the Organization and Compensation Committee believes justifies the payment of severance, within two years following a change in control of the Company.

In 2008, the Organization and Compensation Committee reviewed an analysis by Watson Wyatt of the potential change-in-control payments for the named executive officers using proxy information for comparable positions among the 15 peer companies. Potential payments for each of the named executive officers were determined to be at or above the 60 th percentile from the benchmark data.

The Organization and Compensation Committee also worked with Watson Wyatt to analyze the change in control provisions to determine if they were appropriate and consistent with program objectives. As a result, the Organization and Compensation Committee made a number of changes effective 2008 that were intended to reduce the benefit levels under these agreements: First, the “gross up” protection against excise taxes was modified: an individual executive’s change in control benefits will be reduced by up to 10% if that reduction will avoid triggering excise taxes on the payment. Second, additional retirement benefit service credit will not be provided to executives as part of change in control benefits. Third, financial planning and tax preparation services will not be continued after a qualifying termination of employment due to change in control. Lastly, the Organization and Compensation Committee clarified that if change in control benefits are triggered, performance-based equity awards will be determined as through the target level of performance had been achieved. The Company entered into new change in control agreements with each of the named executive officers in December 2008 that reflected these changes.

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With these changes, the Organization and Compensation Committee believes the severance benefits described below in the “Potential Payments on Termination or Change in Control” table provide named executive officers with reasonable financial and personal security during a transitional period when the likelihood of unemployment is high.

Stock Ownership Program

To further align the interests of management and the Board of Directors with the interests of the Company’s stockholders, the Board has set guidelines for named executive officers, other key executives and directors to acquire and retain a certain stock ownership level in Company Common Stock (including stock units held in the Company’s retirement plans) equal to a specified multiple of compensation. The required multiple for the Chief Executive Officer is five times base salary; the required multiple for the other named executive officers is three times base salary. The goal is for executives to meet the stock ownership guidelines within five years of appointment to the level of Senior Vice President or above. The Organization and Compensation Committee reviews the guidelines annually to help ensure they continue to be reasonable and competitive, and reviews annual reports on progress toward ownership goals. At the time of the annual review in mid-2008, all named executive officers had either met their guidelines or were on track to reach their guidelines within the applicable timeframe. Despite the recent, significant decline in the value of Company stock due to the current financial crisis and global recession, Messrs. Garrett and Hurley have met their ownership requirements; Messrs. Slacik, Pinkston and Kleinert are on track to meet their requirements within the specified five-year timeframe.

Tax and Accounting Considerations

In evaluating the compensation structure and program designs, the Organization and Compensation Committee considers tax and accounting treatment, balancing their effects on individuals and the Company. Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation the Company may deduct in any one year with respect to the Chief Executive Officer and certain of its other most highly compensated executive officers. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. The Company’s annual incentive compensation program and long-term incentive awards to Named Officers (other than time-based restricted stock unit awards) to named executive officers are made under a stockholder-approved plan and are intended to satisfy the requirements of Section 162(m). In accordance with its stated objectives, the Organization and Compensation Committee will consider the appropriate balance with tax deductibility levels, but will not be limited by Section 162(m), as it determines executive compensation strategy and its implementation.

Equity Granting Policy

The Company does not time the grant of its equity awards based on current stock price or material non-public information. Equity awards to employees and members of the Board are normally granted at a meeting of the Organization and Compensation Committee held on the first Thursday in January of each year. Grants awarded outside of the annual grant process, such as those associated with a new hire or promotion, are issued on the first Monday of the month following the month in which the employee commences employment. Named executive officers do not have the discretion to set grant dates for any awards.

The Organization and Compensation Committee has delegated to the Chief Executive Officer authority to grant equity-based awards under the Company’s stock incentive plans to individuals other than to the Company’s directors, executive officers, and other persons covered under Section 16 of the Securities Exchange Act of 1934, for select use with new hires, promotions, and other personnel matters. Any grants made by the Chief Executive Officer are subject to the policies regarding the timing of equity grants described above.

Conclusion

The Organization and Compensation Committee believes its executive compensation program results in total compensation awards that are reasonable and appropriate value, align Company executives’ interests with those of stockholders and are directly linked to Company and individual performance.

42	BEC 2009 NOTICE & PROXY STATEMENT

SUMMARY COMPENSATION TABLE

The following table presents information regarding compensation of our named executive officers for services rendered for each of our last three completed fiscal years.

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Scott Garrett,	2008	$915,569	$—	$3,096,821	$3,328,873	$690,000	$14,507	$156,861	$8,202,631
Chairman, President and	2007	837,969	—	1,564,589	2,439,009	826,440	40,069	314,101	6,022,177
Chief Executive Officer	2006	730,366	—	785,864	1,831,429	655,000	172,321	166,799	4,341,779
Charles P. Slacik,	2008	$498,568	$—	$290,373	$340,591	$274,936	$—	$88,199	$1,492,667
Senior Vice President and	2007	476,827	—	298,383	280,493	253,413	—	55,193	1,364,309
Chief Financial Officer	2006	87,692	25,000	47,658	46,749	—	—	394	207,493
Arnold A. Pinkston,	2008	$408,163	$—	$303,970	$510,717	$176,576	$747	$112,324	$1,512,752
Senior Vice President,	2007	391,431	—	219,752	463,470	194,040	1,912	107,120	1,377,725
General Counsel and Secretary	2006	380,000	—	139,425	418,950	177,600	27,327	346,107	1,489,409
James R. Hurley,	2008	$356,869	$—	$403,269	$328,917	$157,571	$8,896	$84,934	$1,340,456
Senior Vice President,	2007	339,162	—	327,387	324,799	187,000	6,701	79,533	1,264,582
Human Resources	2006	325,131	—	206,909	197,498	167,400	59,945	49,944	1,006,827
Robert W. Kleinert	2008	$433,261	$—	$322,588	$311,070	$228,900	$2,041	$59,164	$1,357,024
Executive Vice President,	2007	377,598	—	171,927	345,002	213,400	12,827	40,192	1,160,946
Worldwide Commercial Operations	2006	331,894	—	65,775	422,558	163,800	54,384	10,062	1,048,473

(1)	The amounts reported in Columns (e) and (f) of the table above reflect the aggregate dollar amounts recognized for stock awards and option awards, respectively, for financial statement reporting purposes with respect to the last three fiscal years (disregarding any estimate of forfeitures related to service-based vesting conditions). No stock awards or option awards were forfeited by any of our named executive officers during 2008. For a discussion of the assumptions and methodologies used to calculate the amounts reported in Columns (e) and (f), see the discussion of equity incentive awards contained in Note 15 (Employee Benefits) to the Company’s Consolidated Financial Statements in its 2008 Annual Report filed on Form 10-K with the Securities and Exchange Commission (or, in the case of grants made prior to 2008, the corresponding footnote in the Company’s Form 10-K for the applicable year), which is incorporated herein by reference.

(2)	The amounts reported in Column (g) above reflect the aggregate dollar amounts paid to named executive officers under their annual incentive awards. The payouts were made in cash in March 2009. The material terms of these incentive awards are described above under “Current Executive Compensation Program Elements - Annual Incentive Compensation” in the Compensation Discussion and Analysis section.

(3)	The amounts reported in Column (h) include interest on deferred compensation account balances during 2008 considered under Securities and Exchange Commission rules to be at above-market rates in the following amounts: Scott Garrett ($6,151), Charles P. Slacik ($0), Arnold A. Pinkston ($1,002), James R. Hurley ($7,212) and Robert W. Kleinert ($0). The remaining reported amounts consist of the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under all of our defined benefit pension plans during 2008. This amount for each named executive officer is as follows: Scott Garrett ($8,356), Charles Slacik ($0), Arnold A. Pinkston (-$255), James R. Hurley ($1,684) and Robert W. Kleinert ($2,041). In the case of Mr. Pinkston the negative changes in the value of his pension benefit are not reflected in the table above as required under the Securities and Exchange Commission rules.

(4)

Amounts shown in Column (i) for 2008 include Company contributions under the Company’s 401(k) Plan, Retirement Account Plan, Executive Restoration Plan and Executive Deferred Compensation Plan (with the value of any such Company contributions denominated in stock units based on the market price of a share of Common Stock on the

BEC 2009 NOTICE & PROXY STATEMENT	43

crediting date). Stock units credited to the Executive Restoration Plan and Executive Deferred Compensation Plan are credited with dividend equivalents as the Company pays ordinary dividends on the Common Stock; however, the value of the dividend equivalents has not been included in the table below pursuant to Securities and Exchange Commission rules. As described below under the heading “Nonqualified Deferred Compensation,” certain Company contributions to the Executive Deferred Compensation Plan denominated in stock units are subject to vesting requirements. Additionally, amounts shown in Column (i) above include the following perquisites and personal benefits, as indicated in the table below: financial planning benefits, business travel accident coverage, tax reimbursement payments to certain officers with respect to the provision of financial planning benefits made by the Company and Beckman Coulter Foundation matching charitable gifts.

Name	401(k) Savings Plan Contributions	Retirement Account Plan Contribution	Executive Restoration Plan Contributions	Deferred Compensation Plan Contributions	Financial Planning Benefits	Business Travel Accident Coverage	Tax Reimbursement Payment	Matching Contributions Under Charitable Matching Program
Scott Garrett	$8,050	$13,800	$114,971	$—	$12,740	$300	$2,000	$5,000
Charles P. Slacik	8,050	11,500	25,880	30,029	10,615	125	2,000	—
Arnold A. Pinkston	8,050	11,500	29,411	48,498	12,740	125	2,000	—
James R. Hurley	8,050	13,800	28,255	19,964	12,740	125	2,000	—
Robert W. Kleinert	7,750	13,800	24,749	—	12,740	125	—	—

Compensation of Named Executive Officers

The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to our named executive officers in the last three fiscal years. The primary elements of each named executive officer’s total compensation for 2008 reported in the table are base salary, an annual incentive award, long-term equity incentives, an increase in accumulated retirement pension benefits and certain earnings on deferred compensation account balances. Named executive officers also earned the other benefits quantified in Column (i) of the Summary Compensation Table, as further described in footnote 4 to the table.

The Summary Compensation Table information should be read in conjunction with the tables and narrative descriptions that follow. A description of each named executive officer’s base salary and annual incentive arrangements is provided immediately following this paragraph. The Grants of Plan-Based Awards table and the description of the material terms of the plan-based awards that follows provide information regarding the equity and non-equity incentive compensation awarded to named executive officers in 2008. The Outstanding Equity Awards and the Option Exercises and Stock Vested tables provide further information on the named executive officers’ potential realizable value and actual value realized with respect to their equity awards.

The Pension Benefits table and related description of the material terms of our pension plans describe each named executive officer’s retirement benefits under our defined benefit pension plans to provide context to the amounts listed in the Summary Compensation Table. Similarly, the Non-Qualified Deferred Compensation table and related description of the material terms of our non-qualified deferred compensation plans provides context to the deferred compensation earnings listed in Column (h) of the Summary Compensation Table, and also provides a more complete picture of the potential future payments due to our named executive officers. The discussion of the potential payments due upon a termination of employment or change in control that follows is intended to further explain the potential future payments that may become payable to our named executive officers under certain circumstances.

44	BEC 2009 NOTICE & PROXY STATEMENT

Description of Employment Agreements, Salary and Bonus Amounts

None of our named executive officers are employed pursuant to employment agreements. Accordingly, base salary and bonus amounts for named executive officers are not fixed by contract. The Organization and Compensation Committee reviews the base salaries for each named executive officer each year. In making its determination, the Organization and Compensation Committee considers the factors discussed above under “Current Executive Compensation Program Elements – Base Salary” in the Compensation Discussion and Analysis section.

Similarly, the amount of each named executive officer’s annual bonus is not fixed by contract. Rather, in 2008, the Company granted each named executive officer an annual incentive opportunity under the Company’s 2008 Management Incentive Plan. In determining the terms of such award opportunities, the Organization and Compensation Committee considered the factors discussed above under “Current Executive Compensation Program Elements – Annual Incentive Compensation” in the Compensation Discussion and Analysis section. The material terms of the annual incentive awards granted to named executive officers in 2008 are described above under “Current Executive Compensation Program Elements - Annual Incentive Compensation” in the Compensation Discussion and Analysis section.

2008 GRANTS OF PLAN-BASED AWARDS

The following table presents information about the incentive awards granted to the named executive officers during 2008. The material terms of each grant are described below under “Equity Incentive Awards” and “Non-Equity Incentive Awards.”

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Scott Garrett	2/6/08 2/6/08 1/3/08 1/3/08	— — — —	— $920,000 — —	— 1,840,000 — —	— — — —	18,000 — — —	— — — —	— — 18,000 —	— — — 72,000	— — — $72.49	$1,165,500 — 1,258,740 1,597,100
Charles P. Slacik	2/6/08 2/6/08 1/3/08 1/3/08	— — — —	— $349,125 — —	— $698,250 — —	— — — —	2,700 — — —	— — — —	— — 2,700 —	— — — 10,800	— — — $72.49	$ 174,825 — 188,811 239,565
Arnold A. Pinkston	2/6/08 2/6/08 1/3/08 1/3/08	— — — —	— $224,224 — —	— $448,448 — —	— — — —	2,100 — — —	— — — —	— — 2,100 —	— — — 8,400	— — — $72.49	$ 135,975 — 146,853 186,328
James R. Hurley	2/6/08 2/6/08 1/3/08 1/3/08	— — — —	— $196,350 — —	— $392,700 — —	— — — —	2,500 — — —	— — — —	— — 2,500 —	— — — 10,000	— — — $72.49	$ 161,875 — 174,825 221,819
Robert W. Kleinert	2/6/08 2/6/08 1/3/08 1/3/08	— — — —	— $305,200 — —	— $610,400 — —	— — — —	2,700 — — —	— — — —	— — 2,700 —	— — — 10,800	— — — $72.49	$ 174,825 — 188,811 239,565

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Equity Incentive Awards

During 2008, each named executive officer was granted a stock option award, a restricted stock unit award and a performance share award. Each of the equity awards reported in the Grants of Plan-Based Awards table was granted under and is subject to the terms of the 2007 Plan. The Organization and Compensation Committee administers the 2007 Plan and has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the 2007 Plan are generally only transferable to a beneficiary of a named executive officer upon his death. However, the Organization and Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value.

Under the terms of the 2007 Plan, if there is a change in control of the Company, each named executive officer’s outstanding awards granted under the plan generally will become fully vested, unless otherwise provided by the Organization and Compensation Committee.

Stock Options. Each stock option reported in Column (j) of the above Grants of Plan-Based Awards table was granted with a per-share exercise price equal to the fair market value of a share of Common Stock on the grant date. In accordance with the Company’s option grant practices currently in effect, the fair market value is equal to the closing price of a share of Common Stock on the applicable grant date. The maximum term of each of these options is seven years.

Each stock option granted to our named executive officers in 2008 is subject to a four-year vesting schedule, with 25% of the stock option vesting on each of the first four anniversaries of the grant date, subject to the named executive officer’s continued employment. Once vested, each stock option generally will remain exercisable until its normal expiration date. Each of the stock options granted to our named executive officers in 2008 has a term of seven years. However, vested stock options may terminate earlier in connection with a change in control transaction. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the stock option will immediately terminate upon a termination of the named executive officer’s employment (other than on account of retirement, death or total disability). In such circumstances, the named executive officer generally will have three months to exercise the vested portion of the stock option following termination of employment. If a named executive officer’s employment terminates on account of his retirement, death or total disability, the stock option will become fully vested on the date of termination, and the named executive officer will have five years from the termination date or the term of the grant, whichever is sooner, to exercise the option. In no event will a named executive officer be permitted to exercise a stock option after its normal expiration date.

Stock options granted to named executive officers during 2008 do not include any dividend or dividend equivalent rights.

Restricted Stock Units. Each restricted stock unit reported in Column (i) of the above Grants of Plan-Based Awards table represents a contractual right to receive one share of Common Stock if the time-based vesting requirements described below are satisfied. Restricted stock units are credited to a bookkeeping account established by the Company on behalf of the named executive officer.

Subject to the named executive officer’s continued employment, the restricted stock unit awards vest as to one-fourth of the units on each anniversary of the grant date. Upon the termination of the named executive officer’s employment, any then-unvested restricted stock units generally will terminate without any payment to the named executive officer, except that if the termination is due to the named executive officer’s retirement, death or total disability and occurs more than one year after the grant date, the then-outstanding and unvested

46	BEC 2009 NOTICE & PROXY STATEMENT

restricted stock units will become fully vested on the termination date. Restricted stock units will be paid generally in an equivalent number of shares of Common Stock as they become vested, although payment may be delayed in certain circumstances to comply with applicable tax law. If a change in control of the Company occurs, the Organization and Compensation Committee has discretion to determine whether the vesting of any restricted stock units will accelerate. Restricted stock units that vest in connection with a change in control will generally be paid in accordance with the original vesting schedule, although payment may be made earlier in connection with a termination of the named executive officer’s employment and is in all cases subject to the requirements of applicable tax law.

Restricted stock units granted to named executive officers do not include any dividend or dividend equivalent rights.

Performance Shares. Column (g) of the above Grants of Plan-Based Awards table reports awards of performance shares granted to certain named executive officers in 2008. Each performance share represents a contractual right to receive one share of Common Stock if the performance-based and time-based vesting requirements described below are satisfied.

The performance shares become earned and vested on February 6, 2011 provided that (i) the Company’s cumulative free cash flow (calculated as set forth in the Company’s strategic plan and based on the Company’s audited financial statements) for 2008 through 2010 equals or exceeds a target amount established by the Organization and Compensation Committee (which is subject to adjustment by the Organization and Compensation Committee based on certain events affecting the Company such as asset sales) and (ii) the named executive officer remains continuously employed by the Company through February 6, 2011. If the free cash flow target is not met, the performance shares will automatically terminate at the end of 2010. In addition, if the named executive officer’s employment terminates prior to February 6, 2011, the performance shares will be cancelled without payment, except that if the termination is due to retirement, death or total disability, the named executive officer will receive a prorated payment of the performance shares that would have been paid under the award had his employment continued through February 6, 2011, provided the performance shares vest. The vesting of performance shares may be accelerated in connection with a change in control of the Company as provided in the 2007 Plan. Performance shares also will vest on an accelerated basis if the Company achieves a higher cumulative free cash flow goal of $375 million by year end 2009.

Performance shares that vest will be paid in an equivalent number of shares of Common Stock upon vesting. Performance shares granted to named executive officers do not include any dividend or dividend equivalent rights.

Non-Equity Incentive Awards

Each of the named executive officers was awarded a cash incentive bonus opportunity for 2008. The target and maximum amounts for these awards are reported in Columns (d) and (e) of the above Grants of Plan-Based Awards table. The material terms of these incentive awards are described above under “Current Executive Compensation Program Elements—Annual Incentive Compensation” in the Compensation Discussion and Analysis section.

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OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

The following table presents information regarding the outstanding equity awards held by each named executive officer as of December 31, 2008, including the vesting dates for the portions of these awards that had not vested as of that date.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Option Award Exercisable	Number of Securities Underlying Unexercised Option Award Unexercisable	Option Award Exercise or Base Price	Option Award Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Scott Garrett	—	72,000(2)	$72.49	1/3/15	—	—	18,000(15)	$ 790,920
	20,850	62,550(3)	60.82	1/4/14	18,000(2)	$790,920	—	—
	47,500	47,500(4)	56.92	1/5/13	2,000(10)	87,880	—	—
	21,000	14,000(5)	67.79	2/21/12	—	—	20,850(16)	916,149
	67,500	22,500(6)	65.70	1/6/12	15,638(11)	687,134	—	—
	17,250	—	54.66	4/1/11	—	—	28,000(17)	1,230,320
	25,000	—	49.09	12/18/10	20,000(12)	878,800	—	—
	44,000	—	50.60	12/4/10	—	—	—	—
	7,500	—	28.68	1/9/13	—	—	—	—
	30,000	—	49.08	6/17/12	—	—	—	—
Charles P. Slacik	—	10,800(2)	$72.49	1/3/15	—	—	2,700(15)	$ 118,638
	30,000	30,000(7)	61.31	11/6/13	2,700(2)	$118,638	—	—
	—	—	—		5,000(13)	219,700	—	—
Arnold A. Pinkston	—	8,400(2)	$72.49	1/3/15	—	—	2,100(15)	$92,274
	2,400	7,200(3)	60.82	1/4/14	2,100(2)	92,274	—	—
	67,500	22,500(8)	55.86	11/15/12	—	—	2,400(16)	105,456
	—	—	—	—	1,800(11)	79,092	—	—
	—	—	—	—	5,000(14)	219,700	—	—
James R. Hurley	—	10,000(2)	$72.49	1/3/15	—	—	2,500(15)	$ 109,850
	3,000	9,000(3)	60.82	1/4/14	2,500(2)	$109,850	—	—
	7,000	7,000(4)	56.92	1/5/13	—	—	3,000(16)	131,820
	18,750	6,250(9)	68.60	5/23/12	2,250(11)	98,865	—	—
	—	—	—	—	—	—	4,080(17)	179,275
	—	—	—	—	2,920(12)	128,305	—	—
Robert W. Kleinert	—	10,800(2)	$72.49	1/3/15	—	—	2,700(15)	$ 118,638
	2,800	8,400(3)	60.82	1/4/14	2,700(2)	$118,638	—	—
	5,000	5,000(4)	56.92	1/5/13	—	—	2,800(16)	123,032
	18,000	6,000(6)	65.70	1/6/12	2,100(11)	92,274	—	—
	16,500	—	50.60	12/4/10	—	—	2,920(17)	128,305
	15,000	—	31.38	1/21/13	2,080(12)	91,395	—	—

(1)	The market or payout value of stock awards reported in Columns (g) and (i) is computed by multiplying the number of shares of stock or units reported in Columns (f) or (i), respectively, by $43.94, the closing market price of our common stock on December 31, 2008 the last trading day in 2008.

(2)	The unvested portions of these awards are scheduled to vest in four substantially equal installments on January 3, 2009, January 3, 2010, January 3, 2011, and January 3, 2012.

(3)	The unvested portions of these awards are scheduled to vest in three substantially equal installments on January 4, 2009, January 4, 2010, and January 4, 2011.

(4)	The unvested portions of these awards are scheduled to vest in two substantially equal installments on January 5, 2009 and January 5, 2010.

(5)	The unvested portion of this award is scheduled to vest in two substantially equal installments on February 21, 2009, and February 21, 2010.

(6)	The unvested portions of these awards are scheduled to vest on January 6, 2009.

48	BEC 2009 NOTICE & PROXY STATEMENT

(7)	The unvested portion of this award is scheduled to vest in two substantially equal installments on November 6, 2009, and November 6, 2010.

(8)	The unvested portion of this award is scheduled to vest on November 15, 2009.

(9)	The unvested portion of this award is scheduled to vest on May 23, 2009.

(10)	The unvested portion of this award is scheduled to vest in full on February 15, 2009.

(11)	The unvested portions of these awards are scheduled to vest in three substantially equal installments on January 4, 2009, January 4, 2010, and January 4, 2011.

(12)	Of the unvested portions of these awards, two-thirds of the units are scheduled to vest on January 5, 2009, and the remaining one-third of the units is scheduled to vest on January 5, 2010.

(13)	The unvested portion of this award is scheduled to vest on October 25, 2009.

(14)	The unvested portion of this award is scheduled to vest on November 15, 2009.

(15)	These awards are grants of performance shares. The number of performance shares shown for each named executive officer is the number of performance shares that are scheduled to vest on February 6, 2011 or sooner, provided that the applicable performance target is satisfied.

(16)	These awards are grants of performance shares. The number of performance shares shown for each named executive officer is the number of performance shares that are scheduled to vest on February 15, 2010, provided that the applicable performance target is satisfied.

(17)	These awards consist of a grant of performance shares. The number of performance shares shown for each named executive officer is the number of performance shares that are scheduled to vest on April 11, 2009.

2008 OPTION EXERCISES AND STOCK VESTED

The following table presents information regarding the exercise of stock options by the named executive officers during 2008 and the vesting during 2008 of stock awards previously granted to the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
(a)	(b)	(c)	(d)	(e)
Scott Garrett	—	—	13,212	$915,790
Charles P. Slacik	—	—	—	—
Arnold A. Pinkston	—	—	600	43,500
James R. Hurley	—	—	5,750	402,525
Robert W. Kleinert	—	—	700	50,750

(1)	The dollar amounts shown in Column (c) above for option awards are determined by multiplying (i) the number of shares of our Common Stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our Common Stock on the date of exercise and the exercise price of the options. The dollar amounts shown in Column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of the Common Stock on the vesting date.

BEC 2009 NOTICE & PROXY STATEMENT	49

2008 PENSION BENEFITS

The following table presents information regarding the present value of accumulated benefits that may become payable to the named executive officers under our qualified and nonqualified defined benefit pension plans.

Name	Plan Name	Number of Years Credited Service (1)(2)	Present Value of Accumulated Benefit (1)(2)	Payments During Last Fiscal Year
(a)	(b)	(c)	(d)	(e)
Scott Garrett	Pension Plan	4.543	$128,278	—
	Supplemental Pension Plan	4.543	$349,360	—
Charles P. Slacik	Pension Plan	—	$—	—
	Supplemental Pension Plan	—	$—	—
Arnold A. Pinkston	Pension Plan	1.129	$18,257	—
	Supplemental Pension Plan	1.129	$13,374	—
James R. Hurley	Pension Plan	1.611	$51,443	—
	Supplemental Pension Plan	1.611	$35,697	—
Robert W. Kleinert	Pension Plan	3.948	$89,538	—
	Supplemental Pension Plan	3.948	$83,485	—

(1)	The years of credited service and present value of accumulated benefits are presented as of December 31, 2008 assuming that each named executive officer retires at normal retirement age and that benefits are paid out in accordance with the terms of each plan described below. For a description of the material assumptions used to calculate the present value of accumulated benefits shown above, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation - Critical Accounting Policies and Estimates - Pension and Post Retirement Benefit Plans” and Note 15 (Retirement Benefits) to the Company’s Consolidated Financial Statements, included as part of the Company’s 2008 Annual Report filed on Form 10-K with the Securities and Exchange Commission, which sections are incorporated herein by reference.

(2)	On December 29, 2006, the Pension Plan was amended to provide (i) for the cessation of benefit accruals under the plan, effective December 31, 2006, with respect to certain participants described in the next sentence, and (ii) that no new participants are permitted in the plan on or after January 1, 2007. Pursuant to the amendment, benefit accruals ceased, effective December 31, 2006, for any participant (i) whose date of birth is on or after January 1, 1967 or (ii) who has not completed at least five full years of credited service under the plan as of December 31, 2006. As a result of the amendment, Messrs. Garrett, Pinkston, Hurley and Kleinert will not accrue any further benefit under the Pension Plan after December 31, 2006 and, because he had not met the eligibility requirements under the plan as of that date, Mr. Slacik will not be eligible to participate in the Pension Plan. Because benefits under the Supplemental Pension Plan are determined with respect to benefits under the Pension Plan, Messrs. Garrett, Pinkston, Hurley and Kleinert will not accrue any further benefit under the Supplemental Pension Plan after December 31, 2006, and Mr. Slacik will not be eligible to participate in the Supplemental Pension Plan. Although Messrs. Garrett, Pinkston, Hurley and Kleinert will not accrue additional benefits under the Pension Plan and Supplemental Pension Plan, the present value of their accumulated benefit under the plans, as reported in Column (d) above, is expected to increase in future years because of actuarial factors.

Pension and Other Retirement Plans

The Company maintains two defined benefit pension plans covering the named executive officers (other than Charles P. Slacik). The Pension Plan is our qualified defined benefit employee retirement plan, and the named executive officers generally participate in this plan on the same general terms as our other eligible employees. However, due to maximum limitations imposed by ERISA and the Internal Revenue Code on the annual amount of a pension that may be paid under a qualified defined benefit plan and on the compensation that

50	BEC 2009 NOTICE & PROXY STATEMENT

may be considered in determining accruals under a qualified defined benefit plan, the pension benefits that would otherwise be payable to the named executive officers under the Pension Plan’s benefit formula must be limited. The Supplemental Pension Plan is an unfunded benefit equalization plan of the type permitted by ERISA designed to permit named executive officers and other key employees to receive the full amount of benefits that would be paid under the Pension Plan but for such limitations (as well as certain additional benefits). The material terms of the Pension Plan and Supplemental Pension Plan are described below.

Pension Plan. The Company’s Pension Plan is a noncontributory defined benefit pension plan subject to the provisions of ERISA. Employees of the Company (other than certain employees of entities previously acquired by the Company) are generally eligible to participate in the plan after completing one year of service. However, as indicated above, no new participants will be admitted to the Pension Plan after December 31, 2006.

Participants become vested in their Pension Plan benefit after completing five years of vesting service. Upon a vested participant’s retirement at the plan’s normal retirement date (which is generally defined as the first day of the month coincident with or next following his or her 65th birthday), the participant is entitled to a benefit under the Pension Plan equal to the sum of the product of 1.2%, the participant’s years of credited service and the participant’s final average earnings; and the product of 0.8%, the participant’s years of credited service and the amount by which the participant’s final average earnings exceeds the Social Security wage base (as set forth in the Internal Revenue Code) for the year in which the separation occurs. For purposes of the Pension Plan, “final average earnings” means 12 times the monthly average of the participant’s basic earnings for the 60 consecutive months that yields the highest average. For purposes of the Pension Plan, “basic earnings” generally includes, subject to the maximum limits set forth in the Internal Revenue Code, a participant’s regular base salary or wages, incentive or commission bonuses, overtime pay, sick pay, vacation pay, shift differentials and amounts contributed to certain tax-qualified benefits of the Company, but generally excludes exercise or vesting of equity awards, tax and other Company reimbursements and other non-recurring bonuses.

Participants are permitted to remain employed with the Company following their normal retirement date and continue to accrue benefits under the Pension Plan (except that, as indicated above, benefit accruals have been frozen as of December 31, 2006 for certain participants including each of the named executive officers eligible to participate in the plan ). Vested participants may elect to retire at any time before their normal retirement date and receive a benefit reduced by a factor based on the participant’s age at the time benefit payments commence.

The normal form of early and normal retirement benefit is a life annuity for a single individual, and a joint and survivor annuity with a 50% survivor benefit for a married individual; however, participants may elect among the other optional forms of distributions in the plan. Forms of benefit other than life annuity are adjusted to result in actuarially equivalent values.

Supplemental Pension Plan. As a tax-qualified defined benefit pension plan, the Company’s Pension Plan contains certain Internal Revenue Code limits on the amount of a pension that may be paid or accrued annually by participants. Named executive officers and other key employees of the Company who are prevented from accruing or receiving the full amount of their pension benefit under the Pension Plan are permitted to receive the additional pension benefit under the Company’s Supplemental Pension Plan.

Under the Supplemental Pension Plan, the Company will supplement the named executive officer’s monthly pension benefit under the Pension Plan by the difference, if any, between the monthly benefit that would have been payable under the Pension Plan absent the Internal Revenue Code limits less the actual monthly benefit under the Pension Plan.

Benefits under the Supplemental Pension Plan will generally be paid to participants in a lump sum six months after the participant’s separation from service with the Company. However, to the extent that a participant’s benefit under the Supplemental Pension Plan exceeds $500,000, only the first $500,000 will be paid six months after the participant’s separation from service, and any remaining benefit will paid as soon as administratively feasible after the January 1 that follows the calendar year in which the initial $500,000 payment was made.

BEC 2009 NOTICE & PROXY STATEMENT	51

2008 NONQUALIFIED DEFERRED COMPENSATION

The following table presents information regarding nonqualified deferred compensation of the named executive officers in 2008.

Name	Plan Name	Executive Contributions in Last FY (1)	Company Contributions in Last FY (1)(2)	Aggregate Earnings in Last FY (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Scott Garrett	Executive Deferred Compensation Plan	$—	$—	$18,459	—	$1,201,393
	Executive Restoration Plan	52,015	190,737	18,575	—	384,708
Charles P. Slacik	Executive Deferred Compensation Plan	126,706	$30,029	$1,243	—	$107,749
	Executive Restoration Plan	—	39,630	105	—	9,066
Arnold A. Pinkston	Executive Deferred Compensation Plan	155,232	$48,498	$3,561	—	$266,662
	Executive Restoration Plan	23,050	46,526	3,018	—	75,202
James R. Hurley	Executive Deferred Compensation Plan	$199,619	$19,964	$14,721	—	$516,049
	Executive Restoration Plan	43,252	45,056	10,322	—	183,476
Robert W. Kleinert	Executive Deferred Compensation Plan	$—	$—	$—	—	$—
	Executive Restoration Plan	—	43,567	143	—	12,407

(1)	The amounts reported in these columns have been included as part of the compensation for each named executive officer in the appropriate columns of the “Summary Compensation Table” above.

(2)	The amounts reported in this column represent Company contributions to these plans for each named executive officer for 2008 and, in addition, Company contributions to these plans for each named executive officer for the fourth quarter of 2007. The Company contributions for the fourth quarter of 2007 were made early in 2008 in the following amounts: Scott Garrett ($75,766), Charles P. Slacik ($13,750), Arnold A. Pinkston ($17,115), James R. Hurley ($16,801) and Robert W. Kleinert ($18,818).

(3)	Only the portion of earnings on deferred compensation that is considered to be at above-market rates under Securities and Exchange Commission rules is included as compensation for each named executive officer in column (h) of the “Summary Compensation Table.” Of the total earnings for each named executive officer listed in column (e) above, the following amounts were also included as earnings in the “Summary Compensation Table”: Scott Garrett ($6,151), Charles P. Slacik ($0), Arnold A. Pinkston ($1,002), James R. Hurley ($7,212) and Robert W. Kleinert ($0).

(4)	Company contributions to the Executive Deferred Compensation Plan credited in the form of stock units (as described below under the heading “Nonqualified Deferred Compensation Plans”) are subject to vesting requirements. Of the aggregate balance for each named executive officer under the Executive Deferred Compensation Plan at 2008 year-end, the following amounts represent Company contributions credited to the plan in the form of stock units that had not vested as of December 31, 2008: Scott Garrett ($157,200), Charles P. Slacik ($25,341), Arnold A. Pinkston ($89,194), James R. Hurley ($35,440) and Robert W. Kleinert ($0). No stock units representing Company contributions vested for any of the named executive officers in 2008.

Nonqualified Deferred Compensation Plans

The Company permits the named executive officers and other key employees to elect to receive a portion of their compensation reported in the “Summary Compensation Table” on a deferred basis. Deferrals of compensation during 2008 and in recent years have been made under the Company’s Executive Deferred Compensation Plan and Executive Restoration Plan. The material terms of the Executive Deferred Compensation Plan and Executive Restoration Plan are discussed below.

52	BEC 2009 NOTICE & PROXY STATEMENT

Executive Deferred Compensation Plan. Under the plan, each participant, including the named executive officers, may elect to defer between 10% and 70% of his base salary and between 5% and 80% of any bonuses he may earn. Each participating named executive officer may elect to have deferred compensation credited to one or both of the following accounts:

•

a cash account wherein deferrals are credited with interest at a rate equal to the prime rate established by the Bank of America in effect as of July 31 of the preceding year, which rate, for the 2008 plan year, was 8.25%; and

•

a stock unit account wherein deferrals are credited in the form of stock units (a bookkeeping entry deemed to be equivalent to one share of Common Stock) by dividing the amount of the deferrals by the fair market value of a share of Common Stock on the crediting date.

For each deferral of a bonus to a stock unit account, the named executive officer’s stock unit account will be increased by a percentage of the amount of the deferral based on the percentage of the named executive officer’s bonus deferred into the stock unit account. The additional contribution ranges from 15% of the amount deferred (for deferring between 35% and 49% of the bonus into the stock unit account) to 30% of the amount deferred (for deferring between 70% and 80% of the bonus into the stock unit account). The additional contribution will be credited in the form of additional stock units, referred to as “premium units.” In addition, for each deferral of a bonus under the plan (whether credited to a cash account or a stock unit account), the named executive officer’s stock unit account will be credited with a number of stock units (referred to as “matching units”) equal in value to the amount of the matching contribution the Company would have made under the 401(k) Plan if the bonus had been deferred under that plan.

Named executive officers are entitled to the following dividend equivalent rights with respect to stock units credited to their stock unit account. If the Company pays a cash dividend on its Common Stock, then the named executive officer’s stock unit account will be credited with an additional number of stock units equal to (i) the per-share cash dividend paid by the Company on its Common Stock, multiplied by (ii) the total number of stock units credited to the non-employee director’s account as of the dividend record date, divided by (iii) the fair market value of a share of Common Stock on the dividend payment date.

Named executive officers are always 100% vested in their plan accounts other than in their premium units, which become vested two years after November 30 of the plan year in which such premium units are credited to the plan, and their matching units, which vest at the same time and to the same extent as matching contributions under the 401(k) Plan. Notwithstanding the foregoing, unvested premium units and matching units will become fully vested upon a change in control of the Company or a termination of employment on account of the named executive officers’ death, total disability, retirement or layoff.

Amounts may be deferred under the plan until a specified date, retirement, death or termination of employment. If the named executive officer elects to receive a distribution upon a specified date, the distribution will occur upon the named executive officer’s termination of employment if the termination occurs prior to the specified date. At the participant’s election, deferrals will generally be paid (i) in a single sum upon termination or the specified date; (ii) 50% upon termination or the specified date and the remaining 50% upon the January 1 following the year in which the termination or specified date occurs; or (iii) in substantially equal annual installments of between five and 15 years following termination. Notwithstanding the foregoing, distributions will be made in a single sum if the named executive officers, terminates employment on account of his death. Emergency hardship withdrawals may also be permitted under the plan in certain circumstances. Certain deferred amounts under the plan that are “grandfathered” for purposes of Section 409A of the Internal Revenue Code may be withdrawn at any time upon the election of a named executive officers,, subject to a 10% early withdrawal penalty.

Amounts credited to the cash account will be paid in cash; stock units credited to the stock unit account will be paid in an equivalent number of shares of Common Stock.

BEC 2009 NOTICE & PROXY STATEMENT	53

Executive Restoration Plan. As tax-qualified plans, the 401(k) Plan and the Retirement Account Plan contain certain Internal Revenue Code limits on the amount of elective contributions or matching contributions a participant can make or receive under these plans. Named executive officers and other key employees of the Company who are prevented by these limits from making additional contributions or receiving additional Company contributions under these plans are permitted to defer the additional compensation and receive the additional contributions under the Executive Restoration Plan.

Each participant, including the named executive officers, may elect to defer under the plan up to 15% of his salary once the executive is prevented from making or receiving any additional contributions under the 401(k) Plan. Deferred compensation is credited to a cash account wherein deferrals are credited with interest at a rate equal to the prime rate established by the Bank of America in effect as of the July 31 of the preceding plan year, which rate for the 2008 plan year was 8.25%.

In addition to elective deferrals, the Company makes contributions to the plan on behalf of participants whose Company contributions to the 401(k) Plan and the Retirement Account Plan are subject to the Internal Revenue Code limits. The contribution equals the additional amount the Company would have contributed on behalf of the participant under those plans absent the Internal Revenue Code limits, and is credited to the plan in the form of stock units (a bookkeeping entry deemed to be equivalent to one share of Common Stock) by dividing the amount of the additional contribution by the fair market value of a share of Common Stock on the crediting date. If the Company pays a cash dividend on its Common Stock, then the named executive officer’s stock unit account will be credited with an additional number of stock units equal to (i) the per-share cash dividend paid by the Company, multiplied by (ii) the total number of stock units credited to the named executive officer’s account as of the dividend record date, divided by (iii) the fair market value of a share of Common Stock on the dividend payment date.

Participants are always 100% vested in their plan accounts, except that stock units credited as matching contributions under the plan vest at the same time and to the same extent as matching contributions under the 401(k) Plan and stock units credited as excess contributions under the Retirement Account Plan vest at the same time and to the same extent as contributions under the Retirement Account Plan. Plan accounts are generally distributed in a single sum upon the named executive officer’s termination of employment. However, emergency hardship withdrawals may also be permitted under the plan in certain circumstances. Certain deferred amounts under the plan that are “grandfathered” for purposes of Section 409A of the Internal Revenue Code may be withdrawn at any time upon the election of a named executive officer, subject to a 10% early withdrawal penalty. Elective deferrals credited to a cash account will be paid in cash; stock units credited under the plan will be paid in an equivalent number of shares of Common Stock.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to named executive officers in connection with certain terminations of their employment with the Company and/or a change in control of the Company. In addition to the change in control and termination benefits described below, outstanding equity-based awards held by our named executive officers may also be subject to full or partial accelerated vesting in connection with certain terminations of employment and changes in control of the Company under the terms of our equity incentive plans as noted under “Grants of Plan-Based Awards” above. Moreover, named executive officers are generally entitled to payment of any deferred stock units upon termination of employment.

As prescribed by the Securities and Exchange Commission’s disclosure rules, in calculating the amount of any potential payments to named executive officers under the arrangements described below, we have assumed that the applicable triggering event (i.e., termination of employment or change in control) occurred on December 31, 2008 and that the price per share of the Company’s Common Stock is equal to $43.94, the closing price per share on December 31, 2008. As described below, if the benefits payable to a named executive officer

54	BEC 2009 NOTICE & PROXY STATEMENT

in connection with a change in control of the Company would be subject to the excise tax imposed under Section 280G of the Internal Revenue Code of 1986 (“Section 280G”), the Company will make an additional payment to the executive so that the net amount of such payment (after taxes) he receives is sufficient to pay the excise tax due. For purposes of calculating the Section 280G excise tax, we have assumed that the named executive officer’s outstanding equity awards would be accelerated and terminated in exchange for a cash payment upon the change in control. The value of this acceleration (and thus the amount of the additional payment) would be slightly higher if the accelerated awards were assumed by the acquiring company rather than terminated upon the transaction. For purposes other than calculating the Section 280G excise tax, we have calculated the value of any option or stock award that may be accelerated in connection with a change in control of the Company to be the full value of such award (i.e., the full “spread” value for option awards and the full price per share of Common Stock for stock awards).

Separation Pay Plan

The Company provides severance benefits outside of a change in control context to certain employees, including all of the named executive officers, under its Separation Pay Plan. Under the plan, an employee is generally entitled to severance benefits if his or her employment with the Company is terminated at the request of the Company’s Board of Directors, or at the request of the Company’s Chief Executive Officer with the support of the Board of Directors. However, no executive is entitled to a benefit under the Separation Pay Plan if the officer is terminated for cause. A severance benefit is payable to an executive only if the executive executes a release of claims in favor of the Company and, if requested by the Company, a covenant not to compete or solicit the Company’s employees or customers.

The severance benefit for an executive (other than for the Chief Executive Officer) consists of two months of continued base salary for each full year of service with the Company, provided that the salary continuation shall in no event be less than six months or more than eighteen months. The severance benefit for the Chief Executive Officer consists of three months of continued base salary for each full year of service with the Company, provided that the salary continuation shall in no event be less than nine months or more than twenty-four months. Payment of severance benefits under a change in control agreement with the Company as described below would be in lieu of any severance benefits under the Separation Pay Plan.

The following table lists the named executive officers and the estimated amount of their severance benefits under the plan had their employment with the Company terminated on December 31, 2008 under circumstances described above and had they executed a general release in favor of the Company, and, if requested, a covenant not to compete with the Company or solicit its employees and customers.

Estimated Value of Severance Benefit

Name	Estimated Value of Severance Benefit
Scott Garrett	$1,380,000
Charles P. Slacik	249,375
Arnold A. Pinkston	203,840
James R. Hurley	178,500
Robert W. Kleinert	363,333

BEC 2009 NOTICE & PROXY STATEMENT	55

Change in Control Agreements with Named Executive Officers

The Company is a party to a change in control agreement with each named executive officer. The agreements are substantially identical (except as noted below with respect to our Chief Executive Officer) and provide for certain benefits to be paid to the named executive officer in connection with a termination of employment with the Company under the circumstances described below. As a condition to the benefits described below, the named executive officer must execute a release of claims in favor of the Company. The change in control agreements also contain a perpetual confidentiality provision and a covenant not to solicit the Company’s employees for one year following the termination date.

The change in control agreements provide for certain severance benefits in the event that, on or within two years following a change in control of the Company, the named executive officer’s employment is terminated by the Company (or a successor) without “cause” (as defined in the agreement) or by the executive for “good reason” (as defined in the agreement). A termination of employment under the circumstances described above is referred to as a “qualifying termination” in the agreements. In addition, if the named executive officer’s employment terminates under the circumstances described above within six months prior to a change in control, the executive may submit to arbitration proceeding the determination of whether the termination was a constructive qualifying termination entitling the named executive officer to severance under the agreement. In the event of a qualifying termination, a named executive officer will be entitled to the following severance pay and benefits:

•

A lump sum cash payment equal to two times (three times for our Chief Executive Officer) the sum of (i) the executive’s highest annual base salary rate in effect at any time while the executive was employed with the Company, plus (ii) a management bonus increment equal to an “applicable percentage” of the executive’s highest annual base salary rate. The “applicable percentage” is generally the executive’s target bonus percentage under the Company’s management bonus plan for the year in which the termination occurs. The agreements provide for certain equitable adjustments to be made to the applicable percentage if the Company’s management bonus plan is redesigned or eliminated after the date of the agreement.

•	A pro-rata (calculated to the nearest month) management bonus for the year of the qualifying termination, calculated as if the target performance had been achieved for the year.

•	Accelerated vesting of then-outstanding equity awards, with any outstanding stock options to remain exercisable for the maximum term of the option.

•

For a period of two years (three years for our Chief Executive Officer), the executive may participate in the group health, life insurance, long-term disability, outplacement services, directors and officers insurance and indemnification programs of the Company in the same manner and at the same level as in effect prior to the qualifying termination.

•

If the executive’s benefits are subject to the excise tax imposed under Section 280G, a gross-up payment so that the net amount of such payment (after taxes) he receives is sufficient to pay the excise tax due, provided that if a reduction of up to 10% in the amount of the benefits would result in the Section 280G excise taxes not be triggered, the benefits will be reduced to the extent necessary to avoid triggering the excise taxes, and no gross-up payment will be made.

56	BEC 2009 NOTICE & PROXY STATEMENT

The following table lists the named executive officers and the estimated amounts they would have become entitled to under their change in control agreement had their employment with the Company terminated on December 31, 2008 under the circumstances described above.

Potential Payments upon Termination or Change in Control

Name	Estimated Total Value of Cash Payment	Estimated Total Value of Equity Acceleration	Estimated Total Value of Benefit Plan Continuation	Estimated Total Value of Excise Tax “Gross-Up”
Scott Garrett	$6,440,001	$5,382,101	$78,479	$4,777,188
Charles P. Slacik	2,044,875	456,976	62,475	886,158
Arnold A. Pinkston	1,488,032	588,796	69,076	692,750
James R. Hurley	1,303,050	757,965	62,502	849,860
Robert W. Kleinert	1,787,600	672,282	69,053	816,512

Pension Plans

Upon a named executive officer’s retirement or other termination of employment, the named executive officer will generally receive a payout of his vested retirement benefits under the Company’s defined benefit pension plans. See the “Pension Benefits” table above and the related “Pension and Other Retirement Plans” discussion for a description of these retirement payments.

Nonqualified Deferred Compensation Plans

Upon a named executive officer’s retirement or other termination of employment, the named executive officer generally will receive a payout of his vested account balances under the Company’s nonqualified deferred compensation plans. In addition, in the event of a change in control of the Company or certain terminations of employment, a named executive officer will become fully vested in his premium units and matching units under the Executive Deferred Compensation Plan. See the “Nonqualified Deferred Compensation” table above and the related “Nonqualified Deferred Compensation Plans” discussion for a description of these nonqualified deferred compensation payments.

BEC 2009 NOTICE & PROXY STATEMENT	57

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the amount of shares of Common Stock beneficially owned as of February 23, 2009, the most recent practicable date, unless otherwise indicated, by those persons or entities (or group of affiliated persons or entities) known by management or based on filings with the SEC to beneficially own more than five percent of the outstanding Common Stock, each director and director nominee of the Company, the named executive officers reported in the “Summary Compensation Table” above and all current directors and executive officers of the Company as a group.

By Certain Beneficial Owners

We know of no person, except as set forth below, who is the beneficial owner of more than 5% of the Company’s issued and outstanding Common Stock. The table shows information reported to us as of the record date, with percentage of ownership calculated using the number of outstanding shares for voting purposes on the record date.

Name and Address of Beneficial Owner	Shares of Common Stock		Percent
Wellington Management Company, LLP 75 State Street Boston, Massachusetts	8,146,584	[1]	13.00%
Barclays Global Investors, NA. 400 Howard Street San Francisco, California 94105	3,181,849	[2]	5.08%
The Bank of New York Mellon Corporation One Wall Street, 31st Floor New York, New York 10286	4,065,677	[3]	6.48%

(1)	Based on the Schedule 13G filed with the Securities and Exchange Commission on February 17, 2009 by the named beneficial owner reporting shared voting power for 4,504,586 shares and shared dispositive power for 8,109,884 shares.

(2)	Based on the Schedule 13G filed with the Securities and Exchange Commission on February 5, 2009 by the named beneficial owner reporting sole voting power for 2,498,130 shares and sole dispositive power for 3,181,849 shares.

(3)	Based on Schedule 13G filed with the Securities and Exchange Commission on February 17, 2009 for the named beneficial owner reporting sole voting power for 3,748,388 shares, shared voting power for 109,266 shares, sole dispositive power for 3,848,662 shares and shared dispositive power for 177,705 shares.

58	BEC 2009 NOTICE & PROXY STATEMENT

By Management

Name of Beneficial Owner	Shares of Common Stock (1)(2)(3)(4)(5)	Percent (6)
Directors:
Peter B. Dervan	58,575	*
Kevin M. Farr	17,946	*
Robert G. Funari	12,442	*
Scott Garrett	460,006	*
Charles A. Haggerty	46,090	*
Van B. Honeycutt	51,426	*
William N. Kelley	66,348	*
Glenn S. Schafer	38,669	*
Betty Woods	33,266	*
Susan R. Nowakowski	4,174	*
Other Named Executive Officers:
Charles P. Slacik	41,550	*
Arnold A. Pinkston	88,165	*
James R. Hurley	54,268	*
Robert W. Kleinert	75,538	*
All current directors and executive officers as a group (21 persons)	1,372,248	2%

*	Less than 1% of outstanding shares. All amounts have been rounded to the nearest whole number.

(1)	Unless otherwise indicated, each person’s address is c/o Beckman Coulter, Inc., 4300 North Harbor Boulevard, Fullerton, California 92835. If a stockholder holds options or other securities that are exercisable or otherwise convertible into the Common Stock within 60 days of February 23, 2009, we treated the common stock underlying those securities as owned by that stockholder and as outstanding shares when we calculate the stockholder’s percentage ownership of the Common Stock. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Includes shares that could be purchased by exercise of options on February 23, 2009 or within 60 days thereafter under the Directors Plan, the 1990 Plan, the 1998 Plan and the 2004 Plan, as applicable.

(3)	Includes shares held in trust for the benefit of the named executive officers and employee directors under the Savings Plan as of December 31, 2008.

(4)	Certain directors have elected to treat their cash compensation from annual retainers and fees as though it has been invested in Common Stock under the Deferred Directors Fee Program (see “Director Compensation” above). In addition, certain officers have elected to participate in the Deferred Compensation Plan or the Restoration Plan and to have a portion of their salaries and annual bonuses and related Company matching and premium contributions under such plans treated as if invested in Common Stock. Stock units are distributed at the end of the deferral period in the form of shares of Common Stock, and premium units credited on or after April 1, 2004 and dividend equivalents attributable thereto will be charged against the applicable share limits of the 2004 Plan and 2007 Plan.

(5)	Excludes restricted share unit awards and performance share unit awards that have not yet vested.

(6)	Calculated using the number of outstanding shares as of February 23, 2009, plus the number of shares the individual or group had the right to acquire within 60 days after February 23, 2009, as indicated above in footnotes 1 and 2.

BEC 2009 NOTICE & PROXY STATEMENT	59

Charitable Contributions

During the fiscal year ended December 31, 2008, the Company did not make any contributions to any charitable organization in which an independent, non-management director served as an executive officer that exceeded the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Directors, officers, and greater than 10% stockholders are required by regulations of the Securities and Exchange Commission to furnish us copies of all Section 16(a) forms they file. Based solely on a review of the copies of those forms furnished to the Company and written representations from the executive officers and directors that no other reports were required, we believe all filing requirements applicable to directors, officers and greater than 10% beneficial owners were complied with in 2008.

ANNUAL REPORT

A copy of the 2008 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, which includes the consolidated financial statements, but excludes exhibits, is being mailed to each stockholder of record as of the record date, together with the proxy materials; however, that report is not part of the proxy soliciting information. We will furnish desired exhibits upon written request and payment of a fee of 10 cents per page covering our duplicating costs. Written requests should be directed to our Corporate Secretary at Beckman Coulter, Inc., 4300 N. Harbor Boulevard, Fullerton, California 92835. The Annual Report on Form 10-K (including exhibits thereto) and this Proxy Statement also are available on our website at www.beckmancoulter.com.

DEADLINE FOR STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials

Stockholders of the Company may submit proposals on matters appropriate for stockholder action at meetings of the Company’s stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. For such proposals to be included in the Company’s proxy materials relating to its April 22, 2010 annual meeting, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by the Company no later than November 13, 2009. Such proposals should be delivered to our Corporate Secretary at Beckman Coulter, Inc., 4300 N. Harbor Boulevard, Fullerton, California 92835.

Requirements for Stockholder Proposals to be Brought before the Annual Meeting

The Company’s amended and restated bylaws provide that for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting of stockholders, the stockholder must have given timely notice thereof in writing to the Secretary of the Company not less than 60 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date (as specified in the Company’s proxy materials for its immediately preceding annual meeting of stockholders). To be timely for the 2010 Annual Meeting, a stockholder’s notice must be delivered, or mailed to and received by the Company’s Secretary at the principal executive offices of the Company no later than February 22, 2010. However, if the scheduled meeting date is changed and the Company does not provide at least

60	BEC 2009 NOTICE & PROXY STATEMENT

70 days advance notice or public disclosure of the change, then stockholders have until the close of business on the tenth day after the date the Company gave notice or publicly disclosed the changed date of the annual meeting in which to submit proposals.

A stockholder’s notice to our Corporate Secretary must set forth the information required by the Company’s amended and restated bylaws with respect to each matter the stockholder proposes to bring before the annual meeting. A copy of the full text of these bylaw provisions may be obtained by writing to our Corporate Secretary at 4300 N. Harbor Boulevard, Fullerton, California 92835. All proposals are subject to review by the Board to determine if they will be included in the Company’s proxy statement and submission of a stockholder proposal does not guarantee that it will be included in the proxy statement.

In addition, the proxy solicited by the Board of Directors for the 2010 Annual Meeting will confer discretionary authority to vote on (i) any proposal presented by a stockholder at that meeting for which the Company has not been provided with notice on or prior to February 22, 2010 and (ii)  as permitted under Rule 14a-4(c)(2) under the Securities Exchange Act of 1934.

OTHER BUSINESS

The Board does not intend to present any business at our 2009 Annual Meeting of Stockholders other than as stated above. As of the date of this Proxy Statement, neither the Board nor management of the Company knows of any other matters to be brought before the stockholders at this Annual Meeting. If any other matters properly come before the meeting for action by stockholders, proxies in the form enclosed returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such recommendation, in accordance with the discretion of the persons named in the proxy.

By Order of the Board of Directors,

Arnold A. Pinkston

Senior Vice President, General Counsel and Secretary

March 13, 2009

Fullerton, California

BEC 2009 NOTICE & PROXY STATEMENT	61

Appendix A

BECKMAN COULTER, INC.

2007 LONG-TERM PERFORMANCE PLAN

1.	Purpose of Plan.

The purpose of this 2007 Long-Term Performance Plan (this “Plan”) of Beckman Coulter, Inc., a Delaware corporation (the “Company”), is to provide incentives and stock-based awards to promote the success of the Company and the interests of its stockholders and to further align the interests of the Company’s stockholders, employees and non-employee directors.

2.	Persons Eligible Under Plan.

Any person who is a director or an officer or employee of the Company or any of its subsidiaries (an “Eligible Person”) shall be eligible to be considered for the grant of one or more awards (as described in Section 5 below) under this Plan.

3.	Stock Subject to Plan.

Subject to the provisions of Section 7, the capital stock that may be delivered under this Plan will be shares of the Company’s Common Stock, par value $0.10 per share (the “Common Shares”). Subject to adjustment as provided in or pursuant to this Section 3 or Section 7:

3.1	Aggregate Share Limits. The maximum number of Common Shares that may be delivered pursuant to all awards granted under this Plan (the “Share Limit”) is equal to the sum of the following:

(1) 3,725,000 1 Common Shares; plus

(2) the number of any shares subject to stock options granted under the Company’s 2004 Long-Term Incentive Plan, as amended (the “2004 Plan”), as of the date of stockholder approval of this Plan (the “Stockholder Approval Date”) which expire, or for any reason are cancelled or terminated, after the Stockholder Approval Date without being exercised; plus

(3) the number of any shares of restricted stock or restricted stock units granted under the 2004 Plan that are outstanding and unvested on the Stockholder Approval Date which are forfeited, terminated, cancelled or otherwise reacquired by the Company without having become vested.

3.2

Limits on Awards Other Than Options and Stock Appreciation Rights. Subject to the Share Limit, in no event shall more than 2,235,000[2] Common Shares be available for share awards under this Plan other than grants of stock options or stock appreciation rights (“SARs”).

[1]

The current aggregate Share Limit for this Plan is 2,350,000 shares (excluding shares originally authorized for issuance under the 2004 Plan). Stockholders are being asked to approve amendments to this Plan that would increase this aggregate Share Limit by an additional 1,375,000 shares (so that the new aggregate Share Limit for the plan would be 3,725,000 shares, in addition to the shares originally authorized and not issued under the 2004 Plan as set forth above).

[2]	Stockholders are being asked to approve an increase in this limit from 1,410,000 shares to 2,235,000 shares.

3.3	Limits on Director Awards. Subject to the Share Limit, in no event shall more than 250,000 Common Shares be available for awards to non-employee directors under this Plan. For this purpose, a “non-employee director” is a member of the Board who is not an officer or employee of the Company or any of its subsidiaries.

3.4	Individual Limits. The aggregate number of Common Shares subject to options and SARs granted under this Plan during any calendar year to any individual shall be limited to 500,000. Additional individual limits are set forth in Section 5.2.2.

3.5	ISO Share Limit. The maximum number of Common Shares that may be delivered pursuant to options qualified as incentive stock options under Section 422 of the Internal Revenue Code (“ISOs”) granted under this Plan is subject to the Share Limit in the aggregate and, in the individual case, the applicable limits under Section 422 of the Internal Revenue Code, as amended from time to time (the “Code”).

3.6	Cash Settlement and Termination of Awards - Effect on Share Limits. To the extent that an award is settled in cash or a form other than Common Shares, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the shares available for issuance under this Plan. In the event that shares are delivered in respect of a dividend equivalent right, the actual number of shares delivered with respect to the award shall be counted against the share limits of this Plan. (For purposes of clarity, if 1,000 dividend equivalent rights are granted under this Plan and outstanding when the Company pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 50 shares shall be counted against the share limits of this Plan.) To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits of this Plan, as opposed to only counting the shares actually issued. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits under this Plan with respect to such exercise.) Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent awards under this Plan. Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award under this Plan, as well as any shares exchanged by a participant or withheld by the Company to satisfy the tax withholding obligations related to any award under this Plan, shall not be available for subsequent awards under this Plan. The foregoing adjustments to the share limits of this Plan are subject to any applicable limitations under Section 162(m) of the Code and applicable regulations and interpretations thereunder (“Section 162(m)”) with respect to awards intended as performance-based compensation thereunder.

4.	Administrator of Plan.

4.1	The Administrator. With respect to awards intended to satisfy the requirements for performance-based compensation under Section 162(m), this Plan shall be administered by a committee (the “Committee”) of the Board of Directors of the Company (the “Board”) consisting of two or more outside directors (as this requirement is applied under Section 162(m)). As to other awards, this Plan may be administered by the Board or by one or more duly authorized delegates pursuant to Section 4.5; provided, however, that an award other than a stock option, restricted stock award, or stock appreciation right, and other than for past services, must be approved by the Board or the Committee. (The appropriate acting body, be it the Board or a delegate pursuant to Section 4.5, is referred to as the “Administrator.”) Transactions in or involving awards intended to be exempt under Rule 16b-3 (“Rule 16b-3”) under Section 16 of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), must be duly and timely authorized by the Board, a committee of Non-Employee Directors (as this term is used in or under Rule 16b-3), or as otherwise required or permitted thereby.

4.2	Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator shall be authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan within its delegated authority, including, without limitation, the authority to:

(a)	adopt, amend and rescind rules, regulations and procedures relating to this Plan and its administration or the awards granted under this Plan and determine the forms of awards;

(b)	determine which persons meet the requirements of Section 2 hereof for eligibility under this Plan and to which of such persons, if any, awards will be granted under this Plan;

(c)	grant awards to persons determined to be Eligible Persons and determine the terms and conditions of such awards, including but not limited to the number of Common Shares issuable pursuant thereto, the times (subject to Section 5.5) at which and conditions upon which awards become exercisable or vest or shall expire or terminate, the fair market value of the Common Shares or awards from time to time and/or the manner in which it will be determined, and (subject to applicable law) the consideration, if any, to be paid upon receipt, exercise or vesting of awards;

(d)	determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action;

(e)	determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof;

(f)	interpret and construe this Plan and the terms and conditions of any award granted hereunder, whether before or after the date set forth in Section 6;

(g)	determine the circumstances under which, consistent with the provisions of Section 8, any outstanding award may be amended; and

(h)	acquire or settle rights under options, SARs or other awards in cash, stock of equivalent value, or other consideration.

All authority granted herein (except as to initial grants under clauses (b) and (c) above) shall remain in effect so long as any award remains outstanding under this Plan.

4.3	Administrator Responsibility and Discretion; No Repricing. Subject to the express provisions of this Plan, the Administrator, in its sole and absolute discretion, shall determine all of the terms and conditions of each award granted under this Plan, which terms and conditions may include, subject to such limitations as the Administrator may from time to time impose, among other things, provisions that:

(a)	permit the recipient of such award to pay the purchase price of the Common Shares or other property issuable pursuant to such award, or any applicable tax withholding obligation upon such issuance or in respect of such award or Common Shares, in whole or in part, by any one or more of the following:

(i)	cash, cash equivalent, or electronic funds transfer,

(ii)	the delivery of previously owned shares of capital stock of the Company (including shares acquired as or pursuant to awards) or other property,

(iii)	a reduction in the amount of Common Shares or other property otherwise issuable pursuant to such award,

(iv)	a cashless exercise, or

(v)	cancellation of indebtedness or conversion of other securities.

(b)	accelerate the receipt and/or vesting of benefits pursuant to the award upon or in connection with (whether before, at the time of or after) the occurrence of a specified event or events, including, without limitation, an event of the type referenced in Section 7, a termination of employment, an event of a personal nature, or otherwise, in any case as deemed appropriate by the Administrator;

(c)	qualify such award as an ISO;

(d)

subject to the no repricing rule set forth at the end of this Section 4.3, adjust the exercisability, term (subject to other limits) or vesting schedule of any or all outstanding awards, adjust the number of Common Shares subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, in the circumstances referenced in clause (b) above or in other circumstances or upon the occurrence of other events (including events of a personal nature) as deemed appropriate by the Administrator, by amendment of an outstanding award, by substitution of an outstanding award, by waiver or by other legally valid means (which may result, among other changes, in a greater or lesser number of shares subject to the award, a shorter or longer vesting or exercise period, or, except as provided below, an exercise or purchase price that is higher or lower than the original or prior award), in each case subject to Sections 3 and 8;

(e)	authorize (subject to Sections 7, 8, and 10) the conversion, succession or substitution of one or more outstanding awards upon the occurrence of an event of the type described in Section 7 or in other circumstances or upon the occurrence of other events as deemed appropriate by the Administrator; and/or

(f)	determine the value of and acquire or otherwise settle awards upon termination of employment, upon such terms as the Administrator (subject to Sections 7, 8 and 10) deems appropriate.

Notwithstanding the foregoing and except for an adjustment pursuant to Section 7.2 or a repricing approved by stockholders, in no case may the Administrator (1) amend an outstanding stock option or SAR to reduce the exercise or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange or surrender an outstanding stock option or SAR in exchange for an option or SAR with an exercise or base price that is less than the exercise or base price of the original award.

4.4	Decisions in Good Faith; Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees of and professional advisors to the Company. No director, officer or agent of the Company shall be liable for any such action or determination taken or made or omitted under this Plan in good faith. Any action taken by, or inaction of, the Administrator relating to or pursuant to this Plan shall be within the absolute discretion of that entity or body and shall be conclusive and binding on all persons.

4.5

Delegation. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan, provided that each designated committee granting any awards hereunder shall consist exclusively of a member or members of the Board. A majority of the members of the acting committee shall constitute a quorum. The vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the committee shall constitute action by the committee. The Board also may delegate different levels of authority to one or more officers of the

Company with administrative and grant authority under this Plan to the extent consistent with Section 157 of the Delaware General Corporation Law or any successor provision. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Company or to third parties.

4.6	Bifurcation. Notwithstanding anything to the contrary in this Plan, the provisions of this Plan may at any time be bifurcated by the Board or the Administrator in any manner so that provisions of any award agreement (or this Plan) intended or required in order to satisfy the applicable requirements of Rule 16b-3 or Section 162(m), to the extent permitted thereby, are applicable only to persons subject to those provisions and to those awards to those persons intended to satisfy the requirements of the applicable legal restriction.

5.	Awards.

5.1	Type and Form of Awards. All awards shall be evidenced in writing, substantially in the form approved by the Administrator, and executed on behalf of the Company and, if required by the Administrator, by the recipient of the award. The Administrator may authorize any officer (other than the particular recipient) to execute any or all agreements memorializing any grant of an award by the Administrator under this Plan.

The types of awards that the Administrator may grant include, but are not limited to, any of the following, on an immediate or deferred basis, either singly, or in tandem or in combination with or in substitution for, other awards of the same or another type (subject in each case, to the no repricing provisions of Section 4.3): (i) Common Shares, (ii) options, warrants, convertible securities, stock appreciation rights (including limited stock appreciation rights), restricted stock, stock units, or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Common Shares, upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof, (iii) any similar securities with a value derived from the value of or related to the Common Shares or other securities of the Company and/or returns thereon, or (iv) cash. Share-based awards may include (without limitation) stock options, stock purchase rights, stock bonuses, stock units (or deferred compensation accounts), stock appreciation rights, limited stock appreciation rights, phantom stock, dividend equivalents, or common shares or preferred shares, any of which may be payable in securities of the Company or cash, and may consist of one or more of such features in any combination. Unless the Administrator otherwise provides, awards under this Section 5.1 to persons described in Section 5.2 that are either granted or become vested, exercisable or payable based on attainment of one or more of the performance goals related to the business criteria identified below, shall be deemed Performance-Based Awards under Section 5.2. Options intended as ISOs may be granted only employees of the Company or one of its subsidiaries (within the meaning of Section 424(f) of the Code).

5.2	Section 162(m) Performance-Based Awards. Without limiting the generality of the foregoing, any of the types of awards listed in Section 5.1 above may be, and options and SARs granted to officers and employees with an exercise price not less than fair market value at the date of grant (“Qualifying Options”) typically will be, granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) (“Performance-Based Awards”). The grant, vesting, exercisability or payment of Performance-Based Awards may depend (or, in the case of Qualifying Options, may also depend) on any one or more of the following business criteria: Accounts/Payable days payable outstanding (DPO), Accounts/Receivable days sales outstanding (DSO), debt, debt to EBITDA, EBIT, EBITDA, EPS, EVA, expense reduction, free cash flow, gross margin, interest coverage, inventory, inventory turns, net earnings, operating cash flow, operating income, pre-tax margin, return on assets, return on capital/return on invested capital, return on equity, sales/revenue, stock price appreciation, and working capital improvement, as defined further in Appendix A, in each case relative to a preestablished targeted level or levels (the “performance goals”), on an absolute or relative basis or ratio with other performance-based business criteria, either as reported currency or constant currency, pre-tax or after-tax, before or after special charges, for the Company on a consolidated basis or for one or more subsidiaries, segments, divisions or business units, or any combination of the foregoing. The applicable performance period may range from one to five years. These terms are used as applied under generally accepted accounting principles (if applicable) and in the Company’s financial reporting. The specific performance goals in respect of Performance-Based Awards other than Qualifying Options must be approved by the Administrator in advance of any applicable deadlines under Section 162(m) and while the performance relating to those goals remains substantially uncertain within the meaning thereof.

5.2.1	Class. The eligible class of persons for awards under this Section 5.2 shall be executive officers of the Company and, in the discretion of the Administrator, other employees of the Company who are designated by the Administrator to receive an award under this Section 5.2 because they may be executive officers of the Company by the time their awards are exercised, vested or paid.

5.2.2	Limits. Grants or awards under this Section 5.2 may be paid in cash or shares or any combination thereof. In no event shall share-based Performance-Based Awards (other than Qualifying Options) granted in any calendar year to any Eligible Person under this Plan relate to more than 500,000 Common Shares per person. In no event shall grants to any Eligible Person under this Plan of awards payable only in cash in any calendar year and not related to shares provide for payment of more than $3,500,000 per person. Awards that are cancelled during the fiscal year shall be counted against these limits only to the extent required by Section 162(m).

5.2.3	Certification of Payment. Except as otherwise permitted under Section 162(m), before any Performance-Based Award (other than Qualifying Options) under this Section 5.2 is paid and to the extent required to qualify the award as performance-based compensation within the meaning of Section 162(m), the Administrator must certify in writing that the performance goal and any other material terms of the Performance-Based Award were in fact timely satisfied.

5.2.4	Reservation of Discretion. The Administrator shall have discretion to determine the conditions, restrictions or other limitations, in accordance with the terms of this Plan and Section 162(m), on the payment of individual Performance-Based Awards under this Section 5.2. The Administrator may reserve by express provision in any award agreement the right to reduce the amount payable in accordance with any standards or on any other basis (including the Administrator’s discretion), as the Administrator may impose.

5.2.5	Adjustments. Performance goals or other features of an award under this Section 5.2 may provide that they (i) shall be adjusted to reflect a change in corporate capitalization, a corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing) or a complete or partial corporate liquidation, or (ii) shall be calculated either without regard for or to reflect any change in accounting policies or practices affecting the Company and/or the business criteria or performance goals or targets, or (iii) shall be adjusted for any other circumstances or event, or (iv) any combination of (i) through (iii), but only to the extent in each case that such adjustment or determination in respect of Performance-Based Awards would be consistent with the requirements of Section 162(m) to qualify as performance-based compensation. An award that is intended to satisfy the requirements of this Section 5.2 shall be considered a Performance-Based Award.

5.2.6	Expiration of Grant Authority. As required pursuant to Section 162(m), the Administrator’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Qualifying Options) shall terminate upon the first meeting of the Company’s stockholders that occurs in the fifth year following the year in which the Company’s stockholders first approve this Plan, subject to any subsequent extension that may be approved by stockholders.

5.3	Consideration for Shares or Awards. The purchase price for any award granted under this Plan or the Common Shares to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, services rendered by the recipient of such award, but shall not be issued for less than the minimum lawful consideration. Awards may be payable in cash, stock or other consideration or any combination thereof, as the Administrator shall designate in or (except as required by Section 5.2) by amendment to the award agreement.

5.4	Option/SAR Pricing Limits. The purchase price per share of the Common Shares covered by any option or the base price of any SAR shall be determined by the Administrator at the time of the grant, but shall not be less than 100% of the fair market value of the Common Shares on the date of grant. That is, “premium” option or SAR grants are permitted but so-called “discount” option or SAR grants are not permitted.

5.5	Term Limits. Any option, SAR, warrant or similar right shall expire and any other award shall vest not more than 7 years after the date of grant, except for awards payable upon or after termination of services or after a fixed date if the award vests within (or the first payment occurs within) the 7-year period after the date of grant. An award may be converted or convertible, notwithstanding the foregoing limits, into or payable in, specified securities or another award that otherwise satisfies the requirements of this Plan.

5.6	Transfer Restrictions. Unless otherwise expressly provided in (or pursuant to) this Section 5.6, by applicable law and by the award agreement, as the same may be amended, (i) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (ii) awards shall be exercised only by the holder; and (iii) amounts payable or shares issuable pursuant to an award shall be delivered only to (or for the account of) the holder. Under no circumstances shall any award be transferable for consideration (other than nominal consideration).

5.6.1	Exceptions by Administrator Action. The Administrator by express provision in the award or an amendment thereto may permit an award to be transferred to, exercised by and paid to certain persons or entities related to the participant, including but not limited to members of the participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Administrator, pursuant to such conditions and procedures as the Administrator may establish. Any permitted transfer shall be subject to the condition that the Administrator receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes and would not adversely affect the Company’s ability to use Form S-8 to register under the Securities Act of 1933 the offer and sale of securities under this Plan and on a basis consistent with the incentive purposes of the award and this Plan. Notwithstanding the foregoing, awards intended as ISOs or restricted stock awards for purposes of the Code shall be subject to any and all additional transfer restrictions necessary to preserve their status as ISOs or restricted shares, as the case may be, under the Code.

5.6.2	Exclusions. The exercise and transfer restrictions in this Section 5.6 shall not apply to:

(a)	transfers to the Company (for example, in connection with the expiration or termination of the award),

(b)	the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(c)	transfers pursuant to a domestic relations order (if approved or ratified by the Administrator), if (in the case of ISOs) permitted by the Code,

(d)	if the participant has suffered a disability, permitted transfers to or exercises on behalf of the holder by his or her legal representative, or

(e)	the authorization by the Administrator of “cashless exercise” procedures with third parties who finance or who otherwise facilitate the exercise of awards consistent with applicable laws and the express authorization of the Administrator.

5.7	Tax Withholding. Upon any exercise, vesting, or payment of any award or upon the disposition of Common Shares acquired pursuant to the exercise of an ISO prior to the satisfaction of the holding period requirements of Section 422 of the Code, the Company shall have the right at its option to:

(a)	require the recipient (or his or her heirs, personal representatives or beneficiaries, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Company or any subsidiary may be required to withhold with respect to such transaction; or

(b)	deduct from any amount payable in cash the minimum amount of any taxes which the Company or any subsidiary may be required to withhold with respect to such cash amount.

In any case where a tax is required to be withheld in connection with the delivery of Common Shares under this Plan, the Administrator may require or may permit (either at the time of the award or thereafter) the holder the right to offset, pursuant to such rules and subject to such conditions as the Administrator may establish, the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares valued at their then fair market value, to satisfy the minimum amount of any taxes which the Company or any subsidiary may be required to withhold with respect to such transaction. In no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law.

5.8	Cash Awards. The Administrator shall have the express authority to pay awards in cash under this Plan, whether in lieu of, in addition to or as part of another award.

5.9	Restricted Stock Vesting Limitation. Subject to acceleration pursuant to Section 7 and subject to the Committee’s authority to accelerate vesting pursuant to Section 4.3 (such as in connection with a termination of employment due to death, disability or retirement), a restricted stock award granted pursuant to the Plan shall not initially have an intended vesting schedule that is materially shorter than a schedule of pro-rata vesting over a period of not less than three years; provided that a restricted stock award may initially be granted with only a one-year time-based vesting schedule if the vesting of the award is also subject to the attainment of one or more performance-based conditions.

5.10	Definition of Fair Market Value. For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price of a Common Share as reported on the composite tape for securities listed on the New York Stock Exchange (the “Exchange”) for the date in question or, if no sales of Common Shares were made on the Exchange on that date, the closing price of a Common Share as reported on said composite tape for the next preceding day on which sales of Common Shares were made on the Exchange. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the last closing price of a Common Share as reported on the composite tape for securities listed on the Exchange on the last trading day preceding the date in question or the average of the high and low trading prices of a Common Share as reported on the composite tape for securities listed on the Exchange for the date in question or the most recent trading day. If the Common Shares are no longer listed or are no longer actively traded on the Exchange as of the applicable date, the fair market value of the Common Shares shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

5.11	Dividend Equivalents. The Administrator may grant dividend equivalent rights either as a separate award or in connection with any award granted under this Plan; provided, however, that dividend equivalent rights may not be granted in connection with any option or SAR granted hereunder; and provided, further, that as to any dividend equivalent rights granted in connection with a restricted stock or restricted stock unit award granted under this Plan that is subject to performance-based vesting requirements, no payment shall be made with respect to such dividend equivalent rights unless the related performance-based vesting conditions of such award are satisfied.

6.	Term of Plan.

No award shall be granted under this Plan after the close of business on the day before the tenth anniversary of the Effective Date (as defined in Section 9 below). After that date, this Plan shall continue in effect as to then outstanding awards. Any then outstanding award may be amended thereafter in any manner that would have been permitted earlier, except that no such amendment (other than an adjustment pursuant to Section 7) shall increase the number of shares subject to, comprising or referenced in the award or, with respect to options and SARs, constitute a repricing as contemplated by the last sentence of Section 4.3.

7.	Adjustments; Change in Control.

7.1	Change in Control; Acceleration and Termination of Awards. Unless prior to a Change in Control Event (as defined below) the Administrator determines that, upon its occurrence, benefits under any or all awards will not accelerate or determines that only certain or limited benefits under any or all awards will be accelerated and the extent to which they will be accelerated, and/or establishes a different time in respect of such Change in Control Event for such acceleration, then upon the occurrence of a Change in Control Event

(a)	each option and stock appreciation right will become immediately exercisable,

(b)	restricted stock (whether subject to time- and/or performance-based vesting conditions) will immediately vest free of restrictions,

(c)	each award under Section 5.2 shall become payable to the participant, and

(d)	each stock unit award (whether subject to time- and/or performance-based vesting conditions) shall be fully vested and shall become payable to the participant.

The Administrator may override the limitations on acceleration in this Section 7.1 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. Any acceleration of awards will comply with applicable legal and regulatory requirements (including, without limitation, Section 422 of the Code with respect to ISOs). The Administrator may deem an acceleration to occur prior to the applicable event and reinstate the original terms of an award if the event giving rise to the acceleration does not occur. In the case of an award that constitutes deferred compensation subject to Section 409A of the Code, the award shall be subject to the foregoing accelerated vesting provisions; provided, however, that as to the actual payment of the award, the terms and conditions of the award shall continue to control to the extent that payment of the award in connection with the Change in Control Event would result in the award being subject to any interest, tax or penalty under Section 409A.

If any option or other right to acquire Common Shares under this Plan has been fully accelerated as required by this Plan (or is otherwise fully vested and exercisable) but is not exercised prior to (i) a dissolution of the Company, or (ii) an event described in this Section 7.1 that the Company does not survive, or (iii) the consummation of an event described in Section 7.2 involving a Change in Control Event approved by the Board, such option or right will terminate, subject to any provision that has been expressly made by the Administrator or the Board through a plan of reorganization approved by the Board or otherwise for the survival, substitution, assumption, exchange or other settlement of such option or right.

“Change in Control Event” shall mean the following for purposes of this Plan and shall be deemed to occur if any of the following events occur:

(a)	Any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than an employee benefit plan of the Company, or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of the Company’s then outstanding voting securities, provided that, no Change in Control Event shall be deemed to occur solely because a corporation (the “seller”) owns 15% or more of the Company’s voting securities if such ownership is only a transitory step in a reorganization whereby the Company purchases the assets of the seller for Company voting securities and the seller liquidates shortly thereafter;

(b)	A change in the Board or its members such that individuals who, as of the later of the Effective Date (as defined below) or the date that is two years prior to such change (the later of such two dates is referred to as the “Measurement Date”), constitute the Company’s Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Measurement Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be considered as though such person were a member of the Company’s Incumbent Board;

(c)

Consummation of a merger or consolidation with any other corporation, other than (A) a merger or consolidation which would result in the Company’s voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) more than 85% of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires 15% or more of the combined voting power of the Company’s then outstanding voting securities; or

(d)	Complete liquidation of the Company or consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the preceding sentence, a Change in Control Event shall not be deemed to have occurred if the “person” described in the preceding sentence is an underwriting syndicate which has acquired the ownership of 15% or more of the combined voting power of the Company’s then outstanding voting securities solely in connection with a public offering of the Company’s securities. If, after any of the events deemed to constitute a Change in Control Event occurs, the transaction approved by the stockholders does not actually transpire, the Change in Control Event will be retroactively deemed not to have occurred.

7.2	Adjustments. Upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Shares; or any exchange of Common Shares or other securities of the Company, or any similar, unusual or extraordinary corporate transaction in respect of the Common Shares; then the Administrator shall equitably and proportionately adjust (1) the number and type of Common Shares (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of Common Shares (or other securities or property) subject to any outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.

Unless otherwise expressly provided in the applicable award agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding paragraph or a sale of all or substantially all of the business or assets of the Company as an entirety, the Administrator shall equitably and proportionately adjust the performance standards applicable to any then-outstanding performance-based awards to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding performance-based awards.

It is intended that, if possible, any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code, Section 409A of the Code and Section 162(m) of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

Without limiting the generality of Section 4.4, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.2, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

Upon the occurrence of any of the following: any merger, combination, consolidation, or other reorganization; any exchange of Common Shares or other securities of the Company; a sale of all or substantially all the business, stock or assets of the Company; a dissolution of the Company; or any other event in which the Company does not survive (or does not survive as a public company in respect of its Common Shares); then the Administrator may make provision for a cash payment in settlement of, or for the assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Shares of the Company upon or in respect of such event. The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, stock appreciation rights or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess (if any) of the per share amount payable upon or in respect of such event over the exercise or base price of the award.

8.	Amendment and Termination of Plan and Awards.

Except as otherwise provided below, the Board may amend or terminate this Plan at any time and in any manner. No amendment or termination of the Plan or amendment of any outstanding award agreement shall deprive in any material respect the holder, without the consent of the holder, of any of his or her rights or benefits under or with respect to the award. Stockholder approval for an amendment shall not be required unless stockholder approval of the amendment is required as a matter of applicable law or listing agency rule. Adjustments contemplated by Section 7 shall not be deemed to constitute a change or amendment requiring stockholder approval or the consent of award holders. As contemplated by the last sentence of Section 4.3, the Board shall not reprice any option or SAR (other than an adjustment pursuant to Section 7) without stockholder approval of the repricing.

9.	Effective Date; Stockholder Approval.

This Plan shall be effective as of the date of its approval by the Board (the “Effective Date”), subject to the approval of this Plan by the requisite vote of stockholders at the Company’s 2007 annual meeting of stockholders.

10.	Legal Matters.

10.1	Compliance and Choice of Law; Severability. This Plan, the granting and vesting of awards under this Plan and the issuance and delivery of Common Shares and/or the payment of money under this Plan or under awards granted hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities and banking laws) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the state of incorporation of the Company. If any provision shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

10.2	Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Shares, under any other plan or authority.

10.3	No Employment Contract. Nothing contained in this Plan (or in any other documents relating to this Plan or to any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Company or constitute any contract or agreement of employment or other service, nor shall interfere in any way with the right of the Company to change such person’s compensation or other benefits or to terminate the employment of such person, with or without cause.

10.4	Construction. This Plan shall be construed and interpreted to comply with Section 409A of the Code.

10.5	Recoupment of Awards. Notwithstanding any other provision herein or in any award agreement, awards granted or paid under this Plan shall be subject to recoupment by the Company pursuant to the Beckman Coulter, Inc. Policy on Recoupment of Compensation.

APPENDIX A

PERFORMANCE-BASED BUSINESS CRITERIA

The business criteria in Section 5.2 of the Plan shall have the meanings set forth below, in each case as reported in the earnings releases of the Company or applicable subsidiary, division, segment, or unit (“earnings releases”).

Accounts/Payable Days Payable Outstanding (DPO) means accounts payable divided by cost of sales times the number of days.

Accounts/Receivable Days Sales Outstanding (DSO) means trade accounts receivable (A/R) (net of reserves) divided by latest historical days Sales.

Debt means all accounts classified as such in the financial statements.

Debt to EBITDA means the ratio of Debt to EBITDA.

EBIT means Net Earnings before interest expense and taxes, which may be adjusted for special charges, if any.

EBITDA means Net Earnings before interest expense, taxes, depreciation and amortization, which may be adjusted for special charges, if any.

EPS means Net Earnings divided by the weighted average number of common shares outstanding. The shares outstanding may be adjusted to include the dilutive effect of stock options, restricted stock and other dilutive financial instruments as required by generally accepted accounting principles.

EVA means operating profit after tax (OPAT) (which is defined as Net Earnings after tax but before tax adjusted interest income and expense and goodwill amortization), less a charge for the use of capital (average total capital as such term is used below under “Return on Capital”). Net Earnings may be adjusted for special charges and acquisition activity costs, if any. The charge for capital is the percentage cost of capital times the average total capital. The cost of capital is the weighted average cost of capital as calculated for the Company.

Expense Reduction means reduction in actual expense or an improvement in the expense to Sales ratio compared to a target or prior year actual expense to Sales ratio, which may be adjusted for special charges, if any.

Free Cash Flow means net cash from operating activities as defined in the statement of cash flows less spending on capital expenditures.

Gross Margin means Revenue minus cost of good sold, divided by Revenue.

Interest Coverage means the ratio of EBITDA to interest expense. Net Earnings may be adjusted for special charges.

Inventory means raw materials, work-in-progress, parts, and finished goods that are considered to be part of the business’ assets.

Inventory Turns means the ratio of total cost of goods sold on a historical basis to average net inventory. This ratio may be adjusted for special charges, if any.

Net Earnings means the difference between total Sales and total costs and expenses, including income taxes.

Operating Income means Revenue minus cost of goods sold and operating expenses.

Operating Cash Flow means the net cash provided by operating activities less net cash used by operating activities as shown on the statement of cash flows. The numbers relating to the foregoing may be adjusted for special charges, if any.

Pre-Tax Margin means the ratio of earnings before income taxes to Sales. Earnings may be adjusted for special charges for comparative purposes.

Return on Assets means the ratio of Net Earnings to total average assets including goodwill. Earnings may be adjusted for special charges and goodwill amortization for comparative purposes.

Return on Capital/Return on Invested Capital means (Earnings before interest expense but after taxes) divided by (total assets less cash less current liabilities)

Return on Equity means Net Earnings divided by average total equity. Net Earnings may be adjusted for special charges, if any.

Sales/Revenue means sales, service and rental income from third parties net of discounts, returns and allowances.

Stock Price Appreciation means an increase, or an average annualized increase, in the stock price or market value of the Common Stock of the Company after purchase of, or the date of grant of, an award or above a specified stock price.

Working Capital Improvement means the net change in current assets less current liabilities over the applicable period or the reduction in the current ratio (current assets divided by current liabilities), excluding changes in cash and cash equivalents, and current deferred income taxes.

BECKMAN COULTER

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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on Thursday, April 23, 2009.

Vote by Internet

Vote by telephone

Annual Meeting Proxy Card

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1. Election of Directors - Terms Expiring in 2013.

	For	Withhold		For	Withhold
01 - Peter B. Dervan	☐	☐	02 - Scott Garrett	☐	☐
03 - Susan R. Nowakowski	☐	☐	04 - Glenn S. Schafer	☐	☐

You can submit your proxy by mail or telephone or via the Internet anytime prior to Thursday, April 23, 2009 (see following paragraph for deadline to instruct the Trustee for the Savings Plan). You should indicate if you plan to attend the meeting in the box provided if you submit by mail or when prompted if you use the telephone or Internet method.

If shares are held on your behalf under the Beckman Coulter Savings Plan, this proxy serves to provide instructions to the plan trustee who then votes the shares. Instructions must be received by Monday, April 20, 2009 to be included in the tabulation for the Trustee's vote. If no instructions are received, your shares will not be voted. You will not receive a separate proxy card for these shares.

If you receive more than one set of proxy materials from the Company, please act promptly on each set you receive. If you return multiple cards by mail, you may use the same return envelope. If you use the Internet or telephone to provide instructions or grant a proxy, you must have each proxy/voting instruction card in hand.

Please date and sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

<STOCK#> 0105YC

BECKMAN COULTER

Admission Ticket

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

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Electronic Voting Instructions

You Available can vote 24 hours by Internet a day, or 7 days telephone! a week!

methods Instead of outlined mailing below your proxy, to vote you your may proxy. choose one of the two voting VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

1:00 Proxies a.m. submitted , Central Time, by the on Internet Thursday, or telephone April 23, 2009. must be received by

Vote by Internet

• Log on to the Internet and go to www.envisionreports.com/bec

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

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3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3

A Proposals — The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

1. Election of Directors—Terms Expiring in 2013.

For Withhold

For Withhold

01—Peter B. Dervan

03—Susan R. Nowakowski

02—Scott Garrett

04—Glenn S. Schafer

For Against Abstain

2. Ratification of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2009.

3. Amendment of the Company’s 2007 Long-Term Incentive Plan.

You should can indicate submit if your you proxy plan to by attend mail or the telephone meeting in or the via box the Internet provided anytime if you submit prior to by Thursday, mail or when April prompted 23, 2009 if (see you following use the telephone paragraph or for Internet deadline method. to instruct the Trustee for the Savings Plan). You Monday, If shares April are held 20, 2009 on your to be behalf included under in the the Beckman tabulation Coulter for the Trustee’s Savings Plan, vote. this If no proxy instructions serves are to provide received, instructions your shares to the will plan not be trustee voted. who You then will not votes receive the shares. a separate Instructions proxy card must for be these received shares. by If you you use receive the Internet more than or telephone one set of to proxy provide materials instructions from or the grant Company, a proxy, please you must act promptly have each on proxy/voting each set you instruction receive. If card you in return hand. multiple cards by mail, you may use the same return envelope. If

Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below please Please give date full and title. sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

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<STOCK#> 0105YC

BECKMAN COULTER

PROXY/VOTING INSTRUCTION CARD — BECKMAN COULTER, INC.

Proxy Solicited by Board of Director for Annual Meeting of Stockholders Beckman Coulter, Inc., 11800 S.W. 147th Avenue, Miami, Florida 33196 Thursday, April 23, 2009, 10:00 A.M. E.T.

The undersigned hereby authorizes and appoints Robert G. Funari and Glenn S. Schafer, and each of them, as true and lawful agents and proxies with power to act without the other and with full power of substitution in each, to represent the undersigned as indicated on the reverse side hereof, to vote all the shares of Beckman Coulter Common Stock which the undersigned is entitled to vote, and to vote upon, in their discretion, all other matters as may come before the 2009 Annual Meeting of Stockholders or any adjournments or postponements thereof.

This card provides voting instructions as applicable, to (1) the appointed proxies for shares held of record by the undersigned including shares, if any, held under the Beckman Coulter Dividend Reinvestment Plan and (2) the Trustee for shares, if any, held on behalf of the undersigned in the Beckman Coulter Savings Plan.

You are encouraged to specify your choices by marking the appropriate box (SEE REVERSE SIDE). You need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation, in which case you need only sign, date, and return the card. If you submit your proxy by telephone or via the internet, you need not return the card.

Receive Proxy Materials Electronically

With your consent, we will send all future proxy voting materials to you by e-mail. To enroll to receive future proxy materials on-line if you are a registered holder, please go to www.computershare.com/us/ecomms.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

ATTENTION

TRUSTEE VOTING INSTRUCTION INFORMATION BENEFIT EQUITY TRUST

Please provide your instructions to the Trustee promptly. All instructions must be received by Monday, April 20, 2009 to be included in the tabulation for the Trustee’s vote.

The Benefit Equity Trust was established to assist Beckman Coulter, Inc. in meeting its stock-based obligations. You do not have any interests, entitlements, claims, ownership or beneficial ownership in any stock or other assets of the Beckman Coulter Benefit Equity Trust. However, pursuant to the terms of the trust, we as trustee hereby request your assistance as a recent participant in the Beckman Coulter Employees’ Stock Purchase Plan by directing the vote of the Trust’s holdings of Beckman Coulter Common Stock.

All Beckman Coulter Common Stock shares held in the trust will be voted by Wells Fargo Bank, N.A., as trustee, and the vote will be in the same proportions as the number of instructions received by us. Accordingly, we are looking forward to your assistance in providing us with your voting preferences. Your voting instructions will be kept confidential.

WELLS FARGO BANK, N.A., TRUSTEE

Beckman Coulter, Inc. Benefit Equity Trust

The Board of Directors of Beckman Coulter has solicited a proxy from Wells Fargo Bank, N.A., as Trustee for the Beckman Coulter Benefit Equity Trust, on matters presented at the Beckman Coulter Annual Meeting of Stockholders, Thursday, April 23, 2009, and any adjournments or postponements thereof. The undersigned directs the Trustee on the matters shown on the reverse side hereof.

SEE REVERSE SIDE